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TABLE OF CONTENTS 3

Exhibit 10.1

EXECUTION COPY

$400,000,000

CREDIT AGREEMENT

Dated April 12, 2011

Among

MOLSON COORS BREWING COMPANY

THE BORROWING SUBSIDIARIES PARTY HERETO

THE LENDERS PARTY HERETO

DEUTSCHE BANK AG NEW YORK BRANCH
As Administrative Agent

DEUTSCHE BANK AG, CANADA BRANCH
As Canadian Administrative Agent

BANK OF AMERICA, N.A.
As Syndication Agent

DEUTSCHE BANK SECURITIES INC. and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
As Joint Lead Arrangers and Joint Bookrunners

i

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EXHIBITS:
Exhibit A	Form of Borrowing Request
Exhibit B-1	Form of Borrowing Subsidiary Agreement
Exhibit B-2	Form of Borrowing Subsidiary Termination
Exhibit C	Form of Assignment and Assumption
Exhibit D	Mandatory Costs Rate
Exhibit E	Form of Subsidiary Guarantee Agreement
Exhibit F-1	Form of Opinion of Secretary of the Company
Exhibit F-2	Form of Opinion of US Counsel to the Company
Exhibit F-3	Form of Opinion of Canadian Counsel to the Company
Exhibit F-4	Form of Opinion of Nova Scotia Counsel to the Company
Exhibit F-5	Form of Opinion of UK Counsel to the Company
Exhibit G	Form of Issuing Bank Agreement

iii

  CREDIT AGREEMENT dated as of April 12, 2011 among MOLSON COORS BREWING COMPANY, a Delaware corporation; MOLSON COORS BREWING COMPANY (UK) LIMITED, MOLSON CANADA 2005, MOLSON COORS CANADA INC. and MOLSON COORS INTERNATIONAL LP, each a subsidiary of the Company; the LENDERS party hereto; DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent and Issuing Bank; and DEUTSCHE BANK AG, CANADA BRANCH, as Canadian Administrative Agent; and Bank of Montreal and The Toronto-Dominion Bank as Issuing Bank.

        The Borrowers have requested that the Lenders establish the credit facility provided for herein in an aggregate initial principal amount of US$400,000,000. The proceeds of the Loans and B/A Drawings made hereunder will be used to refinance and replace the Existing Credit Agreement, and, after such refinancing, for general corporate purposes of the Company and the Subsidiaries. The Lenders are willing to establish such credit facility upon the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I
Definitions

        SECTION 1.01.    Defined Terms.    As used in this Agreement, the following terms have the meanings specified below:

        "ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

        "Adjusted LIBO Rate" means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period divided by (b) 1.00 minus the Statutory Reserves (other than reserves to the extent covered by Section 2.20) applicable to such Eurocurrency Borrowing.

        "Adjusted Global Tranche Percentage" means any Lender's Global Tranche Percentage adjusted to exclude from the calculation thereof the Commitment of any Defaulting Lender. If the Commitments have terminated, the Adjusted Global Tranche Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender's status as a Defaulting Lender at the time of determination.

        "Adjusted Tranche Percentage" means an Adjusted Global Tranche Percentage or an Adjusted US/UK Tranche Percentage, as applicable.

        "Adjusted US/UK Tranche Percentage" means any Lender's US/UK Tranche Percentage adjusted to exclude from the calculation thereof the Commitment of any Defaulting Lender. If the Commitments have terminated, the Adjusted US/UK Tranche Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender's status as a Defaulting Lender at the time of determination.

        "Administrative Agent" means Deutsche Bank AG New York Branch, in its capacity as administrative agent for the Lenders hereunder, or any successor administrative agent appointed in accordance with Article IX.

        "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

        "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

        "Agents" means, collectively, the Administrative Agent and the Canadian Administrative Agent.

        "Alternate Base Rate" means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of

1% and (c) the Adjusted LIBO Rate for a Eurocurrency Loan with a one-month Interest Period commencing on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

        "Alternative Currency" means any currency other than US Dollars.

        "Applicable Agent" means (a) with respect to (i) a Loan to or Borrowing by the Company, a US Borrowing Subsidiary or a UK Borrowing Subsidiary, (ii) a Letter of Credit issued for the account of the Company or a US Borrowing Subsidiary or (iii) any payment hereunder that does not relate to a particular Loan or Borrowing, the Administrative Agent and (b) with respect to (i) a Loan to or Borrowing by a Canadian Borrowing Subsidiary, (ii) a B/A or (iii) a Letter of Credit issued for the account of a Canadian Borrowing Subsidiary, the Canadian Administrative Agent.

        "Applicable Canadian Pension Legislation" means, at any time, any Canadian pension legislation then applicable to any Canadian Borrowing Subsidiary, including all regulations made thereunder, and all rules, regulations, rulings and interpretations made or issued by any Governmental Authority having or asserting jurisdiction in respect thereof, excluding, all such legislation, rules, regulations, rulings and interpretations applicable to the Canada Pension Plan, the Quebec Pension Plan and any other similar plan established and maintained by any Governmental Authority.

        "Applicable Creditor" has the meaning set forth in Section 10.14(b).

        "Applicable Rate" means, for any day, with respect to any Eurocurrency Loan or B/A Drawing, or with respect to the facility fees or letter of credit participation fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption "Eurocurrency and B/A Drawing Rate", "Facility Fee Rate" or "Letter of Credit Participation Fee Rate", as the case may be, based upon the ratings by S&P and Moody's, respectively, applicable on such date to the Index Debt on such date:

Index Debt Ratings (S&P/Moody's):	Eurocurrency and B/A Drawing Rate	Facility Fee Rate	Letter of Credit Participation Fee Rate
Category 1 A-/A3 or above	0.625%	0.125%	0.625%
Category 2 BBB+/Baa1	0.725%	0.150%	0.725%
Category 3 BBB/Baa2	0.950%	0.175%	0.950%
Category 4 BBB-/Baa3	1.175%	0.200%	1.175%
Category 5 BB+/Ba1	1.600%	0.275%	1.600%
Category 6 Below BB+/Ba1	2.150%	0.350%	2.150%

        For purposes of the foregoing, (i) if either Moody's or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 6; (ii) if the ratings established or deemed to have been established by Moody's and S&P for the Index Debt shall fall (A) in different Categories but each such rating shall be in a Category at or above Category 5, the Applicable Rate shall be based on the higher of the two ratings, unless one of the ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category next below that of the higher of the two ratings, and (B) in different Categories and at least one of such ratings shall be in Category 6, the Applicable Rate shall be determined by reference to the lower of the two ratings; and (iii) if the ratings established or deemed to have been established by Moody's and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody's or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Company to the Administrative Agent and the Lenders pursuant to Section 5.01(f) hereof or otherwise. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody's or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, or if either such rating agency shall not have in effect a rating for the Index Debt notwithstanding the Company's good faith efforts to cause such a rating to be in effect, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating of the other rating agency or, if there shall be no such rating, the ratings of Moody's and S&P most recently in effect.

        "Assignment and Assumption" means an Assignment and Assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit C or any other form approved by the Administrative Agent.

        "Attributable Debt" means, with respect to any Sale-Leaseback Transaction, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such Sale-Leaseback Transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items which do not constitute payments for property rights) during the remaining term of the lease included in such Sale-Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease which is terminable by the lessee upon the payment of a penalty, the Attributable Debt shall be the lesser of the Attributable Debt determined assuming termination upon the first date such lease may be terminated (in which case the Attributable Debt shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the Attributable Debt determined assuming no such termination.

        "B/A" means a bill of exchange, including a depository bill issued in accordance with the Depository Bills and Notes Act (Canada), denominated in Canadian Dollars, drawn by a Canadian Borrowing Subsidiary and accepted by a Global Tranche Lender in accordance with the terms of this Agreement.

        "B/A Drawing" means B/As accepted and purchased on the same date and as to which a single Contract Period is in effect, including any B/A Equivalent Loans made on the same date and as to which a single Contract Period is in effect.

        "B/A Equivalent Loan" is defined in Section 2.05(k).

        "Board" means the Board of Governors of the Federal Reserve System of the United States of America.

        "Borrower" means the Company or any Borrowing Subsidiary.

        "Borrowing" means Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

        "Borrowing Minimum" means (a) in the case of a Borrowing denominated in US Dollars, $5,000,000, (b) in the case of a Borrowing denominated in Canadian Dollars, Cdn.$5,000,000, (c) in the case of a Borrowing denominated in Sterling, £5,000,000 and (d) in the case of a Borrowing denominated in Euro, €5,000,000.

        "Borrowing Multiple" means (a) in the case of a Borrowing denominated in US Dollars, $1,000,000, (b) in the case of a Borrowing denominated in Canadian Dollars, Cdn.$1,000,000, (c) in the case of a Borrowing denominated in Sterling, £1,000,000 and (d) in the case of a Borrowing denominated in Euro, €1,000,000.

        "Borrowing Request" means a request by a Borrower for a Borrowing in accordance with Section 2.03 in the form of Exhibit A hereto.

        "Borrowing Subsidiary" means the Initial Borrowing Subsidiaries and any other Subsidiary that has been designated as a Borrowing Subsidiary pursuant to Section 2.19, in each case to the extent any such Borrowing Subsidiary has not ceased to be a Borrowing Subsidiary as provided in Section 2.19.

        "Borrowing Subsidiary Agreement" means a Borrowing Subsidiary Agreement substantially in the form of Exhibit B-1.

        "Borrowing Subsidiary Termination" means a Borrowing Subsidiary Termination substantially in the form of Exhibit B-2.

        "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that, (a) when used in connection with (i) a Eurocurrency Loan, (ii) a Loan denominated in Sterling or Euro or (iii) a Loan made to a UK Borrowing Subsidiary, the term "Business Day" shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market, (b) when used in connection with (i) a Loan denominated in Canadian Dollars or made to a Canadian Borrowing Subsidiary, (ii) a B/A or (iii) a Letter of Credit issued for the account of a Canadian Borrowing Subsidiary, the term "Business Day" shall also exclude any day that is not a day on which banks are open for dealings in deposits in Canadian Dollars in both Toronto and Montreal and (c) when used in connection with a Loan denominated in Euro, the term "Business Day" shall also exclude any day on which the TARGET payment system is not open for the settlement of payments in Euro.

        "Calculation Date" means the last Business Day of each fiscal quarter of the Company.

        "CAM" means the mechanism for the allocation and exchange of interests in Loans and other extensions of credit under the several Tranches and collections thereunder established under Section 7.02.

        "CAM Exchange" means the exchange of the Lender's interests provided for in Section 7.02.

        "CAM Exchange Date" means the date on which any event referred to in paragraph (h) or (i) of Section 7.01 (other than subclause (vii) of clause (i) of such Section) shall occur in respect of the Company.

        "CAM Percentage" means, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate US Dollar Equivalent (determined on the basis of Exchange Rates prevailing on the CAM Exchange Date) of the Designated Obligations owed to such Lender (whether or not at the time due and payable) and such Lender's participations in undrawn amounts of Letters of Credit immediately prior to the CAM Exchange Date and (b) the denominator shall be the aggregate US Dollar Equivalent (as so determined) of the Designated Obligations owed to all the Lenders

(whether or not at the time due and payable) and the aggregate undrawn amount of all Letters of Credit immediately prior to the CAM Exchange Date.

        "Canadian Administrative Agent" means Deutsche Bank AG, Canada Branch or any successor thereto appointed in accordance with Article IX.

        "Canadian Base Rate" means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greater of (a) the interest rate per annum publicly announced from time to time by the Canadian Administrative Agent as its reference rate in effect on such day at its principal office in Toronto for determining interest rates applicable to commercial loans denominated in Canadian Dollars and made by it in Canada (each change in such reference rate being effective from and including the date such change is publicly announced as being effective) and (b) the interest rate per annum equal to the sum of (i) the CDOR Rate on such day (or, if such rate is not so reported on the Reuters Screen CDOR Page, the average of the rate quotes for bankers' acceptances denominated in Canadian Dollars with a term of 30 days received by the Canadian Administrative Agent at approximately 10:00 a.m., Toronto time, on such day (or, if such day is not a Business Day, on the next preceding Business Day) from one or more banks of recognized standing selected by it) and (ii) 0.50% per annum.

        "Canadian Borrowing Subsidiary" means any Borrowing Subsidiary that is incorporated or otherwise organized under the laws of Canada or any political subdivision thereof.

        "Canadian Dollars" or "Cdn.$" means the lawful money of Canada.

        "Canadian Issuing Bank" means The Toronto-Dominion Bank and each other Lender that has become a Canadian Issuing Bank hereunder as provided in Section 2.04(i), in each case in its capacity as issuer of Global Tranche Letters of Credit for the accounts of Canadian Borrowing Subsidiaries hereunder, and its successors in such capacity as provided in Section 2.04(j). The term "Canadian Issuing Bank" shall also mean Bank of Montreal solely in its capacity as issuer of the Existing Letters of Credit listed on Schedule 2.04(ii). A Canadian Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by its Affiliates, in which case the term "Canadian Issuing Bank" shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

        "Canadian Subsidiary" means any Subsidiary that is incorporated or otherwise organized under the laws of Canada or any political subdivision thereof.

        "Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

        "CDOR Rate" means, on any date, an interest rate per annum equal to the average discount rate applicable to bankers' acceptances denominated in Canadian Dollars with a term of 30 days (for purposes of the definition of "Canadian Base Rate") or with a term equal to the Contract Period of the relevant B/As (for purposes of the definition of "Discount Rate") appearing on the Reuters Screen CDOR Page (or on any successor or substitute page of such Screen, or any successor to or substitute for such Screen, providing rate quotations comparable to those currently provided on such page of such Screen, as determined by the Canadian Administrative Agent from time to time) at approximately 10:00 a.m., Toronto time, on such date (or, if such date is not a Business Day, on the next preceding Business Day).

        "Change in Control" means (a) at any time when the Permitted Holders do not beneficially own Equity Interests representing more than 50% of the aggregate voting power for the election of the board of directors represented by the issued and outstanding Equity Interests of the Company, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), other than any Permitted Holder, of Equity Interests representing more than 30% of the aggregate voting power for the election of the board of directors represented by the issued and outstanding Equity Interests of the Company; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company or a majority in interest of the Permitted Holders nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Company by any Person or group, other than any Permitted Holder (it being agreed that for purposes of this clause (c), no officer of the Company will be deemed to Control the Company by virtue of his or her position as such).

        "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender's or Issuing Bank's holding company, if any) with any request, rule, guideline or directive (whether or not having the force of law, but if not having the force of law, being of a type with which such Person would ordinarily comply) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything in this Agreement to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law" regardless of the date enacted, adopted or issued, other than requests, rules, guidelines or directives under the Dodd-Frank Wall Street Reform and Consumer Protection Act or Basel III that Lenders are required to comply with prior to the date hereof.

        "Class", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Global Tranche Loans, US/UK Tranche Loans or Loans made under Commitments established pursuant to Section 2.08(e) and, when used in reference to any Commitment, refers to whether such Commitment is a US/UK Tranche Commitment, a Global Tranche Commitment or a Commitment established pursuant to Section 2.08(e).

        "Code" means the Internal Revenue Code of 1986, as amended from time to time.

        "Commitment" means a Global Tranche Commitment or a US/UK Tranche Commitment or any combination thereof (as the context requires).

        "Company" means Molson Coors Brewing Company.

        "Consolidated EBITDA" means, for any period, consolidated net income of the Company and the Subsidiaries for such period plus (a) without duplication and to the extent deducted in determining such consolidated net income, the sum of (i) Consolidated Interest Expense for such period, (ii) consolidated income tax expense, franchise taxes and state single business unitary and similar taxes imposed in lieu of income taxes or capital taxes for such period, (iii) all amounts attributable to depreciation and amortization (or other impairment of intangible assets) for such period, (iv) any non-cash charges and non-cash losses (including any write-off of deferred financing costs and the effects of purchase accounting) for such period (provided that any cash payment made with respect to any such non-cash charge or non-cash loss shall be subtracted in computing Consolidated EBITDA during the period in which such cash payment is made), (v) any extraordinary, unusual or non-recurring charges or losses for such period, (vi) all costs, fees and expenses during such period related to any restructuring (including, without limitation, related severance costs, retention bonuses, relocation expenses, expenses related to the closure of facilities and similar costs and expenses), issuance of equity, recapitalization, asset disposition, acquisition or Indebtedness, (vii) all expenses and charges which have been reimbursed by a third party, to the extent such reimbursement has not been included in consolidated net income, (viii) losses realized upon the disposition of property (other than inventory), (ix) expenses, charges and losses associated with the sale or discontinuance of any business operation to the extent such expenses, charges or losses are recorded at or about the time of such sale or discontinuance, (x) to the extent not included in consolidated net income, payments received from business interruption insurance or product recalls and (xi) losses of MillerCoors recognized under equity method accounting, minus (b) without duplication and to the extent included in determining consolidated net income of the Company and the Subsidiaries, the sum of (i) income of MillerCoors recognized under equity method accounting, (ii) any extraordinary, unusual or nonrecurring gains for such period and (iii) gains realized upon the disposition of property (other than inventory), all determined on a consolidated basis in accordance with GAAP, minus (c) to the extent included in determining consolidated net income of the Company and the Subsidiaries, cash distributions received by the Company and the Subsidiaries from MillerCoors, plus (d) without duplication and to the extent not otherwise included in determining consolidated net income of the Company and its Subsidiaries, an amount (which amount may be less than zero) equal to (i) the MillerCoors Average Ownership Percentage for such period multiplied by (ii) the Consolidated MillerCoors EBITDA for such period. In the event that there shall have occurred any acquisition or disposition of a business or a business unit during any period for which Consolidated EBITDA is to be determined, such determination shall be made on a pro forma basis (in accordance with Regulation S-X under the Securities Act of 1933) as if such acquisition or disposition and any related incurrence or repayment of Indebtedness had occurred on the first day of such period.

        "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including (a) the amortization of debt discounts to the extent included in interest expense in accordance with GAAP, (b) the amortization of all fees (including fees with respect to interest rate protection agreements or other interest rate hedging arrangements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense in accordance with GAAP, (c) commissions, discounts and other fees and charges owed in respect of letters of credit to the extent included in interest expense in accordance with GAAP and (d) the portion of any rents payable under capital leases allocable to interest expense in accordance with GAAP.

        "Consolidated MillerCoors EBITDA" means, for any period, consolidated net income of MillerCoors and its subsidiaries for such period plus (a) without duplication and to the extent deducted in determining such consolidated net income, the sum of (i) Consolidated MillerCoors Interest Expense for such period, (ii) consolidated income tax expense, franchise taxes and state single business unitary and similar taxes imposed in lieu of income taxes or capital taxes for such period, (iii) all amounts attributable to depreciation and amortization (or other impairment of intangible assets) for such period, (iv) any non-cash charges and non-cash losses (including any write-off of deferred financing costs and the effects of purchase accounting) for such period (provided that any cash payment made with respect to any such non-cash charge or non-cash loss shall be subtracted in computing Consolidated MillerCoors EBITDA during the period in which such cash payment is made), (v) any extraordinary, unusual or non-recurring charges or losses for such period, (vi) all costs, fees and expenses during such period related to any restructuring (including, without limitation, related severance costs, retention bonuses, relocation expenses, expenses related to the closure of facilities and similar costs and expenses), issuance of equity, recapitalization, asset disposition, acquisition or Indebtedness, (vii) all expenses and charges which have been reimbursed by a third party, to the extent such reimbursement has not been included in consolidated net income, (viii) losses realized upon the disposition of property (other than inventory), (ix) expenses, charges and losses associated with the sale or discontinuance of any business operation to the extent such expenses, charges or losses are recorded at or about the time of such sale or discontinuance and (x) to the extent not included in consolidated net income, payments received from business interruption insurance or product recalls, minus (b) without duplication and to the extent included in determining consolidated net income of the MillerCoors and its subsidiaries, the sum of (i) any extraordinary, unusual or nonrecurring gains for such period and (ii) gains realized upon the disposition of property (other than inventory), all determined on a consolidated basis in accordance with GAAP. In the event that there shall have occurred any acquisition or disposition of a business or a business unit during any period for which Consolidated MillerCoors EBITDA is to be determined, such determination shall be made on a pro forma basis (in accordance with Regulation S-X under the Securities Act of 1933) as if such acquisition or disposition and any related incurrence or repayment of Indebtedness had occurred on the first day of such period.

        "Consolidated MillerCoors Interest Expense" means, for any period, the total interest expense of MillerCoors and its subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including (a) the amortization of debt discounts to the extent included in interest expense in accordance with GAAP, (b) the amortization of all fees (including fees with respect to interest rate protection agreements or other interest rate hedging arrangements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense in accordance with GAAP, (c) commissions, discounts and other fees and charges owed in respect of letters of credit to the extent included in interest expense in accordance with GAAP and (d) the portion of any rents payable under capital leases allocable to interest expense in accordance with GAAP.

        "Consolidated Net Tangible Assets" means, at any time, the aggregate amount of assets (less applicable accumulated depreciation, depletion and amortization and other reserves and other properly deductible items) of the Company and the Subsidiaries, minus (a) all current liabilities of the Company and the Subsidiaries (excluding (i) liabilities that by their terms are extendable or renewable at the option of the obligor to a date more than 12 months after the date of determination and (ii) current maturities of long-term debt) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other intangible assets of the Company and the Subsidiaries, all as set forth in the most recent consolidated balance sheet of the Company and the Subsidiaries delivered pursuant to Section 5.01 (or, prior to the delivery of such first balance sheet pursuant to Section 5.01, pursuant to Section 5.01(a) or (b) of the Existing Credit Agreement.

        "Consolidated Total Debt" means, at any time, an amount equal to (X) all Indebtedness of the Company and the Subsidiaries at such time (other than obligations referred to in clause (i) of the definition of "Indebtedness" and obligations in respect of surety bonds to the extent they support liabilities that do not themselves constitute Indebtedness), net of all cash and cash equivalents of the Company and the Subsidiaries at such time (including any amount on deposit in a Prepayment Account established pursuant to Section 2.10(d)) plus (Y) an amount equal to (i) the MillerCoors Ownership Percentage at such time multiplied by (ii) all Indebtedness of MillerCoors and its subsidiaries at such time (other than obligations referred to in clause (i) of the definition of "Indebtedness" and obligations in respect of surety bonds to the extent they support liabilities that do not themselves constitute Indebtedness), net of all cash and cash equivalents of MillerCoors and its subsidiaries at such time, determined in each case, without duplication, on a consolidated basis in accordance with GAAP.

        "Contract Period" means, with respect to any B/A, the period commencing on the date such B/A is issued and accepted and ending on the date 30, 60, 90 or 180 days thereafter, as the applicable Canadian Borrowing Subsidiary may elect or, to the extent available from all Global Tranche Lenders, such other number of days requested by the applicable Canadian Borrowing Subsidiary (each such election hereunder to be subject to availability); provided that if such Contract Period would end on a day other than a Business Day, such Contract Period shall be extended to the next succeeding Business Day.

        "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

        "DBNY" means Deutsche Bank AG New York Branch.

        "Debtor Relief Laws" means the Bankruptcy Code of the United States of America, the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, Canada or other applicable jurisdictions from time to time in effect.

        "Default" means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both, as set forth in Article VII, would become an Event of Default.

        "Defaulting Lender" means any Lender that (a) other than at the direction or request of any regulatory agency or authority or unless subject to a good faith dispute, has failed to fund any portion of its Loans or participations in Letters of Credit within two Business Days of the date required to be funded by such Lender hereunder, (b) has notified the Company, the Administrative Agent, any Issuing Bank or any Lender in writing that such Lender does not intend or expect to comply with any of its funding obligations under this Agreement, (c) unless subject to a good faith dispute, has failed to confirm in writing to the Administrative Agent upon its request (or at the request of the Company), within three Business Days after such request is received by such Lender (which request may only be made after all conditions to funding have been satisfied, provided that such Lender shall cease to be a Defaulting Lender upon receipt of such confirmation by Administrative Agent), that such Lender will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit, (d) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by such Lender hereunder within two Business Days of the date when due, unless such amount is the subject of a good faith dispute, or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not qualify as a "Defaulting Lender" solely as the result of the acquisition or maintenance of an ownership interest in such Lender or any Person controlling such Lender, or the exercise of control over such Lender or any Person controlling such Lender, by a governmental authority or an instrumentality thereof.

        "Designated Obligations" means all Obligations of the Loan Parties in respect of (a) principal of and interest on the Loans, (b) amounts payable in respect of B/As at the maturity thereof, (c) payments required to be made hereunder in respect of Letters of Credit, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral and (d) facility fees and letter of credit participation fees in respect of this Agreement, in each case regardless of whether then due and payable.

        "Disclosed Matters" means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

        "Discount Proceeds" means, with respect to any B/A, an amount (rounded upward, if necessary, to the nearest Cdn.$.01) calculated by multiplying (a) the face amount of such B/A by (b) the quotient obtained by dividing (i) one by (ii) the sum of (A) one and (B) the product of (x) the Discount Rate (expressed as a decimal) applicable to such B/A and (y) a fraction of which the numerator is the

Contract Period applicable to such B/A and the denominator is 365, with such quotient being rounded upward or downward to the fifth decimal place and .000005 being rounded upward.

        "Discount Rate" means, with respect to a B/A being accepted and purchased on any day, (a) for a Global Tranche Lender which is a Schedule I Lender, (i) the CDOR Rate applicable to such B/A or, (ii) if the discount rate for a particular Contract Period is not quoted on the Reuters Screen CDOR Page, the arithmetic average (as determined by the Canadian Administrative Agent) of the percentage discount rates (expressed as a decimal and rounded upward, if necessary, to the nearest 1/100 of 1%) quoted to the Canadian Administrative Agent by the Schedule I Reference Lenders as the percentage discount rate at which each such bank would, in accordance with its normal practices, at approximately 10:00 a.m., Toronto time, on such day, be prepared to purchase bankers' acceptances accepted by such bank having a face amount and term comparable to the face amount and Contract Period of such B/A, and (b) for a Global Tranche Lender which is a Non-Schedule I Lender, the lesser of (i) the CDOR Rate applicable to such B/A plus 0.10% per annum and (ii) the arithmetic average (as determined by the Canadian Administrative Agent) of the percentage discount rates (expressed as a decimal and rounded upward, if necessary, to the nearest 1/100 of 1%) quoted to the Canadian Administrative Agent by the Non-Schedule I Reference Lenders as the percentage discount rate at which each such bank would, in accordance with its normal practices, at approximately 10:00 a.m., Toronto time, on such day, be prepared to purchase bankers' acceptances accepted by such bank having a face amount and term comparable to the face amount and Contract Period of such B/A.

        "Domestic Subsidiary" means a Subsidiary that is not a Foreign Subsidiary.

        "Effective Date" means the date on which the conditions set forth in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

        "EMU Legislation" means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.

        "Environmental Laws" means all applicable and legally binding laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to environmental or workplace health and safety matters.

        "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

        "Equity Interests" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

        "ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

        "ERISA Event" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

        "Euro" or "€" means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.

        "Eurocurrency", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

        "Event of Default" has the meaning assigned to such term in Section 7.01.

        "Exchange Rate" means on any day, (a) with respect to either Euro or Sterling in relation to US Dollars, the rate at which such currency may be exchanged into US Dollars, as set forth at approximately 11:00 a.m., London time, on such day on the Bloomberg Index WCR page for such currency, or if such rate does not appear on the Bloomberg Index WCR, on the Reuters World Currency Page for such currency (and in the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company; provided that if at the time of any such determination, for any reason, no such rate is being quoted, the Administrative Agent may, after consultation with the Company, use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error), and (b) with respect to Canadian Dollars in relation to US Dollars, the spot rate quoted by the Bank of Canada as its noon spot rate at which Canadian Dollars are exchangeable around noon on such day into US Dollars; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may, after consultation with the Company, use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

        "Excluded Taxes" means, with respect to any Lender, Agent or Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of a Borrower hereunder, (a) income or franchise Taxes imposed on (or measured by) its net income, net profits or capital Taxes by the United States of America (or any political subdivision thereof), or by the jurisdiction under which such recipient is organized or in which its principal office or applicable lending office is located (or any political subdivision thereof), (b) any branch profits Taxes imposed by the United States of America (or any political subdivision thereof) or any similar Tax imposed by any other jurisdiction described in clause (a) above, (c) any withholding Tax that is imposed (other than solely as a result of the operation of the CAM) (i) by the United States of America on payments made by the Company or any US Borrowing Subsidiary, (ii) by the United Kingdom on payments made by any UK Borrowing Subsidiary or (iii) by Canada (or any political subdivision thereof) on payments made by any Canadian Borrowing

Subsidiary, in any case to the extent such Tax (A) is in effect and would apply, including with prospective effect, as of the date (i) such Lender, Agent or Issuing Bank becomes a party to this Agreement or (ii) such other recipient first becomes entitled to receive any payment to be made by or on account of any obligation of a Borrower hereunder or (B) relates to payments received by a Lender Affiliate or a new lending office designated by such Lender and is in effect and would apply at the time such Lender Affiliate or such lending office is designated, in each case except to the extent that such Lender, Agent or Lender Affiliate (or assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from such Borrower with respect to such withholding Tax pursuant to Section 2.16(a) and provided that in the case of a Lender, Agent, Issuing Bank or Lender Affiliate (or assignee, if any) required to complete an application for a reduced withholding tax rate under an applicable income tax treaty with the United Kingdom in order to receive the benefit of such reduced withholding tax rate, the rate of withholding in effect on the date on which such application is approved (in the event such application is in fact approved) shall be deemed to be the rate in effect on the date on which such Lender, Agent, Issuing Bank or Lender Affiliate (or assignee, if any) becomes a party to this Agreement, (d) any United States federal withholding Taxes imposed by FATCA, (e) any withholding Tax that is attributable to any Lender's, Agent's or Issuing Bank's failure to comply with Sections 2.16(e) and/or 2.16(f) and (f) Taxes imposed by any jurisdiction (i) in which such Borrower is not organized or resident for Tax purposes, (ii) through which no payment is made by or on behalf of such Borrower under this Agreement, and (iii) with respect to which there is no other connection between the making of a payment by or on behalf of such Borrower under this Agreement and such jurisdiction that would directly result in the imposition of Taxes by such jurisdiction on that payment.

        "Existing Credit Agreement" means the Credit Agreement dated as of March 2, 2005, as amended, among the Company, Coors Brewing Company, certain other parties thereto, Wachovia Bank, National Association, as administrative agent, issuing bank and swingline lender, Bank of Montreal, as Canadian administrative agent, issuing bank and swingline lender, and the lenders party thereto.

        "Existing Letters of Credit" means the outstanding letters of credit set forth on Schedule 2.04(ii).

        "FATCA" means Sections 1471 through 1474 of the Code, as of the date of this Agreement, or any amendment or revision thereof so long as such amendment or revision is substantially similar to Sections 1471 to 1474 of the Code as of the date of this Agreement, together in each case with any current or future regulations, guidance or official interpretations thereof (including any revenue ruling, revenue procedure, notice or similar guidance issued by the United States Internal Revenue Service).

        "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

        "Financial Officer" means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

        "Foreign Subsidiary" means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any state thereof.

        "GAAP" means generally accepted accounting principles in the United States of America, as construed in accordance with Section 1.04.

        "Global Tranche Borrowing" means a Borrowing comprised of Global Tranche Loans.

        "Global Tranche Commitment" means, with respect to each Global Tranche Lender, the commitment of such Global Tranche Lender to make Global Tranche Loans pursuant to Section 2.01(a), to accept and purchase B/As pursuant to Section 2.05 and to acquire participations in Global Tranche Letters of Credit pursuant to Section 2.04, expressed as an amount representing the maximum aggregate permitted amount of such Global Tranche Lender's Global Tranche Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 10.04. The initial amount of each Global Tranche Lender's Global Tranche Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Global Tranche Lender shall have assumed its Global Tranche Commitment, as applicable. The aggregate amount of the Global Tranche Commitments on the date hereof is US$400,000,000.

        "Global Tranche Credit Exposure" means, on any date, the sum of (a) the aggregate principal amount of the Global Tranche Loans denominated in US Dollars outstanding on such date taking into account any such Loans to be made or repaid on such date, (b) the US Dollar Equivalent on such date of the aggregate principal amount of the Global Tranche Loans denominated in Canadian Dollars, Sterling and Euro outstanding on such date taking into account any such Loans to be made or repaid on such date, (c) the US Dollar Equivalent on such date of the aggregate face amount of the B/As accepted by the Global Tranche Lenders and outstanding on such date taking into account any B/As to be drawn or that mature on such date and (d) the aggregate Global Tranche LC Exposure on such date. The Global Tranche Credit Exposure of any Lender at any time shall be such Lender's Global Tranche Percentage of the total Global Tranche Credit Exposure at such time.

        "Global Tranche LC Exposure" means at any time the sum of (a) the aggregate of the US Dollar Equivalents of the undrawn amounts of all outstanding Global Tranche Letters of Credit at such time and (b) the aggregate of the US Dollar Equivalents of the amounts of all LC Disbursements made pursuant to Global Tranche Letters of Credit that have not yet been reimbursed by or on behalf of the relevant Borrower at such time. The Global Tranche LC Exposure of any Lender at any time shall be such Lender's Global Tranche Percentage of the aggregate Global Tranche LC Exposure.

        "Global Tranche Lender" means a Lender with a Global Tranche Commitment or with outstanding Global Tranche Credit Exposure.

        "Global Tranche Letter of Credit" means an Existing Letter of Credit or a Letter of Credit issued pursuant to Section 2.04(a)(i) for the account of the Company or a US Borrowing Subsidiary or pursuant to Section 2.04(a)(ii) for the account of a Canadian Borrowing Subsidiary and designated in the applicable Borrower's request therefor as a Global Tranche Letter of Credit.

        "Global Tranche Loan" means a Loan made by a Global Tranche Lender pursuant to Section 2.01(a). Each Global Tranche Loan denominated in US Dollars and made to the Company, a US Borrowing Subsidiary or a Canadian Borrowing Subsidiary shall be a Eurocurrency Loan or an ABR Loan, each Global Tranche Loan denominated in US Dollars and made to a UK Borrowing Subsidiary shall be a Eurocurrency Loan, each Global Tranche Loan denominated in Canadian Dollars and made to a Canadian Borrowing Subsidiary shall be a Canadian Base Rate Loan, each Global Tranche Loan denominated in Canadian Dollars and made to the Company or a US Borrowing Subsidiary shall be a Eurocurrency Loan and each Global Tranche Loan denominated in Sterling or Euro shall be a Eurocurrency Loan.

        "Global Tranche Percentage" means, with respect to any Global Tranche Lender, the percentage of the total Global Tranche Commitments represented by such Lender's Global Tranche Commitment. If the Global Tranche Commitments have terminated or expired, the Global Tranche Percentages shall be determined based upon the Global Tranche Commitments most recently in effect, giving effect to any assignments.

        "Governmental Authority" means the government of the United States of America, Canada, the United Kingdom, any other nation or any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

        "Guarantee" of or by any Person (a "Guarantor") means any obligation, contingent or otherwise, of the Guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the "Primary Obligor") in any manner, whether directly or indirectly, and including any obligation of the Guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

        "Guarantee Requirement" means, at any time, the requirement that the Subsidiary Guarantee Agreement (or a supplement referred to therein) shall have been executed by (i) Molson Coors Capital Finance ULC, Molson Coors International General, ULC, Coors International Holdco, ULC, Molson Coors Callco ULC and Molson Canada 2005 and any other Foreign Subsidiary that Guarantees or is otherwise liable for the any of Senior Notes (as Guarantors of the Obligations), (ii) each Significant Subsidiary (excluding any Foreign Subsidiary) existing at such time (as Guarantors of the Obligations), (iii) each Canadian Subsidiary (excluding Molson Coors Capital Finance ULC, Molson Coors International General, ULC, Coors International Holdco, ULC, Molson Coors Callco ULC and Molson Canada 2005 and any other Foreign Subsidiary that Guarantees or is otherwise liable for the any of Senior Notes) existing at such time that is a Significant Subsidiary (as Guarantor of the Obligations of the Canadian Borrowing Subsidiaries, other than its own Obligations as a Canadian Borrowing Subsidiary) and (iv) each UK Subsidiary existing at such time that is a Significant Subsidiary (as Guarantor of the Obligations of the UK Borrowing Subsidiaries, other than its own Obligations as a UK Borrowing Subsidiary), shall have been delivered to the Administrative Agent and shall be in full force and effect; provided, however, that, with respect to any Person that becomes a Significant Subsidiary (other than a Foreign Subsidiary that is not a Canadian Subsidiary, a UK Subsidiary or a Foreign Subsidiary that Guarantees or is otherwise liable for the Senior Notes) after the date hereof, the Guarantee Requirement shall be satisfied if such Person executes a supplement to the Subsidiary Guarantee Agreement within 15 days after it becomes a Significant Subsidiary.

        "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

        "Hedging Agreement" means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement. The "principal amount" of the obligations of the Company or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay to the counterparty thereunder in accordance with the terms of such Hedging Agreement if such Hedging Agreement were terminated at such time.

        "Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds (other than performance bonds), debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (other than customary title retention provisions in supply contracts entered into in the ordinary course of business with payment terms not exceeding 90 days), (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable and accrued expenses incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, provided, that the amount of Indebtedness of such Person existing at any time under this clause shall be deemed to be an amount equal to the maximum amount secured by (or the holder of which has a right to be secured by) such Lien pursuant to the terms of the instruments embodying such Indebtedness of others, (g) all Guarantees by such Person of Indebtedness of others, provided, that the amount of any such Guarantee at any time shall be deemed to be an amount equal to the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guarantee, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances and (k) all Securitization Transactions of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

        "Indemnified Taxes" means Taxes imposed on account of any Obligation of any Borrower or Guarantor hereunder, other than Excluded Taxes.

        "Index Debt" means senior, unsecured, long-term indebtedness for borrowed money of the Company that is (i) not guaranteed by any Person that does not guarantee all the Obligations under this Agreement and (ii) not benefited by any other credit enhancement.

        "Information Memorandum" means the Confidential Information Memorandum dated March 18, 2011 relating to the Company and the Transactions.

        "Initial Borrowing Subsidiaries" means Molson Coors Brewing Company (UK) Limited, Molson Canada 2005, Molson Coors Canada Inc. and Molson Coors International LP.

        "Initial Issuing Banks" means DBNY, The Toronto-Dominion Bank and Bank of Montreal (solely in its capacity as the issuer of the Existing Letters of Credit).

        "Interest Election Request" means a request by a Borrower to convert or continue a Borrowing or B/A Drawing in accordance with Section 2.07.

        "Interest Payment Date" means (a) with respect to any ABR Loan or Canadian Base Rate Loan, the last day of each March, June, September and December and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period.

        "Interest Period" means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, to the extent available from all Lenders, other periods requested by the Company), thereafter, as the applicable Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

        "Issuing Bank" means each of the US Issuing Banks and the Canadian Issuing Banks.

        "Issuing Bank Agreement" means an agreement in the form of Exhibit G, or in any other form reasonably satisfactory to the Administrative Agent and the Company, pursuant to which a Lender agrees to act as an Issuing Bank.

        "Judgment Currency" has the meaning assigned to such term in Section 10.14(b).

        "LC Commitment" means, with respect to any Issuing Bank, the maximum permitted amount of the LC Exposures that may be attributable to Letters of Credit issued by such Issuing Bank. The initial amount of each Issuing Bank's LC Commitment is set forth on Schedule 2.04(i) or in such Issuing Bank's Issuing Bank Agreement.

        "LC Disbursement" means a payment made by an Issuing Bank in respect of a drawing under a Letter of Credit.

        "LC Exposure" means the aggregate amount of the Global Tranche LC Exposure and the US/UK Tranche LC Exposure.

        "Lender Affiliate" means, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund that invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

        "Lenders" means the Persons listed on Schedule 2.01, their successors and any other Person that shall have become a Lender hereunder pursuant to Section 2.08(d) or 10.04, other than any such Person that ceases to be a party hereto pursuant to Section 10.04.

        "Letter of Credit" means, as the context may require, a Global Tranche Letter of Credit or a US/UK Tranche Letter of Credit.

        "Leverage Ratio" means, at any time, the ratio of (a) Consolidated Total Debt at such time to (b) Consolidated EBITDA for the most recent period of four consecutive fiscal quarters of the Company ended at or prior to such time.

        "LIBO Rate" means, with respect to any Eurocurrency Borrowing for any Interest Period, the rate per annum determined by the Applicable Agent at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period by reference to the British Bankers' Association Interest Settlement Rates for deposits in the currency of such Borrowing (as reflected on the applicable Telerate screen), for a period equal to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the arithmetic average of the respective rates per annum at which deposits in the applicable currency approximately equal in principal amount to such Eurocurrency Borrowing and for a maturity comparable to such Interest Period are offered in immediately available funds to the London branches of the Reference Banks in the London interbank market at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period.

        "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of equity securities, any purchase option, call or similar right of a third party with respect to such securities.

        "Loan" means a loan made pursuant to Section 2.01.

        "Loan Documents" means this Agreement, each Borrowing Subsidiary Agreement, each Borrowing Subsidiary Termination, the Subsidiary Guarantee Agreement, each Issuing Bank Agreement, each B/A and each Letter of Credit, letter of credit application or promissory note delivered pursuant to this Agreement.

        "Loan Parties" means the Borrowers and the Subsidiary Guarantors.

        "Local Time" means (a) with respect to (i) a Loan or Borrowing, (ii) a B/A or (iii) a Letter of Credit issued for the account of the Company, a US Borrowing Subsidiary or a Canadian Borrowing Subsidiary, New York time, and (b) with respect to a Loan to or a Borrowing by a UK Borrowing Subsidiary, (A) in connection with any notice related to such Loan or Borrowing, New York time, and (B) in connection with the funding of or any payment of the principal of or interest on such Loan or Borrowing, London time.

        "Margin Stock" means "margin stock" as defined in Regulation U of the Board of Governors of the Federal Reserve System.

        "Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations or financial condition of the Company and the Subsidiaries taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their material obligations under the Loan Documents or (c) the rights of or benefits available to the Lenders under the Loan Documents.

        "Material Indebtedness" means Indebtedness (other than the Loans, the Letters of Credit and B/As), or obligations in respect of one or more Hedging Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $50,000,000.

        "Maturity Date" means April 10, 2015.

        "MillerCoors" means MillerCoors LLC, a Delaware limited liability company.

        "MillerCoors Average Ownership Percentage" means, for any period, (i) the sum for each day during such period of the MillerCoors Ownership Percentage for such day (determined at the close of business on such day) divided by (ii) the aggregate number of days during such period.

        "MillerCoors Ownership Percentage" means, at any time, the percentage (expressed as a decimal) of the Equity Interests representing the aggregate economic interests of MillerCoors that are owned directly or indirectly by the Company.

        "Molson" means Molson Inc., a Canadian corporation.

        "Moody's" means Moody's Investors Service, Inc.

        "Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

        "Non-Defaulting Lender" means any Lender that is not a Defaulting Lender.

        "Non-Schedule I Lender" means any Global Tranche Lender not named on Schedule I to the Bank Act (Canada).

        "Non-Schedule I Reference Lender" means Deutsche Bank AG, Canada Branch.

        "Obligations" means the due and punctual payment of (a) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to any Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (b) all payments required to be made by any Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of LC Disbursements, interest thereon and obligations to provide cash collateral, (c) all reimbursement obligations of any Borrower in respect of B/As accepted hereunder and (d) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding and including the Obligations of the Company under Article VIII), of the Loan Parties under this Agreement and the other Loan Documents.

        "Other Taxes" means any and all present or future recording, stamp, documentary, excise, transfer, or similar taxes, charges or levies arising from any payment made hereunder or from the execution, delivery or enforcement of this Agreement or any other Loan Document other than an Assignment and Assumption and a sale of a participation pursuant to Section 10.04.

        "Participant" has the meaning set forth in Section 10.04(e).

        "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

        "Pension Plan" means a pension plan which is maintained or contributed to by any Canadian Borrowing Subsidiary for its employees or former employees other than the Canada Pension Plan, the Quebec Pension Plan or any similar plan established and maintained by any Governmental Authority.

        "Permitted Encumbrances" means:

          (a)   Liens imposed by law for taxes of any kind, unemployment insurance, pension obligations and other types of social security, workers' compensation and vacation pay, that are not yet due or required to be paid (or are not more than 30 days overdue) or are being contested in compliance with Section 5.04;

          (b)   carriers', warehousemen's, landlords', mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in good faith by appropriate proceedings;

          (c)   pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

          (d)   deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

          (e)   judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(j);

          (f)    easements, restrictions, rights-of-way and similar encumbrances or charges on real property imposed by law or any restrictions imposed by any grant from Her Majesty in Right of

  Canada or any province or territory of Canada or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;

          (g)   any interest or title of a lessor in the property subject to any lease other than a capital lease or a lease entered into as part of a Sale-Leaseback Transaction, in each case permitted under Section 6.01;

          (h)   Liens in favor of customs or revenue authorities imposed by law and arising in the ordinary course of business in connection with the importation of goods;

          (i)    interests of suppliers in respect of customary title retention provisions in supply contacts entered into in the ordinary course of business and with payment terms not exceeding 90 days; and

          (j)    rights of set-off or combination or consolidation in favor of financial institutions (other than in respect of amounts deposited to secure Indebtedness);

  provided that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness.

        "Permitted Holders" means (a) (i) the Adolph Coors, Jr. Trust, (ii) any trustee of such Trust acting in its capacity as such, (iii) any Person that is a beneficiary of such trust on the date hereof, (iv) any other trust or similar arrangement for the benefit of such beneficiaries, (v) the successors of any such Persons and (vi) any Persons Controlled by such Persons; and (b) (i) Pentland Securities (1981) Inc., a Canadian corporation, (ii) Lincolnshire Holdings Inc., (iii) Nooya Investments Inc., (iv) Eric Molson and Stephen Molson, their spouses, their estates, their lineal descendants and any trusts for the benefit of such Persons (including, as to any common stock of the Company held by it for the benefit of such Persons, the trust established under the Voting and Exchange Trust Agreement (as defined in the Combination Agreement dated as of July 21, 2004 between the Company and Molson), (v) the successors of any such Persons and (vi) any Persons Controlled by such Persons.

        "Permitted Investments" means:

          (a)   direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

          (b)   investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody's;

          (c)   investments in certificates of deposit, banker's acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

          (d)   fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

          (e)   investments in money market mutual funds that (i) comply with the criteria set forth in Rule 2a-7 adopted by the SEC under the Investment Company Act of 1940, (ii) are rated AAA by S&P and AAA by Moody's and (iii) have portfolio assets in excess of $2,000,000,000.

        "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

        "Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

        "Prepayment Account" has the meaning set forth in Section 2.10(d).

        "Prime Rate" means (a) except in the case of any Borrowing in US Dollars by a Canadian Borrowing Subsidiary, the rate of interest per annum publicly announced from time to time by DBNY as its prime rate in effect at its principal office in New York and (b) in the case of any Borrowing in US Dollars by a Canadian Borrowing Subsidiary, the rate of interest per annum publicly announced from time to time by Deutsche Bank AG, Canada Branch as its reference rate in effect at its principal office in Toronto for loans made in Canada and denominated in US Dollars. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

        "Priority Indebtedness" means, without duplication, (a) all Indebtedness of any Subsidiary (other than any Subsidiary that shall be a Subsidiary Guarantor with respect to all the Obligations under the Subsidiary Guarantee Agreement), (b) all Indebtedness of the Company or any Subsidiary that is secured by any Lien on any asset of the Company or any Subsidiary, (c) all Indebtedness of the Company or any Subsidiary (including any Subsidiary Guarantor) that is referred to in clause (k) of the definition of Indebtedness in this Section 1.01 and (d) all Attributable Debt of the Company or any Subsidiary (including any Subsidiary Guarantor) in respect of Sale-Leaseback Transactions.

        "Qualifying Lender" means a Lender which is, on the date a payment of interest falls due under this Agreement, (a) beneficially entitled to, and within the charge to United Kingdom corporation tax in respect of, that payment and that is a Lender in respect of an advance made by a person that was a bank as defined in section 879 of the Income Tax Act 2007 at the time the advance was made, (b) subject to HM Revenue & Customs first granting a direction to that effect under Regulation 2 of the Double Taxation Relief (Taxes on Income) (General) Regulations 1970 (SI 1970/488), a person to whom that payment may be made without deduction or withholding for or on account of United Kingdom taxes by reason of an applicable double taxation treaty between the United Kingdom and the country in which that Lender is, or is treated as, resident (any such person described in this clause (b) and that does not otherwise qualify as a "Qualifying Lender" pursuant to clause (a) or clause (c) of this definition, a "Treaty Lender"), or (c) beneficially entitled to that payment and is (i) a company resident in the United Kingdom for United Kingdom tax purposes, (ii) a partnership each member of which is a company falling within the foregoing clause (i) or clause (iii) below or (iii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing its chargeable profits (within the meaning given by Section 19 of the Corporation Tax Act 2009).

        "Quotation Day" means, with respect to any Eurocurrency Borrowing and any Interest Period, the day on which it is market practice in the relevant interbank market for prime banks to give quotations for deposits in the currency of such Borrowing for delivery on the first day of such Interest Period (which, in the case of any Eurocurrency Loan, shall be date two Business Days prior to the commencement of such Interest Period). If such quotations would normally be given by prime banks on more than one day, the Quotation Day will be the last of such days.

        "Receivables" means accounts receivable (including, without limitation, all rights to payment created by or arising from the sales of goods, leases of goods or the rendition of services, no matter how evidenced and whether or not earned by performance) and payments owing to the Company or any Subsidiary from public house businesses in respect of loans made by the Company or any Subsidiary to such businesses.

        "Reference Banks" means Lloyds TSB Bank plc and Deutsche Bank AG.

        "Register" has the meaning set forth in Section 10.04.

        "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

        "Required Lenders" means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the aggregate Revolving Credit Exposures and unused Commitments at such time.

        "Reset Date" has the meaning assigned to such term in Section 1.05.

        "Revolving Availability Period" means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments pursuant to Section 2.08 or Section 7.01.

        "Revolving Borrowing" means a Global Tranche Borrowing or a US/UK Tranche Borrowing.

        "Revolving Credit Exposure" means, as to each Lender, such Lender's Global Tranche Credit Exposure and US/UK Tranche Credit Exposure.

        "Reuters Screen CDOR Page" means the display designated as page CDOR on the Reuters Monitor Money Rates Service or such other page as may, from time to time, replace that page on that service for the purpose of displaying bid quotations for bankers' acceptances accepted by leading Canadian banks.

        "Sale-Leaseback Transaction" means any arrangement whereby the Company or a Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and, as part of such arrangement, rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred; provided that any such arrangement entered into within 180 days after the acquisition, construction or substantial improvement of the subject property shall not be deemed to be a "Sale-Leaseback Transaction".

        "S&P" means Standard & Poor's.

        "Schedule I Lender" means any Global Tranche Lender named on Schedule I to the Bank Act (Canada).

        "Schedule I Reference Lenders" means Bank of Montreal, The Toronto-Dominion Bank, and any other Schedule I Lender as may be agreed by the Company and the Canadian Administrative Agent from time to time.

        "Securitization Transaction" means (a) any transfer by the Company or any Subsidiary of Receivables or interests therein (together, if the Company elects, with all collateral securing such Receivables, all contracts and contract rights and all guarantees or other obligations in respect of such Receivables, all other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving such Receivables and all proceeds of any of the foregoing) (i) to a trust, partnership, corporation or other entity (other than the Company or a Subsidiary that is not an SPE Subsidiary), which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or any successor transferee of indebtedness or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such Receivables or interests in Receivables, or (ii) directly to one or more investors or other purchasers (other than the Company or any Subsidiary that is not an SPE Subsidiary), or (b) any transaction in which the Company or a Subsidiary incurs Indebtedness or other obligations secured by Liens on Receivables. The "amount" or "principal amount" of any Securitization Transaction shall be deemed at any time to be (A) in the case of a transaction described in clause (a) of the preceding sentence, the aggregate principal or stated amount of the Indebtedness or other securities referred to in such clause or, if there shall be no such principal or stated amount, the uncollected amount of the Receivables transferred pursuant to such Securitization Transaction net of (i) any such Receivables that have been written off as uncollectible and (ii) any retained or other interests held by the Company or any Subsidiary, and (B) in the case of a transaction described in clause (b) of the preceding sentence, the aggregate outstanding principal amount of the Indebtedness secured by Liens on the subject Receivables. Solely for purposes of computing clause (Y) in the definition of "Consolidated Total Debt", references in this definition (and in terms used in this definition) to "Company" and "Subsidiary" shall instead be deemed to refer to MillerCoors and its subsidiaries.

        "Senior Notes" means each of the (a) senior unsecured notes issued by (i) Coors Brewing Company on May 7, 2002, as amended, restated and supplemented from time to time and (ii) Molson Coors Capital Finance ULC and Molson Coors International LP on September 22, 2005, as amended, restated and supplemented from time to time, (b) convertible senior notes issued by the Company on June 15, 2007, as amended, restated and supplemented from time to time, and (c) series A notes issued by Molson Coors International LP on October 16, 2010.

        "Significant Subsidiary" means (a) each Borrowing Subsidiary, (b) each Subsidiary that directly or indirectly owns or Controls any other Significant Subsidiary, (c) each Subsidiary identified as a Significant Subsidiary on Schedule 3.13, (d) each Subsidiary designated from time to time by the Company as a Significant Subsidiary by written notice to the Administrative Agent, (e) each Domestic Subsidiary (other than an SPE Subsidiary) that is an obligor or Guarantor in respect of any Material Indebtedness, and (f) each other Subsidiary (other than an SPE Subsidiary) (i) the Consolidated EBITDA of which for the most recently ended period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or, prior to the delivery of any such financial statements, pursuant to Section 5.01(a) or (b) of the Existing Credit Agreement) was more than the lesser of (A) 5% of the Company's Consolidated EBITDA for such period and (B) $37,500,000 or (ii) the consolidated assets of which as of the last day of the most recent period for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or, prior to the delivery of any such statements, pursuant to Section 5.01(a) or (b) of the Existing Credit Agreement) were greater than 5% of the Company's consolidated total assets as of such date as shown on such financial statements. The Company covenants that if the total consolidated assets or the Consolidated EBITDA of the Significant Subsidiaries, together with the directly owned assets of the Company and the portion of Consolidated EBITDA directly attributable to income and cash flows of the Company, represent less than 90% of the consolidated total assets or Consolidated EBITDA of the Company at any relevant date or for any relevant period referred to above, the Company will designate Subsidiaries as Significant Subsidiaries as contemplated by clause (d) of the preceding sentence as necessary to eliminate such deficiency. For purposes of making the determinations required by this definition, the Consolidated EBITDA and assets of Foreign Subsidiaries shall be converted into US Dollars at the rates used in preparing the consolidated balance sheets of the Company.

        "Specified Event" means an Event of Default specified in paragraph (h) or paragraph (i) of Section 7.01.

        "SPE Subsidiary" means any Subsidiary formed solely for the purpose of, and that engages only in, one or more Securitization Transactions.

        "Statutory Reserves" means, with respect to any currency, any reserve, liquid asset or similar requirements established by any Governmental Authority of the United States of America or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made or funded to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to Loans in such currency are determined, in each case expressed as a decimal.

        "Sterling" or "£" means the lawful currency of the United Kingdom.

        "subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.

        "Subsidiary" means any subsidiary of the Company.

        "Subsidiary Guarantee Agreement" means a Subsidiary Guarantee Agreement substantially in the form of Exhibit E, made by the Subsidiary Guarantors in favor of the Administrative Agent for the benefit of the Lenders, the Agents and the Issuing Banks.

        "Subsidiary Guarantors" means each Person listed on Schedule 3.13 and each other Person that becomes party to a Subsidiary Guarantee Agreement as a Subsidiary Guarantor, and the successors and assigns of each such Person, but excluding any Person that ceases to be a Subsidiary Guarantor in accordance with the provisions of the Loan Documents.

        "Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, together with any interest, penalties or additions to tax thereon.

        "Tranche" means a category of Commitments and the extensions of credit thereunder. For purposes hereof, each of the following comprises a separate Tranche: (a) the Global Tranche Commitments, the Global Tranche Loans, the B/As and the Global Tranche Letters of Credit, (b) the US/UK Tranche Commitments, the US/UK Tranche Loans and the US/UK Tranche Letters of Credit and (c) any Class of Commitments and Loans established pursuant to Section 2.08(e).

        "Tranche Percentage" means a Global Tranche Percentage or a US/UK Tranche Percentage.

        "Transactions" means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans, the issuance of Letters of Credit and purchase and acceptance of B/As hereunder and the use of the proceeds thereof.

        "Treaty Lender" has the meaning set forth in the definition of "Qualifying Lender".

        "Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate or the Canadian Base Rate.

        "UK Borrowing Subsidiary" means any Borrowing Subsidiary organized under the laws of England and Wales.

        "UK Subsidiary" means a Subsidiary organized under the laws of England and Wales.

        "USA Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

        "US Borrowing Subsidiary" means any Borrowing Subsidiary that is organized under the laws of the United States of America or any state thereof.

        "US Dollars" or "US$" refers to lawful money of the United States of America.

        "US Dollar Equivalent" means, on any date of determination, (a) with respect to any amount in US Dollars, such amount, and (b) with respect to any amount in Canadian Dollars, Sterling or Euro, the equivalent in US Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Exchange Rate with respect to Canadian Dollars, Sterling or Euro, as the case may be, at the time in effect under the provisions of such Section.

        "US Issuing Bank" means DBNY and each other Lender that has become a US Issuing Bank hereunder as provided in Section 2.04(i), in each case in its capacity as an issuer of Global Tranche and US/UK Tranche Letters of Credit for the accounts of the Company and US Borrowing Subsidiaries hereunder, and its successors in such capacity as provided in Section 2.04(j). A US Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by its Affiliates, in which case the term "US Issuing Bank" shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

        "US/UK Tranche Borrowing" means a Borrowing comprised of US/UK Tranche Loans.

        "US/UK Tranche Commitment" means, with respect to each US/UK Tranche Lender, the commitment of such US/UK Tranche Lender to make US/UK Tranche Loans pursuant to Section 2.01(b) and to acquire participations in US/UK Tranche Letters of Credit pursuant to Section 2.04, expressed as an amount representing the maximum aggregate permitted amount of such Lender's US/UK Tranche Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 10.04. The initial amount of each US/UK Tranche Lender's US/UK Tranche Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such US/UK Tranche Lender shall have assumed its US/UK Tranche Commitment, as applicable. The aggregate amount of the US/UK Tranche Commitments on the date hereof is US$0.

        "US/UK Tranche Credit Exposure" means, on any date, the sum of (a) the aggregate principal amount of the US/UK Tranche Loans denominated in US Dollars outstanding on such date taking into account any such Loans to be made or repaid on such date, (b) the US Dollar Equivalent on such date of the aggregate principal amount of US/UK Tranche Loans denominated in Canadian Dollars, Sterling or Euro outstanding on such date taking into account any such Loans to be made or repaid on such date and (c) the aggregate US/UK Tranche LC Exposure on such date. The US/UK Tranche Credit Exposure of any Lender at any time shall be such Lender's US/UK Tranche Percentage of the total US/UK Tranche Credit Exposure at such time.

        "US/UK Tranche LC Exposure" means at any time the sum of (a) the aggregate of the US Dollar Equivalents of the undrawn amounts of all outstanding US/UK Tranche Letters of Credit at such time and (b) the aggregate of the US Dollar Equivalents of the amounts of all LC Disbursements made pursuant to US/UK Tranche Letters of Credit that have not yet been reimbursed by or on behalf of the relevant Borrower at such time. The US/UK Tranche LC Exposure of any Lender at any time shall be such Lender's US/UK Tranche Percentage of the aggregate US/UK Tranche LC Exposure.

        "US/UK Tranche Lender" means a Lender with a US/UK Tranche Commitment or with outstanding US/UK Tranche Credit Exposure.

        "US/UK Tranche Letter of Credit" means a Letter of Credit issued pursuant to Section 2.04(a)(i) for the account of the Company or a US Borrowing Subsidiary and designated in the applicable Borrower's request therefor as a US/UK Tranche Letter of Credit.

        "US/UK Tranche Loan" means a Loan made by a US/UK Tranche Lender pursuant to Section 2.01(b). Each US/UK Tranche Loan denominated in US Dollars and made to the Company or a US Borrowing Subsidiary shall be a Eurocurrency Loan or an ABR Loan, each US/UK Tranche Loan denominated in US Dollars and made to a UK Borrowing Subsidiary shall be a Eurocurrency Loan, each US/UK Tranche Loan denominated in Canadian Dollars and made to the Company or a US Borrowing Subsidiary shall be a Eurocurrency Loan and each US/UK Tranche Loan denominated in Sterling or Euro shall be a Eurocurrency Loan.

        "US/UK Tranche Percentage" means, with respect to any US/UK Tranche Lender, the percentage of the total US/UK Tranche Commitments represented by such Lender's US/UK Tranche Commitment. If the US/UK Tranche Commitments have terminated or expired, the US/UK Tranche Percentages shall be determined based upon the US/UK Tranche Commitments most recently in effect, giving effect to any assignments.

        "Wholly Owned Subsidiary" means any Subsidiary all the Equity Interests in which, other than directors' qualifying shares and/or other nominal amounts of Equity Interests that are required to be held by Persons (other than the Company or its Wholly Owned Subsidiaries, as applicable) under applicable law, are owned, directly or indirectly, by the Company.

        "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

        SECTION 1.02.    Classification of Loans and Borrowings.    For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a "US/UK Tranche Loan") or by Type (e.g., a "Eurocurrency Loan") or by Class and Type (e.g., a "US/UK Tranche Eurocurrency Loan"). Borrowings also may be classified and referred to by Class (e.g., a "US/UK Tranche Borrowing") or by Type (e.g., a "Eurocurrency Borrowing") or by Class and Type (e.g., a "US/UK Tranche Eurocurrency Borrowing").

        SECTION 1.03.    Terms Generally.    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. References herein to the taking of any action hereunder of an administrative nature by any Borrower shall be deemed to include references to the Company taking such action on such Borrower's behalf and the Agents are expressly authorized to accept any such action taken by the Company as having the same effect as if taken by such Borrower.

        SECTION 1.04.    Accounting Terms; GAAP.    Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time; provided that amounts of Indebtedness and interest expense shall be calculated hereunder without giving effect to FAS 150 (Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity); provided further that if the Company notifies the

Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith (it being understood that the financial statements delivered under Section 5.01(a) or (b) shall in all cases be prepared in accordance with GAAP as in effect at the applicable time).

        SECTION 1.05.    Exchange Rates.    (a) Not later than 1:00 p.m., New York City time, on each Calculation Date, the Administrative Agent shall (i) determine the Exchange Rate as of such Calculation Date with respect to Canadian Dollars, Sterling or Euro and (ii) give notice thereof to the Lenders and the Company. The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a "Reset Date"), shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement (other than Section 10.14 or any other provision expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in converting any amounts between US Dollars and Canadian Dollars, Sterling or Euro.

          (b)   Not later than 5:00 p.m., New York City time, on each Reset Date and each date on which Loans denominated in Canadian Dollars, Sterling or Euro are made, or B/As are accepted and purchased, or Letters of Credit denominated in Canadian Dollars, Sterling or Euro are issued, the Administrative Agent shall (i) determine the aggregate amount of each of the Global Tranche Credit Exposure and the US/UK Tranche Credit Exposure (after giving effect to any Loans made or repaid, B/As purchased or repaid or Letters of Credit issued, drawn or expired on such date) and (ii) notify the Lenders and the Company of the results of such determination.

ARTICLE II
The Credits

        SECTION 2.01.    Commitments.    (a) Subject to the terms and conditions set forth herein, each Global Tranche Lender agrees, from time to time during the Revolving Availability Period, (i) to make Global Tranche Loans to the Company and US Borrowing Subsidiaries in US Dollars, Canadian Dollars, Sterling and Euro, (ii) to make Global Tranche Loans to the Canadian Borrowing Subsidiaries in Canadian Dollars and US Dollars, (iii) to make Global Tranche Loans to the UK Borrowing Subsidiaries in US Dollars, Sterling and Euro and (iv) to accept and purchase drafts drawn by the Canadian Borrowing Subsidiaries in Canadian Dollars as B/As, in each case in an aggregate principal amount at any time outstanding that will not result in (A) such Lender's Global Tranche Credit Exposure exceeding its Global Tranche Commitment or (B) the aggregate amount of the Lenders' Global Tranche Credit Exposures exceeding the aggregate amount of the Global Tranche Commitments.

          (b)   Subject to the terms and conditions set forth herein, each US/UK Tranche Lender agrees, from time to time during the Revolving Availability Period, (i) to make US/UK Tranche Loans to the Company and the US Borrowing Subsidiaries in US Dollars, Canadian Dollars, Sterling and Euro and (ii) to make US/UK Tranche Loans to the UK Borrowing Subsidiaries in US Dollars, Sterling and Euro, in each case in an aggregate principal amount at any time outstanding that will not result in (A) such Lender's US/UK Tranche Credit Exposure exceeding its US/UK Tranche Commitment or (B) the aggregate amount of the Lenders' US/UK Tranche Credit Exposures exceeding the aggregate amount of the US/UK Tranche Commitments.

        SECTION 2.02.    Loans and Borrowings.    (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

          (b)   Subject to Section 2.13, (i) each Global Tranche Borrowing shall be comprised entirely of (A) in the case of a Borrowing denominated in US Dollars and made by the Company, a US Borrowing Subsidiary or a Canadian Borrowing Subsidiary, Eurocurrency Loans or ABR Loans as the applicable Borrower may request in accordance herewith, (B) in the case of a Borrowing denominated in US Dollars and made to a UK Borrowing Subsidiary, Eurocurrency Loans, (C) in the case of a Borrowing denominated in Canadian Dollars and made by a Canadian Borrowing Subsidiary, Canadian Base Rate Loans, (D) in the case of a Borrowing denominated in Canadian Dollars and made by the Company or a US Borrowing Subsidiary, Eurocurrency Loans and (E) in the case of a Borrowing denominated in Sterling or Euro, Eurocurrency Loans; and (ii) each US/UK Tranche Borrowing shall be comprised entirely of (A) in the case of a Borrowing denominated in US Dollars and made by the Company or a US Borrowing Subsidiary, Eurocurrency Loans or ABR Loans as the applicable Borrower may request in accordance herewith, (B) in the case of a Borrowing denominated in US Dollars and made by a UK Borrowing Subsidiary, Eurocurrency Loans and (C) in the case of a Borrowing denominated in Canadian Dollars, Sterling or Euro, Eurocurrency Loans. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (in which case all payments of principal and interest with respect to such Loan shall be owed to such branch or Affiliate); provided that any exercise of such option shall not reduce the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement and that such Borrower's obligation to make payments pursuant to Section 2.16 shall not increase.

          (c)   At the commencement of each Interest Period for any Borrowing, such Borrowing shall be in an aggregate amount that is at least equal to the Borrowing Minimum and an integral multiple of the Borrowing Multiple; provided that an ABR Borrowing or a Canadian Base Rate Borrowing may be made in an aggregate amount that is equal to the aggregate available Global Tranche Commitments or US/UK Tranche Commitments, as applicable, or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of (i) seven US/UK Tranche Eurocurrency Borrowings outstanding and (ii) ten Global Tranche Eurocurrency Borrowings outstanding.

          (d)   Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

        SECTION 2.03.    Requests for Borrowings.    To request a Borrowing, the applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Applicable Agent (and the Administrative Agent if it shall not be the Applicable Agent) of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of the proposed Borrowing, (b) in the case of an ABR Borrowing made by the Company or a US Borrowing Subsidiary, not later than 11:00 a.m., Local Time, on the date of the proposed Borrowing and (c) in the case of an ABR Borrowing or a Canadian Base Rate Borrowing made by a Canadian Borrowing Subsidiary, not later than 10:00 a.m., Local Time, on the date of the proposed Borrowing; provided that any such notice of an ABR Borrowing to replace a Eurocurrency Borrowing Request deemed ineffective pursuant to clause (i) of Section 2.13 may be given not later than 12:00 noon, Local Time, on the date of the proposed Borrowing; and provided further that any such notice in respect of any Borrowing to be made on the Effective Date may be given at such later time or on such shorter notice as the Applicable Agent may agree. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Applicable Agent (with a copy to the Administrative Agent if it shall not be the Applicable Agent) of a written Borrowing Request signed by the applicable Borrower, or by the Company on behalf of the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

            (i)  the Borrower requesting such Borrowing (or on whose behalf the Company is requesting such Borrowing);

           (ii)  whether the requested Borrowing is to be a Global Tranche Borrowing or a US/UK Tranche Borrowing;

          (iii)  the currency and aggregate principal amount of the requested Borrowing;

          (iv)  the date of the requested Borrowing, which shall be a Business Day;

           (v)  the Type of the requested Borrowing;

          (vi)  in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period"; and

         (vii)  the location and number of the applicable Borrower's account to which funds are to be disbursed.

If no currency is specified with respect to any requested Eurocurrency Borrowing, then (i) in the case of a Borrowing by the Company, a US Borrowing Subsidiary or a Canadian Borrowing Subsidiary, the applicable Borrower shall be deemed to have selected US Dollars and (ii) in the case of a Borrowing by a UK Borrowing Subsidiary, the applicable Borrower shall be deemed to have selected Sterling. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be (i) in the case of a Borrowing by the Company, a US Borrowing Subsidiary or Canadian Borrowing Subsidiary denominated in US Dollars, an ABR Borrowing, (ii) in the case of a Borrowing by a UK Borrowing Subsidiary denominated in US Dollars, a Eurocurrency Borrowing, (iii) in the case of a Borrowing by the Company or a US Borrowing Subsidiary denominated in Canadian Dollars, a Eurocurrency Borrowing, (iv) in the case of a Borrowing by a Canadian Borrowing Subsidiary denominated in Canadian Dollars, a Canadian Base Rate Borrowing and (v) in the case of a Borrowing denominated in Sterling or Euro, a Eurocurrency Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Applicable Agent shall advise each Lender that will make a Loan as part of the requested Borrowing of the details thereof and of the amount of the Loan to be made by such Lender as part of the requested Borrowing.

        SECTION 2.04.    Letters of Credit.

          (a)    General.    Subject to the terms and conditions set forth herein, (i) the Company or a US Borrowing Subsidiary may request the issuance (or the amendment, renewal or extension) of Global Tranche Letters of Credit or US/UK Tranche Letters of Credit denominated in US Dollars, Canadian Dollars, Sterling or Euro to be issued by any US Issuing Bank and (ii) a Canadian Borrowing Subsidiary may request the issuance (or the amendment, renewal or extension) of Global Tranche Letters of Credit denominated in US Dollars or Canadian Dollars to be issued by any Canadian Issuing Bank, in each case in a form reasonably acceptable to the Applicable Agent and the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by any Borrower to, or entered into by such Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control, and any representation, warranty, covenant or indemnification contained in or security interest, assignment or other lien purported to be created by any such application or agreement and not contained herein or created hereby shall be of no effect. The Existing Letters of Credit will, for all purposes of this Agreement, be deemed to have been issued hereunder on the Effective Date and will, for all purposes of this Agreement, constitute Letters of Credit.

          (b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.    To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the applicable Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Applicable Agent (and the Administrative Agent if it shall not be the Applicable Agent) (at least three Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount and currency of such Letter of Credit, whether such Letter of Credit is to be a Global Tranche Letter of Credit or a US/UK Tranche Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to enable the applicable Issuing Bank to prepare, amend, renew or extend such Letter of Credit. If requested by an Issuing Bank, the applicable Borrower also shall submit a letter of credit application on such Issuing Bank's standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $100,000,000, (ii) the portion of the LC Exposure attributable to Letters of Credit issued by any Issuing Bank shall not exceed the LC Commitment of such Issuing Bank, (iii) the aggregate Global Tranche Credit Exposures will not exceed the aggregate Global Tranche Commitments, and (iv) the aggregate US/UK Tranche Credit Exposures will not exceed the aggregate US/UK Tranche Commitments.

          (c)    Expiration Date.    Each Letter of Credit shall, except as provided below in this paragraph, expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date. Any Letter of Credit may provide by its terms that it may be extended for additional successive one-year periods under customary "evergreen" provisions on terms reasonably acceptable to the applicable Issuing Bank; provided that, except as provided below in this paragraph, no Letter of Credit may be extended automatically or otherwise beyond the date that is five Business Days prior to the Maturity Date. Notwithstanding the foregoing, any Issuing Bank in respect of any outstanding Letter of Credit may extend the date of expiration of such Letter of Credit to a date after the date that is five Business Days prior to the Maturity Date on such terms and subject to such conditions as may be agreed to between such Issuing Bank, the Company and the applicable Borrower, and any agreement made by the Company or the applicable Borrower to induce an Issuing Bank so to extend the date of expiration of any Letter of Credit (i) shall be set forth in a notice delivered by the Company to the Administrative Agent promptly after the extension of the date of expiration of such Letter of Credit and (ii) shall for all purposes of this Agreement be deemed to be a covenant contained in Article VI hereof. Each Issuing Bank, by extending the date of expiration of any Letter of Credit beyond the Maturity Date, will be deemed to have agreed that no Lender shall have any obligation under Section 2.04(d) in respect of any

  LC Disbursement resulting from a drawing made under such Letter of Credit after the Maturity Date.

          (d)    Participations.    By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, (i) in the case of a Global Tranche Letter of Credit, the Issuing Bank in respect of such Letter of Credit hereby grants to each Global Tranche Lender, and each Global Tranche Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Global Tranche Lender's Global Tranche Percentage of the aggregate amount available to be drawn under such Letter of Credit and (ii) in the case of a US/UK Tranche Letter of Credit, the Issuing Bank in respect of such Letter of Credit hereby grants to each US/UK Tranche Lender, and each US/UK Tranche Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such US/UK Tranche Lender's US/UK Tranche Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Applicable Agent, for the account of the applicable Issuing Bank, such Lender's Global Tranche Percentage or US/UK Tranche Percentage, as the case may be, of each LC Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section (or of any reimbursement payment required to be refunded to the applicable Borrower for any reason), in each case in the currency of such LC Disbursement. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Global Tranche Commitments or US/UK Tranche Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

          (e)    Reimbursement.    If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Applicable Agent an amount equal to such LC Disbursement, in the currency in which such LC Disbursement shall have been made, not later than 12:00 noon, Local Time, on the date three Business Days after the date that such LC Disbursement is made, if the applicable Borrower shall have received notice of such LC Disbursement prior to 11:00 a.m., Local Time, on the date such LC Disbursement is made, or, if such notice has not been received by the applicable Borrower prior to such time on such date, then not later than 12:00 noon, Local Time, on (A) the date three Business Days after the date that the applicable Borrower receives such notice, if such notice is received prior to 11:00 a.m., Local Time, on the day of receipt, or (B) the date four Business Days after the date that the applicable Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the applicable Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with (i) in the case of a payment relating to a Letter of Credit issued for the account of the Company or a US Borrowing Subsidiary, an ABR Borrowing (in the case of a Letter of Credit denominated in US Dollars) or a Eurocurrency Borrowing, or (ii) in the case of a payment relating to a Letter of Credit issued for the account of a Canadian Borrowing Subsidiary, a Canadian Base Rate Borrowing or a B/A drawing (in the case of a Letter of Credit denominated in Canadian Dollars), an ABR Loan (in the case of a Letter of Credit Denominated in US Dollars) or a Eurocurrency Loan (in the case of a Letter of Credit denominated in US Dollars), and, to the extent so financed, the Borrower's obligation to make such payment shall be discharged and replaced by the resulting Borrowing. Promptly following receipt by the Applicable Agent of any payment from the applicable Borrower pursuant to this paragraph, the Applicable Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and the applicable Issuing Bank as their interests may appear. If the applicable Borrower fails to make such payment when due, directly or through a Borrowing, then, upon notice from the applicable Issuing Bank to the applicable Borrower and the Applicable Agent, the Applicable Agent shall notify each applicable Lender of the applicable LC Disbursement, the amount and currency of the payment then due from the applicable Borrower in respect thereof and the percentage of such LC Disbursement allocated to such Lender, which shall be (i) in the case of a Global Tranche Letter of Credit, such Lender's Global Tranche Percentage of such amount and (ii) in the case of a US/UK Tranche Letter of Credit, such Lender's US/UK Tranche Percentage of such amount. Promptly following receipt of such notice, each applicable Lender shall pay to the Applicable Agent its allocated percentage of the payment then due from the applicable Borrower in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Applicable Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the applicable Lenders. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of Loans as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement.

          (f)    Obligations Absolute.    Without limiting the application of the other provisions of this Section 2.04(f), the Borrowers' obligations to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement or any other Loan Document, or any term or provision herein or therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of set-off against, the Borrowers' obligations hereunder. None of the Agents, the Lenders or the Issuing Banks, or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the applicable Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the applicable Borrower that are caused by such Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of an Issuing Bank (as determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

          (g)    Disbursement Procedures.    Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly notify the Applicable Agent and the applicable Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse the applicable Issuing Bank and the applicable Lenders with respect to any such LC Disbursement.

          (h)    Interim Interest.    If an Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the applicable Borrower reimburses such LC Disbursement, at (i) in the case of any LC Disbursement in respect of a Letter of Credit denominated in US Dollars, the rate per annum then applicable to ABR Loans, (ii) in the case of any LC Disbursement in respect of a Letter of Credit denominated in Canadian Dollars, the rate per annum then applicable to Canadian Base Rate Loans, (iii) in the case of any LC Disbursement in respect of a Letter of Credit denominated in Sterling, the Bank of England Base Rate plus the Applicable Rate then applicable to Eurocurrency Loans and (iv) in the case of any LC Disbursement in respect of a Letter of Credit denominated in Euro, the European Central Bank Base Rate plus the Applicable Rate then applicable to Eurocurrency Loans; provided that, at all times after the applicable Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, Section 2.12(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse an Issuing Bank shall be for the account of such Lender to the extent of such payment.

          (i)    Designation of Additional Issuing Banks.    From time to time, the Company may by notice to the Administrative Agent and the Lenders designate as additional Issuing Banks one or more Lenders that agree to serve in such capacity as provided below; provided, that no Lender shall be designated as an Issuing Bank if, after giving effect to such designation, there would be more than four Issuing Banks in addition to the Initial Issuing Bank. The acceptance by a Lender of any appointment as an Issuing Bank hereunder shall be evidenced by an Issuing Bank Agreement, which shall state whether such Lender is to be a US Issuing Bank or a Canadian Issuing Bank and be executed by such Lender, the Company and the Administrative Agent, and from and after the effective date of such agreement, (i) such Lender shall have all the rights and obligations of a US Issuing Bank or a Canadian Issuing Bank, as the case may be, under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term "US Issuing Bank" or "Canadian Issuing Bank" shall be deemed to include such Lender in its capacity as a US Issuing Bank or Canadian Issuing Bank, as applicable.

          (j)    Replacement of an Issuing Bank.    Any Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent (which agreement shall not be unreasonably withheld), the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of any Issuing Bank. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term "US Issuing Bank" (if the replaced Issuing Bank is a US Issuing Bank) or "Canadian Issuing Bank" (if the replaced Issuing Bank is a Canadian Issuing Bank) and the term "Issuing Bank" shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

          (k)    Cash Collateralization.    If the Commitments shall have been terminated or an Event of Default shall have occurred and be continuing and the Commitments hereunder terminated and the Loans hereunder accelerated, then the Company shall deposit in an account with the Applicable Agent, in the name of the Applicable Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Specified Event with respect to the Company. Such deposit shall be held by the Applicable Agent as collateral for the payment and performance of the obligations of the Loan Parties under the Loan Documents. The Applicable Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. At the request of the Company, amounts so deposited shall be invested by the Applicable Agent, at the Company's risk and expense, in high quality overnight or short-term cash equivalent investments of prime financial institutions (which may include any Applicable Agent) maturing prior to the date or dates on which the Applicable Agent anticipates that such amounts will be applied as required by this paragraph. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Applicable Agent to reimburse any Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure) be applied to satisfy other obligations of the Company under this Agreement. If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three Business Days after all Events of Default have been cured or waived.

          (l)    Issuing Bank Agreement.    Unless otherwise requested by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (i) on or prior to each Business Day on which such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, the face amount and currency of such Letter of Credit, the expiry date of such Letter of Credit (after giving effect to any such amendment, renewal or extension), the Borrower for whose account such Letter of Credit was issued and whether such Letter of Credit is a Global Tranche Letter of Credit or a US/UK Tranche Letter of Credit, (ii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date, amount and currency of such LC Disbursement and the Letter of Credit to which it relates, (iii) on any Business Day on which the Borrower reimburses an LC Disbursement required to be reimbursed to such Issuing Bank, the date, amount and currency of such reimbursement and the Letter of Credit to which it relates, (iv) promptly following the expiry of any Letter of Credit issued by it, the identity and amount of such Letter of Credit, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount and currency of such LC Disbursement, (v) on or promptly after the last Business Day of each month, a listing of all the outstanding Letters of Credit issued by such Issuing Bank, setting forth as to each such Letter of Credit its amount, currency and expiry date, the Borrower for whose account it was issued and whether such Letter of Credit is a Global Tranche Letter of Credit or a US/UK Tranche Letter of Credit, and (vi) on any other Business Day, such other information related to Letters of Credit issued by such Issuing Bank as the Administrative Agent shall reasonably request. Each Issuing Bank agrees that it will not issue or increase the amount of any Letter of Credit without first obtaining written confirmation from the Administrative Agent that such issuance or increase is then permitted under this Agreement.

        SECTION 2.05.    Canadian Bankers' Acceptances.    (a) Each acceptance and purchase of B/As of a single Contract Period pursuant to Section 2.01(a) or Section 2.07 shall be made ratably by the Global Tranche Lenders in accordance with the amounts of their Global Tranche Commitments. The failure of any Global Tranche Lender to accept any B/A required to be accepted by it shall not relieve any other Global Tranche Lender of its obligations hereunder; provided that the Global Tranche Commitments are several and no Global Tranche Lender shall be responsible for any other Global Tranche Lender's failure to accept B/As as required. Each Lender at its option may accept and purchase any B/A by causing any Canadian lending office or Canadian Affiliate of such Lender to accept and purchase such B/A, and all references in this Section to "Lender" shall apply to any such Canadian lending office or Canadian Affiliate of such Lender.

          (b)   The B/As of a single Contract Period accepted and purchased on any date shall be in an aggregate amount that is an integral multiple of Cdn.$1,000,000 and not less than Cdn.$5,000,000. If any Global Tranche Lender's ratable share of the B/As of any Contract Period to be accepted on any date would not be an integral multiple of Cdn.$100,000, the face amount of the B/As accepted by such Lender may be increased or reduced to the nearest integral multiple of Cdn.$100,000 by the Canadian Administrative Agent in its sole discretion. B/As of more than one Contract Period may be outstanding at the same time; provided that there shall not at any time be more than a total of seven B/A Drawings outstanding, or such greater number agreed to by the Canadian Administrative Agent.

          (c)   To request an acceptance and purchase of B/As, a Canadian Borrowing Subsidiary shall notify the Canadian Administrative Agent of such request by telephone or by telecopy not later than 10:00 a.m., Local Time, one Business Day before the date of such acceptance and purchase. Each such request shall be irrevocable and, if telephonic, shall be confirmed promptly by hand delivery or telecopy to the Canadian Administrative Agent of a written request in a form approved by the Canadian Administrative Agent and signed by such Borrower. Each such telephonic and written request shall specify the following information:

              (i)  the aggregate face amount of the B/As to be accepted and purchased;

             (ii)  the date of such acceptance and purchase, which shall be a Business Day;

            (iii)  the Contract Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Contract Period" (and which shall in no event end after the Maturity Date); and

            (iv)  the location and number of the Canadian Borrowing Subsidiary's account to which any funds are to be disbursed. If no Contract Period is specified with respect to any requested acceptance and purchase of B/As, then the Canadian Borrowing Subsidiary shall be deemed to have selected a Contract Period of 30 days' duration.

          Promptly following receipt of a request in accordance with this paragraph, the Canadian Administrative Agent shall advise each Global Tranche Lender of the details thereof and of the amount of B/As to be accepted and purchased by such Lender.

          (d)   Each Canadian Borrowing Subsidiary hereby appoints each Global Tranche Lender as its attorney to sign and endorse on its behalf, manually or by facsimile or mechanical signature, as and when deemed necessary by such Lender, blank forms of B/As, each Lender hereby agreeing that it will not sign or endorse B/As in excess of those required in connection with B/A Drawings that have been requested by the Canadian Borrowing Subsidiaries hereunder. It shall be the responsibility of each Global Tranche Lender to maintain an adequate supply of blank forms of B/As for acceptance under this Agreement. Each Canadian Borrowing Subsidiary recognizes and agrees that all B/As signed and/or endorsed on its behalf by any Global Tranche Lender in accordance with such Canadian Borrowing Subsidiary's written request shall bind such Canadian Borrowing Subsidiary as fully and effectually as if manually signed and duly issued by authorized officers of such Canadian Borrowing Subsidiary. Each Global Tranche Lender is hereby authorized to issue such B/As endorsed in blank in such face amounts as may be determined by such Lender; provided that the aggregate face amount thereof is equal to the aggregate face amount of B/As required to be accepted by such Lender in accordance with such Canadian Borrowing Subsidiary's written request. No Global Tranche Lender shall be liable for any damage, loss or claim arising by reason of any loss or improper use of any such instrument unless such loss or improper use results from the bad faith, gross negligence or willful misconduct of such Lender. Each Global Tranche Lender shall maintain a record with respect to B/As (i) received by it from the Canadian Administrative Agent in blank hereunder, (ii) voided by it for any reason, (iii) accepted and purchased by it hereunder and (iv) canceled at their respective maturities. Each Global Tranche Lender further agrees to retain such records in the manner and for the periods provided in applicable provincial or Federal statutes and regulations of Canada and to provide such records to each Canadian Borrowing Subsidiary upon its request and at its expense. Upon request by any Canadian Borrowing Subsidiary, a Global Tranche Lender shall cancel all forms of B/A that have been pre-signed or pre-endorsed on behalf of such Canadian Borrowing Subsidiary and that are held by such Global Tranche Lender and are not required to be issued pursuant to this Agreement.

          (e)   Drafts of each Canadian Borrowing Subsidiary to be accepted as B/As hereunder shall be signed as set forth in paragraph (d) above. Notwithstanding that any Person whose signature appears on any B/A may no longer be an authorized signatory for any of the Lenders or such Canadian Borrowing Subsidiary at the date of issuance of such B/A, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance and any such B/A so signed and properly completed shall be binding on such Canadian Borrowing Subsidiary.

          (f)    Upon acceptance of a B/A by a Lender, such Lender shall purchase such B/A from the applicable Canadian Borrowing Subsidiary at the Discount Rate for such Lender applicable to such B/A accepted by it and provide to the Canadian Administrative Agent the Discount Proceeds for the account of such Canadian Borrowing Subsidiary as provided in Section 2.06. The acceptance fee payable by the applicable Canadian Borrowing Subsidiary to a Lender under Section 2.11 in respect of each B/A accepted by such Lender shall be set off against the Discount Proceeds payable by such Lender under this paragraph. Notwithstanding the foregoing, in the case of any B/A Drawing resulting from the conversion or continuation of a B/A Drawing or Global Tranche Loan pursuant to Section 2.07, the net amount that would otherwise be payable to such Canadian Borrowing Subsidiary by each Lender pursuant to this paragraph will be applied as provided in Section 2.07(e).

          (g)   Each Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all B/A's accepted and purchased by it (it being understood that no such sale, rediscount or disposition shall constitute an assignment or participation of any Commitment hereunder).

          (h)   Each B/A accepted and purchased hereunder shall mature at the end of the Contract Period applicable thereto.

          (i)    Subject to applicable law, each Canadian Borrowing Subsidiary waives presentment for payment and any other defense to payment of any amounts due to a Lender in respect of a B/A accepted and purchased by it pursuant to this Agreement which might exist solely by reason of such B/A being held, at the maturity thereof, by such Lender in its own right and each Canadian Borrowing Subsidiary agrees not to claim any days of grace if such Lender as holder sues such Canadian Borrowing Subsidiary on the B/A for payment of the amounts payable by such Canadian Borrowing Subsidiary thereunder. On the last day of the Contract Period of a B/A, or such earlier date as may be required pursuant to the provisions of this Agreement, each Canadian Borrowing Subsidiary shall pay the Lender that has accepted and purchased such B/A the full face amount of such B/A, and after such payment such Canadian Borrowing Subsidiary shall have no further liability in respect of such B/A and such Lender shall be entitled to all benefits of, and be responsible for all payments due to third parties under, such B/A.

          (j)    At the option of each Canadian Borrowing Subsidiary and any Global Tranche Lender, B/As under this Agreement to be accepted by that Lender may be issued in the form of depository bills for deposit with The Canadian Depository for Securities Limited pursuant to the Depository Bills and Notes Act (Canada). All depository bills so issued shall be governed by the provisions of this Section 2.05.

          (k)   If a Global Tranche Lender is not a chartered bank under the Bank Act (Canada) or if a Global Tranche Lender notifies the Canadian Administrative Agent in writing that it is otherwise unable to accept B/As, such Lender will, instead of accepting and purchasing B/As, make a Loan (a "B/A Equivalent Loan") to the applicable Canadian Borrowing Subsidiary in the amount and for the same term as each draft which such Lender would otherwise have been required to accept and purchase hereunder. Each such Lender will provide to the Canadian Administrative Agent the Discount Proceeds of such B/A Equivalent Loan for the account of the applicable Canadian Borrowing Subsidiary in the same manner as such Lender would have provided the Discount Proceeds in respect of the draft which such Lender would otherwise have been required to accept and purchase hereunder. Each such B/A Equivalent Loan will bear interest at the same rate that would result if such Lender had accepted (and been paid an acceptance fee) and purchased (on a discounted basis) a B/A for the relevant Contract Period (it being the intention of the parties that each such B/A Equivalent Loan shall have the same economic consequences for the Lenders and the applicable Canadian Borrowing Subsidiary as the B/A that such B/A Equivalent Loan replaces). All such interest shall be paid in advance on the date such B/A Equivalent Loan is made, and will be deducted from the principal amount of such B/A Equivalent Loan in the same manner in which the Discount Proceeds of a B/A would be deducted from the face amount of the B/A. Subject to the repayment requirements of this Agreement, on the last day of the relevant Contract Period for such B/A Equivalent Loan, the applicable Canadian Borrowing Subsidiary shall be entitled to convert each such B/A Equivalent Loan into another type of Loan, or to roll over each such B/A Equivalent Loan into another B/A Equivalent Loan, all in accordance with the applicable provisions of this Agreement.

          (l)    Notwithstanding any provision hereof but subject to Section 2.10(b), the Borrowers may not prepay any B/A Drawing other than on the last day of its Contract Period.

          (m)  For greater certainty, all provisions of this Agreement which are applicable to B/As shall also be applicable, mutatis mutandis, to B/A Equivalent Loans.

        SECTION 2.06.    Funding of Borrowings and B/A Drawings.    (a) Each Lender shall make each Loan to be made and disburse the Discount Proceeds (net of applicable acceptance fees) of each B/A to be accepted and purchased by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency by 12:00 noon, Local Time, to the account of the Applicable Agent most recently designated by it for such purpose for Loans of such Class and currency by notice to the applicable Lenders. The Applicable Agent will make such Loans or Discount Proceeds available to the relevant Borrower by crediting the amounts so received, in like funds by 2:00 p.m., Local Time, to an account of such Borrower notified by the Borrower to the Applicable Agent; provided that the proceeds of any Loans or B/A Drawing made to finance the reimbursement of an LC Disbursement shall be remitted by the Administrative Agent to the applicable Issuing Bank.

          (b)   Unless the Applicable Agent shall have received notice from a Lender prior to the proposed date (or, in the case of any ABR Borrowing or Canadian Base Rate Borrowing, prior to 12:00 noon, Local Time, on the date such Borrowing is to be made) of any Borrowing or acceptance and purchase of B/As that such Lender will not make available to the Applicable Agent such Lender's share of such Borrowing or the applicable Discount Proceeds (net of applicable acceptance fees), the Applicable Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing or the applicable Discount Proceeds (net of applicable acceptance fees) available to the Applicable Agent, then the applicable Lender and such Borrower severally agree to pay to the Applicable Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Applicable Agent, at (i) in the case of such Lender, the rate reasonably determined by the Applicable Agent to be the cost to it of funding such amount or (ii) in the case of such Borrower, the interest rate applicable to the subject Loan or the applicable Discount Rate and pro-rated acceptance fee, as the case may be (subject to the return of such interest as provided in the next sentence). If such Lender pays such amount to the Applicable Agent, then such amount shall constitute such Lender's Loan included in such Borrowing or such Lender's purchase of B/As and the Applicable Agent shall return to such Borrower any amount (including interest) paid by such Borrower to the Applicable Agent pursuant to this paragraph.

        SECTION 2.07.    Interest Elections and Contract Periods.    (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Each B/A Drawing shall have a Contract Period as specified in the applicable request therefor. Thereafter, the relevant Borrower may elect to convert such Borrowing or B/A Drawing to a different Type or to continue such Borrowing or B/A Drawing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section and on terms consistent with the other provisions of this Agreement, it being understood that (i) no Borrowing or B/A Drawing may be converted to a Borrowing or B/A Drawing denominated in a different currency, (ii) no B/A Drawing may be converted or continued other than at the end of the Contract Period applicable thereto and (iii) no Borrowing or B/A Drawing denominated in Canadian Dollars may be converted to a Eurocurrency Borrowing. A Borrower may elect different options with respect to different portions of an affected Borrowing or B/A Drawing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing or purchasing the B/As comprising the B/A Drawing, as the case may be, and the Loans or B/As comprising each such portion shall be considered a separate Borrowing or B/A Drawing.

          (b)   To make an election pursuant to this Section, a Borrower, or the Company on its behalf, shall notify the Applicable Agent of such election by telephone (i) in the case of an election that would result in a Borrowing, by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election, and (ii) in the case of an election that would result in a B/A Drawing or the continuation of a B/A Drawing, by the time and date that a request would be required under Section 2.05 if such Borrower were requesting an acceptance and purchase of B/As to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Applicable Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the relevant Borrower, or by the Company on its behalf. Notwithstanding any contrary provision herein, this Section shall not be construed to permit any Borrower to (i) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d) or (ii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments pursuant to which such Borrowing was made.

          (c)   Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02 or Section 2.05, as applicable:

              (i)  the Borrowing or B/A Drawing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing or B/A Drawing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing or B/A Drawing);

             (ii)  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

            (iii)  in the case of an election resulting in a Borrowing, the Type of the resulting Borrowing; and

            (iv)  if the resulting Borrowing is to be a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period", and in the case of an election of a B/A Drawing, the Contract Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Contract Period".

  If any such Interest Election Request requests a Eurocurrency Borrowing or a B/A Drawing but does not specify an Interest Period or a Contract Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration or a Contract Period of 30 days' duration, as applicable. Promptly following receipt of an Interest Election Request, the Applicable Agent shall advise each Lender holding a Loan to which such request relates of the details thereof and of such Lender's portion of each resulting Borrowing or B/A Drawing.

          (d)   If a Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing or B/A Drawing, then (i) in the case of a Borrowing denominated in US Dollars, unless such Borrowing is repaid as provided herein, such Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto, (ii) in the case of any B/A Drawing, unless such B/A Drawing is repaid as provided herein, such B/A Drawing shall be converted into a Canadian Base Rate Borrowing and (iii) in the case of a Borrowing denominated in Sterling or Euros, such Borrowing shall be repaid at the end of the Interest Period applicable thereto.

          (e)   Upon the conversion of any Borrowing (or portion thereof), or the continuation of any B/A Drawing (or portion thereof), to or as a B/A Drawing, the net amount that would otherwise be payable to a Borrower by each Lender pursuant to Section 2.05(f) in respect of such new B/A Drawing shall be applied against the principal of the Loan made by such Lender as part of such Borrowing (in the case of a conversion), or the reimbursement obligation owed to such Lender under Section 2.05(i) in respect of the B/As accepted by such Lender as part of such maturing B/A Drawing (in the case of a continuation), and such Borrower shall pay to the Canadian Administrative Agent for the account of such Lender an amount equal to the difference between the principal amount of such Loan or the aggregate face amount of such maturing B/As, as the case may be, and such net amount.

        SECTION 2.08.    Termination, Reduction and Increase of Commitments.    (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

          (b)   The Company may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum, or the entire amount of the Commitments of such Class, (ii) the Company will not terminate or reduce the Global Tranche Commitments if, after giving effect to any concurrent prepayment of the Global Tranche Loans in accordance with Section 2.10, the aggregate Global Tranche Credit Exposures would exceed the aggregate Global Tranche Commitments and (iii) the Company shall not terminate or reduce the US/UK Tranche Commitments if, after giving effect to any concurrent prepayment of the US/UK Tranche Loans in accordance with Section 2.10, the aggregate US/UK Tranche Credit Exposures would exceed the aggregate US/UK Tranche Commitments.

          (c)   The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments of any Class under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying the effective date of such election. Promptly following receipt of any such notice, the Administrative Agent shall advise the Canadian Administrative Agent and the applicable Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Except as provided in Section 2.08(e), each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

          (d)   The Company may, by written notice to the Administrative Agent, request that the total Commitments under any Tranche be increased (a "Commitment Increase") by an amount for each increased Tranche of not less than US$25,000,000; provided that the aggregate amount of increases under all Tranches pursuant to this sentence shall not exceed the excess of (A) $250,000,000 over (B) the aggregate amount by which new Commitments of any Class established pursuant to Section 2.08(e) shall exceed the simultaneous reductions in the Global Tranche Commitments and/or the US/UK Tranche Commitments of the Lenders participating in such new Class. Such notice shall set forth the amount of the requested increase in each Tranche, and the date (the "Increase Effective Date") on which such increase is requested to become effective (which shall be not less than 10 Business Days or more than 45 days after the date of such notice), and shall offer each Lender holding a Commitment under each applicable Tranche the opportunity to increase its Commitment in such Tranche by its Tranche Percentage of the proposed increased amount. Each such Lender shall, by notice to the Company and the Administrative Agent given not more than 5 Business Days after the date of the Company's notice, either agree to increase its applicable Commitment by all or a portion of the offered amount (each Lender so agreeing being an

  "Increasing Lender" with respect to such Tranche) or decline to increase its applicable Commitment (and any Lender that does not deliver such a notice within such period of 5 Business Days shall be deemed to have declined to increase its Commitment) (each Lender so declining or deemed to have declined being a "Non-Increasing Lender" with respect to such Tranche). In the event that on the 5th Business Day after the Company shall have delivered a notice pursuant to the first sentence of this paragraph the Lenders shall have agreed pursuant to the preceding sentence to increase their Commitments under any Tranche by an aggregate amount less than the increase in the total Commitments requested by the Company, the Company may arrange for one or more banks or other financial institutions (any such bank or other financial institution being called an "Augmenting Lender" with respect to such Tranche), which may include any Lender, to extend Commitments in an aggregate amount equal to the unsubscribed amount; provided that each Augmenting Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent and the applicable Issuing Bank (which approval shall not be unreasonably withheld) and the Borrowers and each Augmenting Lender shall execute all such documentation as the Administrative Agent and the Company shall reasonably specify to evidence the Commitment of such Augmenting Lender and its status as a Lender hereunder. On the Increase Effective Date, (A) the aggregate principal amount of the Loans outstanding under each Tranche under which a Commitment Increase will become effective (the "Initial Loans" under such Tranche) immediately prior to giving effect to the applicable Commitment Increase on the Increase Effective Date shall be deemed to be repaid, (B) after the effectiveness of the Commitment Increase, the Borrowers holding Commitments under such Tranche shall be deemed to have made new Borrowings (the "Subsequent Borrowings") in an aggregate principal amount equal to the aggregate principal amount of the Initial Loans under such Tranche and of the types and for the Interest Periods specified in a Borrowing Request delivered to the Administrative Agent in accordance with Section 2.03, (C) each Lender under such Tranche shall pay to the Applicable Agent in same day funds an amount equal to the difference, if positive, between (x) such Lender's Tranche Percentage (calculated after giving effect to the Commitment Increase) of the Subsequent Borrowings and (y) such Lender's Tranche Percentage (calculated without giving effect to the Commitment Increase) of the Initial Loans, (D) after the Applicable Agent receives the funds specified in clause (C) above, the Applicable Agent shall pay to each Lender under such Tranche the portion of such funds that is equal to the difference, if positive, between (1) such Lender's Tranche Percentage (calculated without giving effect to the Commitment Increase) of the Initial Loans and (2) such Lender's Tranche Percentage (calculated after giving effect to the Commitment Increase) of the amount of the Subsequent Borrowings, (E) each Non-Increasing Lender, each Increasing Lender and each Augmenting Lender shall be deemed to hold its Tranche Percentage of each Subsequent Borrowing (each calculated after giving effect to the Commitment Increase) and (F) each applicable Borrower shall pay each Increasing Lender and each Non-Increasing Lender any and all accrued but unpaid interest on the Initial Loans. The deemed payments made pursuant to clause (A) above in respect of each Eurocurrency Loan or B/A Equivalent Loan shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 2.15 if the Increase Effective Date occurs other than on the last day of the Interest Period relating thereto and breakage costs actually result therefrom. Notwithstanding the foregoing, no increase in the Commitments under any Tranche (or in any Commitment of any Lender) or addition of an Augmenting Lender shall become effective under this Section unless, (A) on the date of such increase, the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Company, and (B) the Administrative Agent shall have received (with sufficient copies for each of the Lenders) documents consistent with those delivered pursuant to Section 4.01 as to the corporate power and authority of the applicable Borrowers to borrow hereunder after giving effect to such increase.

          (e)   Notwithstanding anything in Section 10.02 or elsewhere in this Agreement to the contrary, in the event the Company shall desire to designate after the date hereof as Borrowing Subsidiaries hereunder one or more Subsidiaries organized under the laws of Canada or any political subdivision thereof and shall determine that payments of interest or fees by any such Subsidiary to one or more of the Global Tranche Lenders would be subject to withholding taxes if made under the arrangements provided for herein, the Company may request Lenders selected by it that would be able to receive such payments free of withholding taxes to establish hereunder an additional Class of Commitments under which Loans would be made available to such Borrowing Subsidiaries and, if the Company shall so elect, to the Company and one or more other Borrowing Subsidiaries, and, subject to the provisions of the following sentence, the Company may increase total Commitments in connection with the establishment of such Class. Subject to the provisions of this paragraph, any such additional Class of Commitments may be established by a written amendment to this Agreement entered into by the Company, the Administrative Agent and each Lender that shall agree to provide a Commitment of such Class, and shall not require the consent of any other Lender; provided, that: (i) the aggregate outstanding principal amount of the new Commitments of any Class established pursuant to this paragraph shall not, without the consent of the Required Lenders, exceed the sum of (A) US$250,000,000 minus the aggregate amount by which the Commitments shall theretofore have been increased pursuant to paragraph (d) above and (B) the aggregate amount of any simultaneous reductions of the Global Tranche Commitments and/or the US/UK Tranche Commitments of the Lenders extending Commitments as part of such new Class (and any such reductions may, notwithstanding any other provision of this Agreement, be effected by the amendment agreement establishing such new Class without any corresponding reduction of the Commitments of the other Global Tranche Lenders or US/UK Tranche Lenders, as the case may be); and (ii) the terms applicable to the Commitments and Borrowings of any new Class shall be the same as those applicable to the original Classes except as required or deemed appropriate by the Company and the Administrative Agent to make the Commitments and Loans of such new Class available to the intended Borrowing Subsidiaries. Any such amendment agreement shall, subject to the preceding sentence, amend the provisions of this Agreement and the other Loan Documents to set forth the terms of such new Class and the Borrowings thereunder and make such other amendments to this Agreement (including to Sections 2.17, 7.02, 7.03 and 10.02) as shall be necessary or appropriate in the judgment of the Company and the Administrative Agent to make the benefits of this Agreement available to the Lenders participating in such new Class. Further, any such amendment agreement shall amend the provisions of this Agreement (including the definition of Excluded Taxes and Section 2.16) as shall be necessary or appropriate in the judgment of the Company and the Administrative Agent to ensure that payments by or to Lenders participating in such new Class shall not be subject to withholding taxes imposed by Canada and the United States in effect on the date each such Lender becomes a participant in the new Class. The Commitments, Loans and Borrowings of any Class established pursuant to this paragraph shall constitute Commitments, Loans and Borrowings under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees created by the Subsidiary Guarantee Agreement to the extent provided therein.

        SECTION 2.09.    Repayment of Loans and B/As; Evidence of Debt.    (a) Each Borrower hereby unconditionally promises to pay to the Applicable Agent for the accounts of the applicable Lenders (i) the then unpaid principal amount of each Borrowing of such Borrower on the Maturity Date and (ii) the face amount of each B/A, if any, accepted by such Lender as provided in Section 2.05. Each Borrower agrees to repay the principal amount of each Loan or B/A made to or drawn by such Borrower and the accrued interest on such Loan in the currency of such Loan or B/A.

          (b)   Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made or

  B/A accepted by such Lender, including the amounts of principal and interest and amounts in respect of B/As payable and paid to such Lender from time to time hereunder.

          (c)   The Administrative Agent shall maintain accounts (including the Register described in Section 10.04) in which it shall record (i) the amount of each Loan made hereunder, the Class, Type and currency thereof and the Interest Period applicable thereto, (ii) the amount of each B/A accepted and purchased hereunder and the Contract Period applicable thereto, (iii) the amount and currency of each Letter of Credit issued hereunder, (iv) the amount of any principal, interest or other amount due and payable or to become due and payable from each Borrower to any Lender hereunder and (v) the amounts received by any Agent hereunder for the accounts of the Lenders and each Lender's share thereof. The Administrative Agent shall make the information in such accounts available to the Canadian Administrative Agent from time to time upon its request. The Canadian Administrative Agent shall furnish to the Administrative Agent, promptly after the making of any Loan, Borrowing or B/A Drawing or the issuance, amendment, renewal or extension of any Letter of Credit with respect to which it is the Applicable Agent or the receipt of any payment of principal or interest with respect to any such Loan or Borrowing or other amounts with respect to any such B/A, information with respect thereto that will enable the Administrative Agent to maintain the accounts referred to in the preceding sentence.

          (d)   The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall, to the extent consistent with the Register, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans or amounts payable in respect of B/As in accordance with the terms of this Agreement.

          (e)   Any Lender may request that Loans of any Class made by it to any Borrower be evidenced by a promissory note. In such event, each applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form reasonably acceptable to the Company and the Administrative Agent, acting reasonably. Thereafter, the Loans evidenced by each such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

        SECTION 2.10.    Prepayment of Loans.    (a) Any Borrower shall have the right at any time and from time to time to prepay any Borrowing (but for greater certainty not any B/A Drawing) of such Borrower in whole or in part, subject to prior notice in accordance with paragraph (c) of this Section.

          (b)   If the Revolving Credit Exposures of any Class shall exceed the aggregate Commitments of such Class (other than solely as a result of changes in Exchange Rates), the Borrowers shall promptly prepay Loans and/or amounts owed in respect of outstanding B/As in an amount sufficient to eliminate such excess. If the aggregate Revolving Credit Exposures of any Class (in the case of Global Tranche Credit Exposures, net of any cash or cash equivalents on deposit in Prepayment Accounts) shall exceed the aggregate Commitments of such Class solely as a result of changes in Exchange Rates, then (i) on the last day of any Interest Period for any Eurocurrency Borrowing of such Class or any Contract Period for any B/A Drawing of such Class and (ii) on any other date in the event ABR Borrowings or Canadian Base Rate Borrowings of such Class shall be outstanding, the applicable Borrowers shall prepay Loans and/or amounts owed in respect of B/As in an amount equal to the lesser of (A) the amount required to eliminate such excess and (B) the amount of the Borrowings or B/A Drawings referred to in clauses (i) and (ii), as applicable; provided that if, on any Reset Date, the aggregate amount of the Revolving Credit Exposures of any Class shall for any reason exceed 107.5% of the aggregate Commitments of such Class, then the Borrowers shall, not later than the next Business Day, prepay one or more Borrowings of such

  Class and/or amounts owed in respect of B/As in an aggregate principal amount sufficient to eliminate such excess (after giving effect to any other prepayment of Loans or B/As (including deposits made to the Prepayment Account) on such day). For purposes of this paragraph, any excess of the aggregate Revolving Credit Exposures of any Class (in the case of Global Tranche Credit Exposures, net of any cash or cash equivalents on deposit in Prepayment Accounts) over the aggregate Commitments of such Class shall be deemed to result solely from changes in Exchange Rates if no such excess shall have existed at the time of and immediately after giving effect to the most recent Borrowing, acceptance and purchase of B/As or reduction of the Commitments of such Class.

          (c)   The applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Applicable Agent) by telephone (confirmed by telecopy) of any prepayment of a Borrowing hereunder (i) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of such prepayment and (ii) in the case of an ABR Borrowing or a Canadian Base Rate Borrowing, not later than 11:00 a.m., Local Time, one Business Day before the date of such prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08(c). Promptly following receipt of any such notice, the Applicable Agent shall advise the applicable Lenders of the contents thereof. Except as otherwise required in connection with any mandatory prepayment, each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12. In the event any prepayment shall be made hereunder but the Borrower shall not have selected the Borrowings or B/A Drawings to be prepaid, the Administrative Agent shall apply such prepayment (i) first, to ABR Borrowings or Canadian Base Rate Borrowings, (ii) second, to Eurocurrency Borrowings and (iii) third, to the prepayment of amounts due in respect of B/As.

          (d)   Amounts to be applied pursuant to clause (b) of this Section or Article VII to prepay or repay amounts to become due with respect to then outstanding B/As shall be deposited in a Prepayment Account (as defined below). The Canadian Administrative Agent shall apply any cash deposited in the Prepayment Account allocable to amounts to become due in respect of B/As on the last day of their respective Contract Periods until all amounts due in respect of such outstanding B/As have been prepaid or until all such cash has been exhausted (and any amount remaining in the Prepayment Account after all of the respective B/As for which the applicable deposit was made have matured and been paid will be released to the Canadian Borrowing Subsidiaries). For purposes of this Agreement, the term "Prepayment Account" shall mean an account established by a Canadian Borrowing Subsidiary with the Canadian Administrative Agent and over which the Canadian Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal for application in accordance with this paragraph (d). The Canadian Administrative Agent will, at the request of such Canadian Borrowing Subsidiary, invest amounts on deposit in the Prepayment Account in short-term, cash equivalent investments selected by the Canadian Administrative Agent in consultation with such Canadian Borrowing Subsidiary that mature prior to the last day of the applicable Contract Periods of the B/As to be prepaid; provided, however, that the Canadian Administrative Agent shall have no obligation to invest amounts on deposit in the Prepayment Account if an Event of Default shall have occurred and be continuing. Such Canadian Borrowing Subsidiary shall indemnify the Canadian Administrative Agent for any losses relating to the investments so that the amount available to prepay amounts due in respect of B/As on the last day of the applicable Contract Period is not less than the amount that would have been available had no investments been made pursuant thereto. Other than any interest earned on such investments (which shall be for the account of such Canadian Borrowing Subsidiary, to the extent not necessary for the prepayment of B/As in accordance with this Section), the Prepayment Account shall not bear interest. Interest or profits, if any, on such investments shall be deposited in the Prepayment Account and reinvested and disbursed as specified above. If the maturity of the Loans and all amounts due hereunder has been accelerated pursuant to Article VII, the Canadian Administrative Agent may, in its sole discretion, apply all amounts on deposit in the Prepayment Account of any Canadian Borrowing Subsidiary to satisfy any of the Obligations of such Canadian Borrowing Subsidiary in respect of Loans and B/As (and each Canadian Borrowing Subsidiary hereby grants to the Canadian Administrative Agent a security interest in its Prepayment Account to secure such Obligations).

        SECTION 2.11.    Fees.    (a) The Company agrees to pay to the Administrative Agent for the accounts of the Lenders a facility fee, which shall accrue at the Applicable Rate on the average daily amount of each Commitment of such Lender, whether used or unused, during the period from and including the date hereof to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure of any Class after its Commitment of such Class terminates, then such facility fee shall continue to accrue on the daily amount of such Revolving Credit Exposure from and including the date on which such Commitment terminates to but excluding the date on which such Lender ceases to have any such Revolving Credit Exposure. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year, commencing on the first such date to occur after the date hereof, and on the date on which such Commitments terminate; provided that any facility fees accruing after the date on which the Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

          (b)   Each Borrower agrees to pay (i) to the Administrative Agent or the Canadian Administrative Agent, as applicable, for the account of each Lender a letter of credit participation fee with respect to its participations in Letters of Credit issued for the account of such Borrower, which shall accrue at the Applicable Rate on the daily amount of such Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date hereof to but excluding the later of the date on which the last of such Lender's Commitments under the applicable Tranche terminates and the date on which such Lender ceases to have any LC Exposure under such Tranche, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum (or any lesser amount that the Company and such Issuing Bank may agree upon from time to time) on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by such Issuing Bank for the account of such Borrower during the period from and including the date hereof to but excluding the later of the date of termination of the last of the Commitments under the applicable Tranche and the date on which there ceases to be any LC Exposure, under such Tranche, as well as such Issuing Bank's standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit issued for the account of such Borrower or processing of drawings thereunder. Participation fees and fronting fees accrued under this paragraph through and including the last day of March, June, September and December of each year shall be payable on such last day, commencing on the first such date to occur after the date hereof; provided that all such fees shall be payable on the date on which the last of the Commitments terminates and any such fees accruing after such date shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 30 days after written demand. All participation fees and fronting fees payable under this paragraph shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

          (c)   Each Canadian Borrowing Subsidiary agrees to pay to the Canadian Administrative Agent, for the accounts of the Global Tranche Lenders (or the lending offices designated to accept and purchase B/As pursuant to Section 2.16(f)), on each date on which B/As drawn by such Canadian Borrowing Subsidiary are accepted hereunder, in Canadian Dollars, an acceptance fee computed by multiplying the face amount of each such B/A by the product of (i) the Applicable Rate for B/A Drawings on such date and (ii) a fraction, the numerator of which is the number of days in the Contract Period applicable to such B/A and the denominator of which is 365.

          (d)   All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent, Canadian Administrative Agent, or the applicable Issuing Bank, as applicable, for distribution to the applicable Lenders. Fees paid shall not be refundable under any circumstances.

        SECTION 2.12.    Interest.    (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate and the Loans comprising each Canadian Base Rate Borrowing shall bear interest at the Canadian Base Rate.

          (b)   The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

          (c)   Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section, (ii) in the case of any other amount payable in Canadian Dollars, 2% plus the rate applicable to Canadian Base Rate Loans as provided in paragraph (a) of this Section or (iii) in the case of any other amount, 2% plus the rate applicable to ABR Loans made in the United States as provided in paragraph (a) of this Section.

          (d)   Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph  (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan or Canadian Base Rate Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

          (e)   All interest hereunder shall be computed on the basis of a year of 360 days, except that interest on Loans denominated in Sterling and interest computed by reference to the Canadian Base Rate or the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Canadian Base Rate or Adjusted LIBO Rate shall be determined by the Applicable Agent, and such determination shall be conclusive absent manifest error.

        SECTION 2.13.    Alternate Rate of Interest.    If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

          (a)   the Applicable Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

          (b)   the Applicable Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans as Eurocurrency Loans included in such Borrowing for such Interest Period;

then the Applicable Agent shall give notice thereof to the Company and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Applicable Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Borrowing Request that requests a Eurocurrency Borrowing shall be ineffective and the applicable Borrower may instead request an ABR Borrowing not later than 12:00 noon, Local Time, on the date of the proposed Borrowing and (ii) any Interest Election Request that requests the conversion or continuation of any Borrowing as a Eurocurrency Borrowing shall be ineffective, and such Borrowing shall be converted to or continued on the last day of the Interest Period applicable thereto (A) if such Borrowing is denominated in US Dollars (except for a Borrowing by a UK Borrowing Subsidiary), as an ABR Borrowing or (B) if such Borrowing is denominated in any other currency, or if such Borrowing is denominated in US Dollars and made by a UK Borrowing Subsidiary, as a Borrowing bearing interest at such rate as the Lenders and the Company may agree adequately reflects the costs to the Lenders of making or maintaining their Loans (or, in the absence of such agreement, shall be repaid as of the last day of the current Interest Period applicable thereto).

        SECTION 2.14.    Increased Costs.    (a) If any Change in Law shall:

              (i)  impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Bank (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

             (ii)  impose on any Lender or Issuing Bank or the London or Canadian interbank market any other condition affecting this Agreement, Eurocurrency Loans or B/A Drawings made by such Lender or any Letter of Credit or participations therein, other than any Taxes which, in all cases, will be subject to indemnity only pursuant to Section 2.16;

  and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan or obtaining funds for the purchase of B/As (or of maintaining its obligation to make any such Loan or to accept and purchase B/As) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the Company will pay or cause the other Borrowers to pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank for such additional costs incurred or reduction suffered.

          (b)   If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or Issuing Bank's capital or on the capital of such Lender's or Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender's or Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or Issuing Bank's policies and the policies of such Lender's or Issuing Bank's holding company with respect to capital adequacy), other than any Taxes which, in all cases, will be subject to indemnity only pursuant to Section 2.16, then from time to time the Company will pay or cause the other Borrowers to pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender's or Issuing Bank's holding company for any such reduction suffered.

          (c)   A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or such Lender's or Issuing Bank's holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, and setting forth in reasonable detail the calculations used by such Lender or Issuing Bank to determine such amount, shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay or cause the other Borrowers to pay to such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

          (d)   Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or Issuing Bank's right to demand such compensation; provided that neither the Company nor any other Borrower shall be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and delivers a certificate with respect thereto as provided in paragraph (c) above; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

        SECTION 2.15.    Break Funding Payments.    In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan to a Loan of a different Type or Interest Period other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow (including as a result of a return of funds to the Lenders under the last sentence of Section 4.01), convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(c) and is revoked in accordance therewith), or (d) the assignment or deemed assignment of any Eurocurrency Loan or the right to receive payment in respect of a B/A other than on the last day of the Interest Period or Contract Period applicable thereto as a result of a request by the Company pursuant to Section 2.18 or the CAM Exchange then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) (A) with respect to a Eurocurrency Loan, the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan) or (B) with respect to a B/A, (x) in the case of an event described in clause (c) above, the face amount of such B/A minus the Discount Proceeds of such B/A and (y) in the case of an event described in clause (d) above, the face amount of such B/A minus amounts received as a result of such assignment, over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the London or Canadian interbank market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this

Section, and setting forth in reasonable detail the calculations used by such Lender to determine such amount or amounts, shall be delivered to the Applicable Agent (who shall promptly inform the applicable Borrower of the contents thereof) and shall be conclusive absent manifest error. The applicable Borrower shall pay the Administrative Agent for the account of such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

        SECTION 2.16.    Taxes.    (a) Subject to all the provisions of this Section 2.16 and except as required by law, any and all payments by or on account of any Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes; provided that if any Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, the Canadian Administrative Agent or the applicable Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

          (b)   In addition, the Loan Parties shall pay any Other Taxes (not otherwise addressed in Section 2.16(a)) to the relevant Governmental Authority in accordance with applicable law.

          (c)   The relevant Borrower shall indemnify the Administrative Agent, the Canadian Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Agent or such Lender or Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of any Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (except to the extent such penalties, interest or costs are attributable to the gross negligence or willful misconduct by a Lender, Issuing Bank or Agent), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender or Issuing Bank, or by an Agent, on its own behalf or on behalf of a Lender or Issuing Bank, shall be conclusive absent manifest error. Such Lender, Issuing Bank or Agent shall give the Company written notice of any payment of Indemnified Taxes or Other Taxes to be made hereunder with respect to which the Company has an indemnity obligation, but the failure of such Lender, Issuing Bank or Agent to give such notice shall not limit its right to receive indemnification hereunder, except that a failure to give such notice will constitute gross negligence or willful misconduct for purposes of the first sentence of this clause (c) to the extent penalties, interest or costs are incurred solely as a result of the failure to give such notice. Such Lender, Issuing Bank or Agent shall use reasonable efforts to cooperate with the Company in seeking a refund or return of such payment of Indemnified Taxes or Other Taxes.

          (d)   As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

          (e)   Any Lender, Issuing Bank or Agent that claims to be entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower to whom a Lender has made a Loan is organized or resident for tax purposes, or any treaty to which such jurisdiction is a party, or any other jurisdiction with respect to which the Agent, Lender or Issuing Bank receives written notice of such exemption from the Borrower with respect to payments under this Agreement shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Company as will permit such payments to be made without withholding or at a reduced rate. Such documentation shall include, as applicable and without limitation, (x) properly completed and executed U.S. Internal Revenue Service Forms W-8BEN, W-8ECI, W-8IMY (including the appropriate attachments thereto) or any subsequent versions thereof or successors thereto, in each case claiming complete exemption from United States withholding tax along with any other documentation required by applicable law, (y) where claiming exemption under Section 871(h) or 881(c) of the Code, a statement signed under penalty of perjury that such Person is not (1) a "bank" as described in Section 881(c)(3)(A) of the Code, (2) a 10% shareholder of the Company (within the meaning if Section 871(h)(3)(B) of the Code) or (3) a controlled foreign corporation related to the Company or any Loan Party within the meaning of Section 864(d)(4) of the Code, together with a properly completed U.S. Revenue Service Form W-8BEN and (z) a properly completed and executed U.S. Internal Revenue Service Form W-9. In addition, if a payment made to an Agent, Lender or Issuing Bank under this Agreement or in respect of any Obligation of a Borrower would be subject to United States withholding tax imposed by FATCA if such Person were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable) and such Person is claiming or seeking to claim an exemption from withholding under FATCA, such Person shall deliver to such Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by such Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower or the Administrative Agent as may be necessary for the Borrowers or the Administrative Agent to comply with their obligations under FATCA, to determine that such Person has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Such Lender, Issuing Bank or Agent shall indemnify and hold harmless the Company and such Borrower from any penalties, interest or other costs incurred by such Borrower solely as a result of the failure of such Lender, Issuing Bank or Agent to comply properly with such documentation requirements.

          (f)    Each Agent, Lender or Issuing Bank, on the date it becomes an Agent, a Lender or Issuing Bank hereunder (or designates a new lending office), will designate lending offices for the Loans to be made and held by it and B/As to be accepted and purchased by it and Letters of Credit to be issued by it or in respect of which it holds a participation, and represents and warrants that, on such date (but without giving effect to any Change in Law after the date hereof), it will not be liable and the relevant Borrower will not be required to withhold or deduct for any withholding tax that is imposed (i) by the United States of America on payments by the Company or any US Borrowing Subsidiary, (ii) by Canada on payments by any Canadian Borrowing Subsidiary, or (iii) unless such Agent, Lender or Issuing Bank is a Treaty Lender required to complete an application for a reduced withholding tax rate under an applicable income tax treaty with the United Kingdom in order to receive the benefit of such reduced withholding tax rate, by the United Kingdom on payments from the United Kingdom by any UK Borrowing Subsidiary, in each case except if such Lender (or assignor, if any) was, at the time of designation of a new lending office (or assignment), unable to comply with this Section 2.16(f) because of a change in applicable law (and would have been able to comply on the date that the applicable Lender or assignor became a Lender hereunder). Each Agent, Lender and Issuing Bank shall provide documentation to the Company (with a copy to the Administrative Agent pursuant to Section 2.16(e)) prescribed by applicable law or reasonably requested by the Company to establish the foregoing. If an Agent, a Lender or Issuing Bank is unable to comply with this Section 2.16(f) because of a change in applicable law described above, such Agent, Lender or Issuing Bank shall provide the Borrower with (i) adequate information as will permit the Borrower to determine the applicable rate of withholding tax and (ii) any additional properly completed and executed documentation reasonably requested by the Borrower which is necessary to make such withholding on a payment made hereunder. Each Agent, Lender or Issuing Bank shall indemnify the relevant Borrower for the full amount of Excluded Taxes paid or required to be paid by a Borrower on or with respect to any payment by or on account of any obligation of any Borrower hereunder or under any Loan Document as a result of such Agent's, Lender's or Issuing Bank's failure to comply with this Section 2.16(f).

          (g)   If a Lender, Issuing Bank or an Agent (each a "Finance Party") receives a refund or credit in respect of Indemnified Taxes or Other Taxes pursuant to this Section 2.16 and, in the case of a credit, such credit reduces the Tax liability of the Finance Party and is in the good faith opinion of the relevant Finance Party both identifiable and quantifiable without requiring such Finance Party or its professional advisers to expend a material amount of time or incur a material cost in so identifying or quantifying, the Finance Party will pay over the amount of such refund or credit to the relevant Borrower to the extent the Finance Party has received indemnity payments or additional amounts pursuant to this Section 2.16, net of all out-of-pocket expenses incurred in obtaining such refund or credit and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund or credit); provided, however, that the relevant Borrower, upon the request of the Finance Party, agrees to repay the amount it received to the Finance Party within 30 days of such request, plus penalties, interest or other charges imposed by the relevant Governmental Authority (except to the extent such penalties or other charges are incurred solely as a result of the gross negligence or willful misconduct of the relevant Finance Party), if the refund or credit is subsequently disallowed or cancelled. Amounts payable to a Borrower under this clause (g) with respect to a refund received by a Finance Party will be paid to the relevant Borrower within 30 days of receipt of such refund by the Finance Party. Amounts payable under this clause (g) with respect to a credit realized by a Finance Party will be paid within 30 days of the determination by the Finance Party that the credit reduced the Tax liability of such Finance Party. To the extent that a UK Borrowing Subsidiary has been required to make an increased payment pursuant to Section 2.16(a) to an Agent, Lender or Issuing Bank solely as a result of an application for relief under an applicable income tax treaty being submitted but not processed before the relevant interest payment date, such Agent, Lender or Issuing Bank shall be required to make an application under such treaty for a refund of the Indemnified Taxes or Other Taxes which have caused such increased payment to become payable.

          (h)   Each Treaty Lender and each UK Borrowing Subsidiary shall cooperate in completing any procedural formalities (including the completion and submission of any relevant form) necessary for such UK Borrowing Subsidiary to obtain and maintain authorization to make such payments of interest under this Agreement to which such Treaty Lender is entitled without deduction or withholding of Taxes. Unless such Treaty Lender is eligible to use the HMRC DT Treaty Passport scheme in relation to such payments, such Treaty Lender shall as soon as reasonably practicable after becoming a Lender under this Agreement submit an application for gross payment to its local tax authority and provide a copy of such application to the Company. If such Treaty Lender is eligible to use the HMRC DT Treaty Passport scheme in relation to such payments, such Treaty Lender shall use such scheme and shall promptly provide written notification to the Company of its intention to do so as soon as reasonably practicable after becoming a Lender under this Agreement (the "Relevant Accession Date") and, in connection therewith, (i) each UK Borrowing Subsidiary that is a Borrower on the Relevant Accession Date shall file a duly completed form DTTP2 in respect of such Treaty Lender with HM Revenue & Customs within 30 days of the Relevant Accession Date, and (ii) each UK Borrowing Subsidiary which becomes a Borrower after the Relevant Accession Date shall file a duly completed form DTTP2 in respect of such Treaty

  Lender with HM Revenue & Customs within 30 days of becoming a Borrower and shall promptly provide such Treaty Lender with a copy thereof.

          (i)    This Section 2.16 shall not be construed to require any Agent, any Issuing Bank or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Borrower or any other Person.

        SECTION 2.17.    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.    (a) Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursements of LC Disbursements, or of amounts payable under Sections 2.14, 2.15 or 2.16, or otherwise) prior to 1:00 p.m., Local Time (unless a different time is specified under a particular provision hereof or thereof), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Applicable Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Applicable Agent to the applicable account specified in Schedule 2.17 or, in any such case, to such other account as the Applicable Agent shall from time to time specify reasonably in advance of the date of the required payment in a notice delivered to the Company; provided that such payments shall be subject to the principles of Section 2.16(f) (substituting "Applicable Agent" for "Lender or Issuing Bank" and "account" for "lending offices"); provided further that payments to be made directly to an Issuing Bank as expressly provided herein and payments pursuant to Sections 2.14, 2.15, 2.16 and 10.03 shall be made directly to the Persons entitled thereto. The Applicable Agent shall distribute any such payments received by it for the account of any Lender or other Person promptly following receipt thereof to the appropriate lending office or other address specified by such Lender or other Person. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest in respect of any Loan and all amounts owing in respect of any B/A Drawing or any LC Disbursement shall be made in the currency of such Loan, B/A Drawing or LC Disbursement; all other payments hereunder and under each other Loan Document shall be made in US Dollars. Any payment required to be made by an Agent hereunder shall be deemed to have been made by the time required if such Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by such Agent to make such payment.

          (b)   If at any time insufficient funds are received by and available to any Agent from any Borrower to pay fully all amounts of principal, interest and fees then due from such Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

          (c)   If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on its Loans, amounts owing in respect of any B/A Drawing or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans, amounts owing in respect of any B/A Drawing, participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans or amounts owing in respect of any B/A Drawing or participations in LC Disbursements, as applicable, of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of their respective Loans, amounts owing in respect of any

  B/A Drawing, participations in LC Disbursements and accrued interest thereon; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

          (d)   Unless the Applicable Agent shall have received notice from the relevant Borrower prior to the date on which any payment is due hereunder that such Borrower will not make such payment, the Applicable Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or Issuing Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the applicable Lenders or Issuing Bank, as the case may be, severally agrees to repay to the Applicable Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Applicable Agent, at a rate determined by the Applicable Agent in accordance with banking industry practices on interbank compensation.

          (e)   If any Lender shall fail to make any payment required to be made by it to any Agent pursuant to this Agreement, then the Agents may, in their discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by them for the account of such Lender to satisfy such Lender's obligations to the Agents until all such unsatisfied obligations are fully paid.

        SECTION 2.18.    Mitigation Obligations; Replacement of Lenders.    (a) If any Lender requests compensation under Section 2.14, or if any Borrower is required to pay any additional amount or indemnify any Person pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign (in accordance with and subject to the restrictions contained in Section 10.04) its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such assignment.

          (b)   If (i) any Lender requests compensation under Section 2.14, (ii) any Loan Party is required to pay any additional amount or indemnify any Person pursuant to Section 2.16, (iii) any Lender is a Defaulting Lender or (iv) any Lender refuses to consent to any amendment or waiver of any Loan Document that requires the consent of all Lenders (or of each affected Lender, where such Lender is an affected Lender) and such amendment or waiver is consented to by Lenders having Revolving Credit Exposures and unused Commitments representing more than 66 2/3% of the aggregate Revolving Credit Exposures and unused Commitments of all Lenders, then the Company may, at its sole expense and effort, but with the cooperation of the Administrative Agent, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent (and if a Global Tranche Commitment is being assigned, each US Issuing Bank and each Canadian Issuing Bank and if a US/UK Tranche Commitment is being assigned, each US Issuing Bank), which consents shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

        SECTION 2.19.    Designation of Borrowing Subsidiaries.    The Company may at any time and from time to time designate any Subsidiary as a Borrowing Subsidiary by delivery to the Administrative Agent of a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company, and upon such delivery such Subsidiary shall for all purposes of this Agreement be a Borrowing Subsidiary and a party to this Agreement until the Company shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination with respect to such Subsidiary, whereupon such Subsidiary shall cease to be a Borrowing Subsidiary and a party to this Agreement, provided that in no event shall the Company designate any Foreign Subsidiary (other than a Canadian Subsidiary or a UK Subsidiary) to become a Borrower (a) if such Foreign Subsidiary would be required by law, as of the effective date of such Borrowing Subsidiary Agreement, to withhold or deduct any Taxes from or in respect of any sum payable hereunder by such Foreign Subsidiary as a Borrower hereunder to any Lender, Agent or Issuing Bank, (b) if such designation or the making of loans or other extensions of credit to such Foreign Subsidiary by any Lender is prohibited by applicable laws or regulations or (c) if such designation or the making of loans or other extensions of credit to such Foreign Subsidiary by any Lender would result in any increased costs to any Lender, Agent or Issuing Bank pursuant to Section 2.14. Notwithstanding the preceding sentence, no Borrowing Subsidiary Termination will become effective as to any Borrowing Subsidiary at a time when any principal of or interest on any Loan to such Borrowing Subsidiary, any B/A drawn by such Borrowing Subsidiary or any Letter of Credit issued for the account of such Borrowing Subsidiary shall be outstanding hereunder, provided that such Borrowing Subsidiary Termination shall be effective to terminate the right of such Borrowing Subsidiary to make further Borrowings, draw further B/As and obtain further Letters of Credit under this Agreement. As soon as practicable upon receipt of a Borrowing Subsidiary Agreement or Borrowing Subsidiary Termination, the Administrative Agent shall send a copy thereof to each Lender.

        SECTION 2.20.    Additional Reserve Costs.    (a) If and so long as any Lender is required to make special deposits with the Bank of England, to maintain reserve asset ratios or to pay fees, in each case in respect of such Lender's Loans, such Lender may require the relevant Borrower to pay, contemporaneously with each payment of interest on each of such Loans, additional interest on such Loans at a rate per annum equal to the Mandatory Costs Rate calculated in accordance with the formula and in the manner set forth in Exhibit D hereto.

          (b)   If and so long as any Lender is required to comply with reserve assets, liquidity, cash margin or other requirements of any monetary or other authority (including any such requirement imposed by the European Central Bank or the European System of Central Banks, but excluding requirements reflected in the Mandatory Costs Rate) in respect of any of such Lender's Loans, such Lender may require the relevant Borrower to pay, contemporaneously with each payment of interest on each of such Lender's Loans subject to such requirements, additional interest on such Loans at a rate per annum specified by such Lender to be the cost to such Lender of complying with such requirements in relation to such Loans.

          (c)   Any additional interest owed pursuant to paragraph (a) or (b) above shall be determined by the relevant Lender, acting in good faith, which determination shall be conclusive absent manifest error, and notified to the relevant Borrower (with a copy to the Administrative Agent) at least five Business Days before each date on which interest is payable for the relevant Loans, and such additional interest so notified to the relevant Borrower by such Lender shall be payable to such Lender on each date on which interest is payable for such Loans.

        SECTION 2.21.    Defaulting Lenders.    Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

          (a)   facility fees shall cease to accrue from and after the time such Lender becomes a Defaulting Lender on the unused portion of the Commitment of such Defaulting Lender pursuant to Section 2.11(a);

          (b)   if such Defaulting Lender is an Issuing Bank, fronting fees shall cease to accrue from and after the time such Lender becomes a Defaulting Lender on the LC Exposure attributable to Letters of Credit issued by such Issuing Bank pursuant to Section 2.11(b)(ii);

          (c)   the Commitment and Revolving Credit Exposure, if any, of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action under this Agreement (including any consent to any amendment, waiver or modification pursuant to Section 10.02), provided that any amendment, waiver or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders or that would (i) change the percentage of Commitments or of the aggregate unpaid principal amount of the Loans or LC Exposures, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (ii) amend this Section 2.21 or Section 10.02 in a manner which affects such Defaulting Lender differently than other Lenders and is adverse to such Defaulting Lender, (iii) increase or extend the Commitment of such Defaulting Lender or subject such Defaulting Lender to any additional obligations (it being understood that any amendment, waiver or consent in respect of conditions precedent, covenants, Defaults or Events of Default shall not constitute an increase or extension of the Commitment of any Lender or an additional obligation of any Lender), (iv) reduce the principal of the Loans made by such Defaulting Lender or any LC Disbursements payable hereunder to such Defaulting Lender or (v) postpone the scheduled date for any payment of principal of, or interest on, the Loans made by such Defaulting Lender or any LC Disbursements payable hereunder to such Defaulting Lender, shall in each case require the consent of such Defaulting Lender (which consent shall be deemed to have been given if such Defaulting Lender fails to respond to a written request for such consent within 30 days after receipt of such written request);

          (d)   if any LC Exposure exists at the time such Lender becomes a Defaulting Lender or at any time such Lender remains a Defaulting Lender, then:

              (i)  (x) all or any part of such LC Exposure comprising Global Tranche LC Exposure shall be reallocated among the Global Tranche Lenders that are Non-Defaulting Lenders in accordance with their respective Adjusted Global Tranche Percentages but only to the extent (a) the sum of any such Non-Defaulting Lender's Global Tranche Credit Exposure plus its Adjusted Global Tranche Percentage of such Defaulting Lender's Global Tranche LC Exposure does not exceed such Non-Defaulting Lender's Global Tranche Commitment and (b) the sum of all such Non-Defaulting Lenders' Global Tranche Credit Exposures plus such Defaulting Lender's Global Tranche LC Exposure does not exceed the total of all Non-Defaulting Lenders' Global Tranche Credit Commitments (it being understood that such LC Exposure shall not be reallocated after the Revolving Credit Commitments are terminated on the Maturity Date) and (y) all or any part of such LC Exposure comprising US/UK Tranche LC Exposure shall be reallocated among the US/UK Tranche Lenders that are Non-Defaulting Lenders in accordance with their respective Adjusted US/UK Tranche Percentages but only to the extent (a) the sum of any such Non-Defaulting Lender's US/UK Tranche Credit Exposure plus its Adjusted US/UK Tranche Percentage of such Defaulting Lender's US/UK Tranche LC Exposure does not exceed such Non-Defaulting Lender's US/UK Tranche Commitment and (b) the sum of all such Non-Defaulting Lenders' US/UK Tranche Credit Exposures plus such Defaulting Lender's US/UK Tranche LC Exposure does not exceed the total of all Non-Defaulting Lenders' US/UK Tranche Credit Commitments (it being understood that such LC Exposure shall not be reallocated after the Revolving Credit Commitments are terminated on the Maturity Date);

             (ii)  if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within five Business Days following notice by the Administrative Agent cash collateralize such Defaulting Lender's LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.04(k) for so long as such LC Exposure is outstanding;

            (iii)  if the Borrowers cash collateralize any portion of such Defaulting Lender's LC Exposure pursuant to this Section 2.21(d), the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such Defaulting Lender's LC Exposure (and such fees shall cease to accrue with respect to such Defaulting Lender's LC Exposure) during the period such Defaulting Lender's LC Exposure is cash collateralized;

            (iv)  if the LC Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.21(d), then the fees payable to the Lenders pursuant to Sections 2.11(a) and 2.11(b) shall be adjusted in accordance with such Non-Defaulting Lenders' Adjusted Tranche Percentages; and

             (v)  if any Defaulting Lender's LC Exposure is not reallocated pursuant to this Section 2.21(d), then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all letter of credit fees payable under Section 2.11(b) with respect to such Defaulting Lender's LC Exposure shall be payable to the applicable Issuing Bank(s) until such LC Exposure is reallocated;

          (e)   so long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, renew extend or increase any Letter of Credit unless such Defaulting Lender's LC Exposure that would result from such newly issued, renewed, extended or increased Letter of Credit has been or would be, at the time of such issuance, renewal, extension or increase, fully allocated among

  Non-Defaulting Lenders pursuant to Section 2.21(d)(i) or fully cash collateralized by the Borrowers pursuant to Section 2.21(d)(ii);

          (f)    in the event that the Agents, the Borrowers and the Issuing Banks each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Defaulting Lender's Commitment and on such date such Defaulting Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Defaulting Lender to hold such Loans in accordance with its applicable Tranche Percentage;

          (g)   no reallocation pursuant to paragraph (d) above, nor the operation of any other provision of this Section 2.21, will (i) constitute a waiver or release of any claim the Borrowers, the Agents, any Issuing Bank or any other Lender may have against such Defaulting Lender, or (except with respect to clause (f) above) cause such Defaulting Lender to be a Non-Defaulting Lender, or (ii) except as expressly provided in this Section 2.21, excuse or otherwise modify the performance by the Borrowers of their respective obligations under this Agreement and the other Loan Documents; and

          (h)   anything herein to the contrary notwithstanding, the Borrowers may terminate the unused amount of the Commitment of a Defaulting Lender on a non-pro rata basis upon not less than three Business Days' prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), provided that such termination will not be deemed to be a waiver or release of any claim the Borrowers, the Agents, any Issuing Bank or any Lender may have against such Defaulting Lender.

ARTICLE III
Representations and Warranties

        Each of the Borrowers represents and warrants to the Lenders that:

        SECTION 3.01.    Organization; Powers.    Each of the Company and the Subsidiaries is duly organized, validly existing and in good standing (to the extent such concept is applicable) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business, and is in good standing (to the extent such concepts are applicable), in every jurisdiction where such qualification is required.

        SECTION 3.02.    Authorization; Enforceability.    The Transactions are within each Loan Party's corporate powers and have been duly authorized by all necessary corporate or partnership and, if required, stockholder action. Each of the Loan Documents has been duly executed and delivered by each Loan Party thereto and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, and, in the case of obligations of UK Borrowing Subsidiaries, the time barring of claims under the Limitation Acts and the possibility that an undertaking to assume liability for or indemnify a person against non-payment of the UK stamp duty may be void.

        SECTION 3.03.    Governmental Approvals; No Conflicts.    The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or any order of any Governmental Authority, (c) will not violate or result in a default under any material agreement or other material instrument binding upon the Company or any of the Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Company or any of the Subsidiaries, (d) will not result in the creation or imposition of any Lien on any asset of the Company or any of the Subsidiaries and (e) will not violate the charter, by-laws or other organizational documents of the Company or any of the Subsidiaries, except, in the case of clause (a), (b), (c) and (d), to the extent that failure to comply could not reasonably be expected to result in a Material Adverse Effect.

        SECTION 3.04.    Financial Condition; No Material Adverse Change.    (a) The Company has heretofore furnished to the Lenders its consolidated balance sheets and statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 25, 2010, reported on by PricewaterhouseCoopers LLP, independent public accountants, and such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company and the consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP. The Company has heretofore furnished to the Lenders the consolidated balance sheets and statements of income, stockholders equity and cash flows of MillerCoors as of and for the fiscal year ended December 25, 2010, reported on by PricewaterhouseCoopers LLP, independent public accountants.

          (b)   Since December 25, 2010, there has not occurred or become known any event or circumstance that constitutes or would reasonably be expected to result in a material adverse change in the business, assets, operations or financial condition of the Company and the Subsidiaries, taken as a whole.

        SECTION 3.05.    Properties.    (a) Each of the Company and the Subsidiaries has good title to, valid leasehold interests in, or valid licenses of, all its real and personal property material to its business, except for defects in title that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

          (b)   Each of the Company and the Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, except for any intellectual property the failure to own or license which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, and the use thereof by the Company and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

        SECTION 3.06.    Litigation and Environmental Matters.    (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of the Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters and other matters disclosed in the most recent annual report of the Company filed with the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 25, 2010) or (ii) that involve this Agreement or any other Loan Document or the Transactions.

          (b)   Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

        SECTION 3.07.    Compliance with Laws and Agreements.    Each of the Company and the Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to be in compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

        SECTION 3.08.    Investment Company Status.    Neither the Company nor any of the Subsidiaries is an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940.

        SECTION 3.09.    Taxes.    The Company and each Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

        SECTION 3.10.    ERISA and Pension Plans.    (a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to result in a Material Adverse Effect, the Company and each ERISA Affiliate have fulfilled their obligations under the minimum funding standards of Section 302 of ERISA and Section 412 of the Code and have not incurred, and could not reasonably be expected to incur, any liability to the PBGC under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

          (b)   Each Canadian Borrowing Subsidiary is in compliance with all Applicable Canadian Pension Legislation and all of its obligations in respect of each applicable Pension Plan except where the failure to be in compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

        SECTION 3.11.    Disclosure.    Neither (a) to the best of the Company's knowledge, the information relating to the Company and the Subsidiaries or to the credit facilities established hereby set forth in the Information Memorandum nor (b) any of the other reports, financial statements, certificates or other written or formally presented information furnished by or on behalf of the Company to any Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains, as of the date furnished (and taken together with all other information then or theretofore furnished) any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information and other estimates, budgets and projections, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such projections, estimates and budgets are subject to significant uncertainties and contingencies beyond the Company's control, that no assurances can be given that the projections will be realized and that actual results may be materially different).

        SECTION 3.12.    Margin Stock.    Neither the Company nor any of the Subsidiaries is engaged principally, or as one of its primary activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. None of the Loans will be used to purchase or carry any Margin Stock, to refinance any Indebtedness originally incurred for any such purpose or in any other manner that would violate any provision of Regulation U or X of the Board.

        SECTION 3.13.    Subsidiaries; Guarantee Requirement.    Schedule 3.13 correctly sets forth, as of the date hereof, (a) the name and jurisdiction of organization of each Domestic Subsidiary, Canadian Subsidiary and UK Subsidiary that is a Significant Subsidiary and (b) the ownership of all the outstanding Equity Interests in each such Subsidiary (other than any Equity Interests owned by Persons other than the Company and the Subsidiaries).

ARTICLE IV
Conditions

        SECTION 4.01.    Effective Date.    The obligations of the Lenders to make Loans and accept and purchase B/As, and the obligation of the Issuing Banks to issue Letters of Credit, shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

          (a)   The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

          (b)   The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Canadian Administrative Agent and the Lenders and dated the Effective Date) of (i) an Assistant Secretary of the Company, substantially in the form of Exhibit F-1, (ii) Kirkland & Ellis LLP, special US counsel for the Company, substantially in the form of Exhibit F-2, (iii) McCarthy Tétrault LLP, special Canadian counsel for certain of the Canadian Subsidiaries, substantially in the form of Exhibit F-3, (iv) Cox & Palmer, special Nova Scotia counsel for certain of the Canadian Subsidiaries, substantially in the form of Exhibit F-4 and (v) Kirkland & Ellis LLP, special UK counsel for the Company, substantially in the form of Exhibit F-5.

          (c)   The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Loan Parties and the authorization of the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

          (d)   The Guarantee Requirement shall be satisfied.

          (e)   The Administrative Agent shall have received (or shall be satisfied that it will receive promptly after the Effective Date) all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder or under any other Loan Document.

          (f)    The commitments of the lenders under the Existing Credit Agreement shall have been terminated, all Indebtedness and other obligations outstanding, accrued or otherwise owing thereunder shall have been paid and all letters of credit issued thereunder (other than Existing Letters of Credit) shall have been terminated.

          (g)   The representations and warranties of the Loan Parties set forth in Article III shall be true and correct in all material respects (except that any representation given as of a particular date shall be true and correct in all material respects as of that date) and the Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Financial Officer of the Company, confirming compliance with the foregoing condition, the condition set forth in paragraph (f) above and the condition set forth in paragraph (b) of Section 4.02.

          (h)   On the Effective Date and immediately after giving effect to any Borrowings to be made on the Effective Date, there shall be no conflicts with or defaults under any indenture, material agreement or other material instrument binding upon the Company or any of the Subsidiaries that could reasonably be expected to result in a Material Adverse Effect as determined by the Administrative Agent in its good faith judgment.

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

        SECTION 4.02.    Each Credit Event.    The obligations of the Lenders to make Loans and accept and purchase B/As, and the obligation of the Issuing Banks to issue or increase the amount of any Letter of Credit, are subject to the satisfaction of the following conditions:

          (a)   The representations and warranties of the Loan Parties set forth in Article III (other than those set forth in Sections 3.04(b) and 3.06(a)) shall be true and correct in all material respects on and as of the date of such Borrowing or B/A Drawing or the date of issuance or increase of such Letter of Credit, as applicable (except that any such representation given as of a particular date shall be true and correct in all material respects as of that date).

          (b)   At the time of and immediately after giving effect to such Borrowing or B/A Drawing or the issuance or increase of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each incurrence of a Loan, each B/A Drawing and each issuance or increase of a Letter of Credit shall be deemed to constitute a representation and warranty by the Company on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

        SECTION 4.03.    Initial Credit Event for each Borrowing Subsidiary.    The obligation of each Lender to make the initial Loans to any Borrowing Subsidiary that becomes a Borrowing Subsidiary after the Effective Date or to initially accept and purchase B/As for the account of such Borrowing Subsidiary, and of the Issuing Banks to initially issue any Letter of Credit for the account of such Borrowing Subsidiary, is subject to the satisfaction of the following conditions:

          (a)   The Administrative Agent (or its counsel) shall have received such Borrowing Subsidiary's Borrowing Subsidiary Agreement duly executed by all parties thereto.

          (b)   The Administrative Agent shall have received such documents, certificates and legal opinions as the Administrative Agent or its counsel may reasonably request relating to the formation, existence and good standing (to the extent such concept is applicable) of such Borrowing Subsidiary, the authorization of the Transactions and the enforceability of this Agreement insofar as they relate to such Borrowing Subsidiary and any other legal matters relating to such Borrowing Subsidiary, its Borrowing Subsidiary Agreement or such Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel, which shall be deemed to be satisfactory if such documents, certificates or opinions are consistent with the deliveries under Section 4.01.

          (c)   Each Lender shall have received reasonably satisfactory "know your customer" and other customary information as such Lender shall reasonably request.

ARTICLE V
Affirmative Covenants

        Until the Commitments have expired or been terminated and the principal of and interest on each Loan and each B/A (other than any B/A that has been fully cash collateralized pursuant to Section 2.10(d)) and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements have been reimbursed, the Company covenants and agrees with the Lenders as to itself and the Subsidiaries and each Borrowing Subsidiary covenants and agrees with the Lenders as to itself and its Subsidiaries that:

        SECTION 5.01.    Financial Statements and Other Information.    The Company will (or, with respect to the financial statements relating to MillerCoors pursuant to clauses (a) and (b) below, use its commercially reasonable efforts to) furnish to the Administrative Agent (which shall distribute such materials to each Lender):

          (a)   within 90 days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of income, stockholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (with the opinion of such financial statements not containing (i) a "going concern" or like qualification or exception or (ii) any qualification or exception as to the scope of such audit that results from restrictions imposed by the Company on the audit procedures carried out by its independent public accountants) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; and within 90 days after the end of each fiscal year of MillerCoors, its audited consolidated balance sheet and related statements of income, stockholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing;

          (b)   within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its consolidated balance sheet and related statements of income, stockholders' equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; and within 45 days after the end of each of the first three fiscal quarters of each fiscal year of MillerCoors, its consolidated balance sheet and related statements of income, stockholders' equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year;

          (c)   concurrently with each delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Company (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.05, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and, if the effect of such change shall have been deferred under Section 1.04 for purposes of Section 6.06 or any other provision hereof, reconciling, as applicable, the calculations referred to in clause (ii) above or any calculations required under any other provision with the financial statements delivered under clause (a) or (b) above, and (iv) confirming compliance with the requirements set forth in the definition of "Guarantee Requirement" and attaching a revised form of Schedule 3.13 showing all additions to and removals from the list of Subsidiary Guarantors since the date of the most recently delivered Schedule 3.13 (or confirming that there have been no changes from such most recently delivered Schedule 3.13);

          (d)   concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines or in accordance with the normal commercial practices of such accounting firm);

          (e)   promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be;

          (f)    promptly after Moody's or S&P shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change;

          (g)   promptly following the request therefor, all documentation and other information that a Lender reasonably requests in order to comply with its ongoing obligations under applicable "know your customer" and anti-money laundering rules and regulations, including the USA Patriot Act; and

          (h)   promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of the Loan Documents, as any Agent or any Lender may reasonably request.

Information required to be delivered pursuant to the clauses above or pursuant to Section 5.02(b) or (d) shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted on the Company's website on the Internet at www.molsoncoors.com (or such other address as the Company shall provide to the Lenders) or by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov (and a confirming electronic correspondence shall have been delivered or caused to be delivered to the Administrative Agent providing notice of such posting or availability); provided that the Borrower shall deliver paper copies of such information to the Administrative Agent for any Lender that requests such delivery through the Administrative Agent. Information required to be delivered pursuant to this Section 5.01 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

        SECTION 5.02.    Notices of Material Events.    The Company will furnish to the Administrative Agent (which shall distribute such materials to each of the Lenders) prompt written notice of the following:

          (a)   the occurrence of any Default;

          (b)   the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Subsidiary thereof that could reasonably be expected to result in a Material Adverse Effect;

          (c)   the (i) occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect, (ii) receipt of any notice indicating any intention by the PBGC to terminate any Plan, or (iii) receipt of any notice indicating any intention by a multiemployer plan to obtain any withdrawal liability from the Company or any of its Subsidiaries or ERISA Affiliates (provided such withdrawal liability could reasonably be expected to exceed $50,000,000); and

          (d)   any other development that has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

Each notice delivered (or deemed to have been delivered) under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

        SECTION 5.03.    Existence; Conduct of Business.    The Company will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution not prohibited by Section 6.04.

        SECTION 5.04.    Payment of Taxes.    The Company will, and will cause each of the Subsidiaries to, pay its material Tax liabilities before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP (or generally applicable accounting principles in the relevant jurisdiction) or (b) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

        SECTION 5.05.    Maintenance of Properties; Insurance.    The Company will, and will cause each of the Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear and damage by casualty excepted, except where the failure to take such actions could not reasonably be expected to result in a Material Adverse Effect, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as shall be determined by the officers of the Company in the exercise of their reasonable judgment to be consistent with prudent business practices.

        SECTION 5.06.    Books and Records; Inspection Rights.    The Company will, and will cause each of the Subsidiaries to, keep proper books of record and account in which full, true and correct in all material respects entries are made of all material dealings and transactions in relation to its business and activities. The Company will, and will cause each of the Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and, so long as the Company has been provided the opportunity to be present, its independent accountants, all at such reasonable times and as often as reasonably requested. All visitation requests by Lenders shall be made through the Administrative Agent, and the Agents and Lenders shall endeavor to coordinate such visits in order to minimize expense and inconvenience to the Company.

        SECTION 5.07.    Compliance with Laws.    The Company will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority, including Environmental Laws, ERISA and Applicable Canadian Pension Legislation, applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

        SECTION 5.08.    Use of Proceeds.    The proceeds of the Loans will be used solely to refinance and replace borrowings under the Existing Credit Agreement and for working capital and general corporate purposes of the Company and the Subsidiaries (including, without limitation, to provide backup liquidity in connection with commercial paper programs of the Company and the Subsidiaries).

        SECTION 5.09.    Guarantee Requirement.    The Company will cause the Guarantee Requirement to be satisfied at all times.

ARTICLE VI
Negative Covenants

        Until the Commitments have expired or terminated and the principal of and interest on each Loan and each B/A (other than any B/A that has been fully cash collateralized pursuant to Section 2.10(d)) and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements have been reimbursed, the Company covenants and agrees with the Lenders as to itself and the Subsidiaries and each Borrowing Subsidiary covenants and agrees with the Lenders as to itself and its subsidiaries that:

        SECTION 6.01.    Priority Indebtedness.    The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Priority Indebtedness other than:

          (a)   Indebtedness under this Agreement and the Subsidiary Guarantee Agreement;

          (b)   Indebtedness existing on the date hereof and set forth on Schedule 6.01, and extensions, renewals or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided, that no additional Subsidiaries (other than any Subsidiary that shall be a Subsidiary Guarantor with respect to all of the Obligations and, in the case of Indebtedness of any Foreign Subsidiary, subsidiaries of such Foreign Subsidiary that are required to become Guarantors under the terms of such Indebtedness as in effect on the date hereof) will be added as obligors or Guarantors in respect of any Indebtedness referred to in this clause (b) and no such Indebtedness shall be secured by any additional assets (other than as a result of any Lien covering after-acquired property in effect on the date hereof);

          (c)   the Senior Notes and related Guarantees of the Company and Subsidiary Guarantors (but not of any Subsidiary that is not a Subsidiary Guarantor with respect to all of the Obligations); provided that the Senior Notes shall not have the benefit of any Guarantees, Liens or other credit support that does not equally benefit the holders of the Obligations;

          (d)   Indebtedness of any Subsidiary to the Company or any other Subsidiary, or Indebtedness of the Company to any Subsidiary; provided that no such Indebtedness shall be assigned to a Person other than the Company or a Subsidiary;

          (e)   Indebtedness (including Capital Lease Obligations and Attributable Debt in respect of Sale-Leaseback Transactions) incurred to finance the acquisition, construction or improvement of, and secured by, any fixed or capital assets (including real property), and extensions, renewals or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or add additional Subsidiaries as obligors or Guarantors in respect thereof and that are not secured by any additional assets; provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement;

          (f)    Indebtedness of any Person that becomes a Subsidiary after the Effective Date, provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, and indebtedness which may be incurred to provide for the near-term working capital needs of any such Person under any revolving credit or similar facility that exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, and extensions, renewals or replacements of any of the Indebtedness referred to above in this clause that do not increase the outstanding principal amount thereof (or in the case of revolving credit facilities, the outstanding total commitment thereof) or add additional Subsidiaries (other than any Subsidiary that shall be a Subsidiary Guarantor with respect to all of the

  Obligations and, in the case of Indebtedness of any Foreign Subsidiary, subsidiaries of such Foreign Subsidiary that are required to become Guarantors under the terms of such Indebtedness as in effect on the date hereof) as obligors or Guarantors in respect thereof and that are not secured by any additional assets (other than as a result of any Lien covering after-acquired property that shall be in effect at the time such Person becomes a Subsidiary);

          (g)   Indebtedness of any Subsidiary as an account party in respect of letters of credit backing obligations of any Subsidiary that do not constitute Indebtedness (other than performance, surety, appeal or similar bonds to the extent constituting Indebtedness);

          (h)   Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or letters of credit, appeal bonds, surety bonds or performance bonds securing the performance of the Company or any Subsidiary pursuant to such agreements, in connection with acquisitions or dispositions of any business, assets or Subsidiary of the Company or any of its Subsidiaries or otherwise in the ordinary course of business;

          (i)    Indebtedness consisting of (or connected with) industrial development, pollution control or other revenue bonds or similar instruments issued or guaranteed by any Governmental Authority;

          (j)    Securitization Transactions to the extent that the aggregate amount, without duplication, of all Securitization Transactions does not at any time exceed $100,000,000 in respect of Securitization Transactions relating to loans made to bars, pubs and other similar establishments in the United Kingdom or $400,000,000 in respect of other Securitization Transactions;

          (k)   other Priority Indebtedness in an aggregate amount outstanding at any time not greater than 15% of Consolidated Net Tangible Assets as of the end of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or, prior to the delivery of any such financial statements, pursuant to Section 5.01(a) or (b) of the Existing Credit Agreement); and

          (l)    Indebtedness arising under a guarantee or indemnity given by the Company or any Subsidiary in favor of a bank in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of the Company or any Subsidiary.

        SECTION 6.02.    Liens.    The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

          (a)   Liens securing or deemed to exist in connection with Priority Indebtedness (other than Indebtedness referred to in paragraphs (c) and (d) of Section 6.01) to the extent such Priority Indebtedness is permitted under Section 6.01;

          (b)   Permitted Encumbrances;

          (c)   Liens in connection with Hedging Agreements, the aggregate principal amount of the obligations under which does not exceed $250,000,000;

          (d)   any Lien on any property or asset of the Company or any Subsidiary existing on the date hereof (or on improvements or accessions thereto or proceeds therefrom) and set forth on Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

          (e)   any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary other than improvements and accessions to the assets to which it originally applies and proceeds of such assets, improvements and accessions and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

          (f)    Liens in favor of any Governmental Authority to secure obligations pursuant to the provisions of any contract or law;

          (g)   Liens to secure obligations of the Company to any Subsidiary Guarantor;

          (h)   Liens to secure obligations of a Subsidiary to the Company or any other Subsidiary; and

          (i)    other Liens not specifically listed above securing obligations (other than Indebtedness) not to exceed $50,000,000 at any one time outstanding.

        SECTION 6.03.    Fundamental Changes.    (a) The Company will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, and whether directly or through the merger of one or more Subsidiaries) assets representing all or substantially all the assets of the Company and the Subsidiaries (whether now owned or hereafter acquired), or liquidate or dissolve, except that if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, any Person may merge into the Company in a transaction in which the Company is the surviving corporation.

          (b)   The Company will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Company and the Subsidiaries on the date of this Agreement, and businesses reasonably related thereto.

        SECTION 6.04.    Transactions with Affiliates.    The Company will not, and will not permit any of the Subsidiaries to, sell, lease or otherwise transfer any property or assets to, purchase, lease or otherwise acquire any property or assets from or otherwise engage in any other transactions with any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties and (b) transactions between or among the Company and its Subsidiaries not involving any other Affiliate.

        SECTION 6.05.    Leverage Ratio.    The Company will not permit the Leverage Ratio at any time to exceed 3.50:1.00.

ARTICLE VII
Events of Default

        SECTION 7.01.    Events of Default.    If any of the following events ("Events of Default") shall occur:

          (a)   any Borrower shall fail to pay any principal of any Loan or any B/A or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

          (b)   any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

          (c)   any representation or warranty made or deemed made by or on behalf of the Company or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or any material information contained in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made, deemed made or delivered;

          (d)   the Company or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to any Borrower's existence) or 5.08 or 5.09 (if such failure under Section 5.09 shall continue for five Business Days) or in Article VI;

          (e)   the Company or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Company;

          (f)    the Company or any Subsidiary shall fail to make any payment (whether of principal or interest) in respect of any Material Indebtedness, when and as the same shall become due and payable, and such failure shall continue after any applicable grace period;

          (g)   any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity, or that enables or permits (after all applicable grace periods) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (or (i) in the case of any Securitization Transaction constituting Material Indebtedness, that enables or permits the investors or purchasers to terminate purchases of Receivables or interests therein or to require the repurchase of all outstanding Receivables by the Company or a Subsidiary, in either case, prior to its scheduled termination or (ii) any default or similar event under a Hedging Agreement constituting Material Indebtedness that enables or permits a counterparty to terminate such Hedging Agreement and require any termination or similar payment to be made thereunder); provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

          (h)   an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

          (i)    the Company or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) take any action for the purpose of effecting any of the foregoing or (vii) become unable, admit in writing its inability or fail generally to pay its debts as they become due;

          (j)    one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 shall be rendered against the Company, any Significant Subsidiary or any combination thereof and the same shall remain undischarged and unvacated for a period of 30 consecutive days during which execution shall not be effectively stayed, or a judgment creditor shall have attached or levied upon any material assets of the Company or any Significant Subsidiary to enforce any such judgment;

          (k)   an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

          (l)    the guarantee of any Subsidiary Guarantor under the Subsidiary Guarantee Agreement or the Company's guarantee under Article VIII shall not be (or shall be asserted by the Company or any Subsidiary Guarantor not to be) valid or in full force and effect (except in the case of any release of any guarantee of any Subsidiary Guarantor in accordance with the terms of the Subsidiary Guarantee Agreement); or

          (m)  a Change in Control shall occur;

        then, and in every such event (other than an event with respect to a Borrower described in clause (h) or (i) of this Section (other than subclause (vii) of such clause (i))), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans and principal amounts payable in respect of B/As then outstanding to be due and payable in whole or in part (in which case any principal amount not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans and of B/As so declared to be due and payable, together with accrued interest on the Loans and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately (except as provided above), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; and in case of any event described in clause (h) or (i) of this Section with respect to a Borrower, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower.

        SECTION 7.02.    CAM Exchange.    (a) On the CAM Exchange Date, (i) the Commitments shall automatically and without further act be terminated as provided in Section 7.01, (ii) simultaneously with the automatic conversions pursuant to clause (iii) below, the Lenders shall automatically and without further act (and without regard to the provisions of Section 10.04) be deemed to have exchanged interests in the Loans and B/As and participations in Letters of Credit, such that in lieu of the interest of each Lender in each Loan, B/A and Letter of Credit in which it shall participate as of such date (including such Lender's interest in the Obligations of each Loan Party in respect of each such Loan, B/A and Letter of Credit), such Lender shall hold an interest in every one of the Loans and B/As and a participation in every one of the Letters of Credit (including the Obligations of each Loan Party in respect of each such Loan and each Reserve Account established pursuant to

Section 7.03 below), whether or not such Lender shall previously have participated therein, equal to such Lender's CAM Percentage thereof, (iii) simultaneously with the deemed exchange of interests pursuant to clause (iii) above, the interests in the Loans to be received in such deemed exchange shall, automatically and with no further action required, be converted into the US Dollar Equivalents, determined using the Exchange Rates calculated as of such date, of such amounts and on and after such date all amounts accruing and owed to the Lenders in respect of such Obligations shall accrue and be payable in US Dollars at the rates otherwise applicable hereunder and (iv) immediately upon the date of expiration of the Contract Period in respect thereof, the interests in each B/A received in the deemed exchange of interests pursuant to clause (iii) above shall, automatically and with no further action required, be converted into the US Dollar Equivalent, determined using the Exchange Rate calculated as of such date, of such amount and on and after such date all amounts accruing and owed to the Lenders in respect of such Obligations shall accrue and be payable in US Dollars at the rate otherwise applicable hereunder. It is understood and agreed that Lenders holding interests in B/As on the CAM Exchange Date shall discharge the obligations to fund such B/As at maturity in exchange for the interests acquired by such Lenders in funded Loans in the CAM Exchange. Each Lender and each Loan Party hereby consents and agrees to the CAM Exchange, and each Lender agrees that the CAM Exchange shall be binding upon its successors and assigns and any person that acquires a participation in its interests in any Loan or B/A or any participation in any Letter of Credit. Each Loan Party agrees from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans hereunder to the Administrative Agent against delivery of any promissory notes evidencing its interests in the Loans and B/As so executed and delivered; provided, that the failure of any Loan Party to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

          (b)   As a result of the CAM Exchange, upon and after the CAM Exchange Date, each payment received by either Agent pursuant to any Loan Document in respect of the Obligations shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages. Any direct payment received by a Lender on or after the CAM Exchange Date, including by way of set-off, in respect of an Obligation shall be paid over to the Applicable Agent for distribution to the Lenders in accordance herewith.

        SECTION 7.03.    Letters of Credit.    (a) In the event that on the CAM Exchange Date any Letter of Credit under a Tranche shall be outstanding and undrawn in whole or in part, or any L/C Disbursement under a Tranche shall not have been reimbursed by the applicable Borrower or with the proceeds of a Revolving Borrowing, each Lender under such Tranche shall promptly pay over to the Applicable Agent, in immediately available funds, an amount in US Dollars equal to such Lender's Tranche Percentage of such undrawn face amount or (to the extent it has not already done so) such unreimbursed drawing, as applicable, together with interest thereon from the CAM Exchange Date to the date on which such amount shall be paid to the Administrative Agent at the rate that would be applicable at the time to an ABR Revolving Loan in a principal amount equal to such undrawn face amount or unreimbursed drawing, as applicable. The Administrative Agent shall establish a separate account (each, a "Reserve Account") or accounts for each Lender for the amounts received with respect to each such Letter of Credit pursuant to the preceding sentence. The Administrative Agent shall deposit in each Lender's Reserve Account such Lender's CAM Percentage of the amounts received from the Revolving Lenders as provided above. For the purposes of this paragraph, the US Dollar Equivalent of each Lender's participation in each Letter of Credit denominated in a currency other than US Dollars shall be the amount in US Dollars determined by the Administrative Agent to be required in order for the Administrative Agent to purchase currency in the applicable Alternative Currency in an amount sufficient to enable it to deposit the actual amount of such participation in such undrawn Letter of Credit in the applicable Alternative Currency in such Lender's Reserve Account. The Administrative Agent shall have sole dominion and control over each Reserve Account, and the amounts deposited in each Reserve Account shall be held in such Reserve Account until withdrawn as provided below in this Section. The Administrative Agent shall maintain records enabling it to determine the amounts paid over to it and deposited in the Reserve Accounts in respect of each Letter of Credit and the amounts on deposit in respect of each Letter of Credit attributable to each Lender's CAM Percentage. The amounts held in each Lender's Reserve Account shall be held as a reserve against the LC Exposures, shall be the property of such Lender, shall not constitute Loans to or give rise to any claim of or against any Loan Party and shall not give rise to any obligation on the part of any Borrower to pay interest to such Lender, it being agreed that the reimbursement obligations in respect of Letters of Credit shall arise only at such times as drawings are made thereunder, as provided in Section 2.04.

          (b)   In the event that after the CAM Exchange Date any drawing shall be made in respect of a Letter of Credit under a Tranche, the Administrative Agent shall, at the request of the applicable Issuing Bank, withdraw from the Reserve Account of each Lender under such Tranche any amounts, up to the amount of such Lender's CAM Percentage of such drawing or payment, deposited in respect of such Letter of Credit and remaining on deposit and deliver such amounts to such Issuing Bank in satisfaction of the reimbursement obligations of the Lenders under such Tranche under Section 2.04(d) (but not of the applicable Borrower under Section 2.04(e)). In the event that any Lender shall default on its obligation to pay over any amount to the Administrative Agent as provided in this Section 7.03, the applicable Issuing Bank shall have a claim against such Lender to the same extent as if such Lender had defaulted on its obligations under Section 2.04(d), but shall have no claim against any other Lender in respect of such defaulted amount, notwithstanding the exchange of interests in the applicable Borrower's reimbursement obligations pursuant to Section 7.02. Each other Lender shall have a claim against such defaulting Lender for any damages sustained by it as a result of such default, including, in the event that such Letter of Credit shall expire undrawn, its CAM Percentage of the defaulted amount.

          (c)   In the event that after the CAM Exchange Date any Letter of Credit shall expire undrawn, the Administrative Agent shall withdraw from the Reserve Account of each Lender the amount remaining on deposit therein in respect of such Letter of Credit and distribute such amount to such Lender.

          (d)   With the prior written approval of the Administrative Agent (not to be unreasonably withheld), any Lender may withdraw the amount held in its Reserve Account in respect of the undrawn amount of any Letter of Credit. Any Lender making such a withdrawal shall be unconditionally obligated, in the event there shall subsequently be a drawing under such Letter of Credit, to pay over to the Administrative Agent, in the currency in which such drawing is denominated, for the account of the applicable Issuing Bank, on demand, its CAM Percentage of such drawing or payment.

          (e)   Pending the withdrawal by any Lender of any amounts from its Reserve Account as contemplated by the above paragraphs, the Administrative Agent will, at the direction of such Lender and subject to such rules as the Administrative Agent may prescribe for the avoidance of inconvenience, invest such amounts in Permitted Investments. Each Lender that has not withdrawn its amounts in its Reserve Account as provided in paragraph (f) above shall have the right, at intervals reasonably specified by the Administrative Agent, to withdraw the earnings on investments so made by the Administrative Agent with amounts in its Reserve Account and to retain such earnings for its own account.

 ARTICLE VIII
Guarantee

        In order to induce the Lenders to extend credit to the other Borrowers hereunder, the Company hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Obligations of such other Borrowers. The Company further agrees that the due and punctual payment of such Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Obligation.

        Except as otherwise provided herein, the Company waives presentment to, demand of payment from and protest to any Borrower of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Company hereunder shall not be affected by (a) the failure of any Agent or Lender to assert any claim or demand or to enforce any right or remedy against any Loan Party under the provisions of this Agreement, any other Loan Document or otherwise; (b) any extension or renewal of any of the Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement or any other Loan Document or agreement; (d) any default, failure or delay, willful or otherwise, in the performance of any of the Obligations; or (e) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of the Company to subrogation.

        The Company further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any Agent or Lender to any balance of any deposit account or credit on the books of any Agent or Lender in favor of any Borrower or any other Person.

        The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations or otherwise.

        The Company further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Agent or Lender upon the bankruptcy or reorganization of any Borrower or otherwise.

        In furtherance of the foregoing and not in limitation of any other right which any Agent or Lender may have at law or in equity against the Company by virtue hereof, upon the failure of any other Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by any Agent or Lender, forthwith pay, or cause to be paid, to the Applicable Agent or Lender in cash an amount equal to the unpaid principal amount of such Obligation then due, together with accrued and unpaid interest thereon. The Company further agrees that if payment in respect of any Obligation shall be due in a currency other than US Dollars and/or at a place of payment other than New York and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of any Agent or Lender, not consistent with the protection of its rights or interests, then, at the election of the Administrative Agent, the Company shall make payment of such Obligation in

US Dollars (based upon the applicable Exchange Rate in effect on the date of payment) and/or in New York, and shall indemnify each Agent and Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

        Upon payment by the Company of any sums as provided above, all rights of the Company against any Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Obligations owed by such Borrower to the Agents and the Lenders.

        Nothing shall discharge or satisfy the liability of the Company hereunder except the full performance and payment of the Obligations.

ARTICLE IX
The Agents

        In order to expedite the transactions contemplated by this Agreement, the Persons named in the heading of this Agreement are hereby appointed to act as Administrative Agent and Canadian Administrative Agent on behalf of the Lenders and the Issuing Banks. Each of the Lenders, each assignee of any Lender and each Issuing Bank hereby irrevocably authorizes the Agents to take such actions on behalf of such Lender or assignee or Issuing Bank and to exercise such powers as are delegated to the Agents by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent and, to the extent expressly provided herein, the Canadian Administrative Agent are hereby expressly authorized by the Lenders and the Issuing Banks, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders and the Issuing Banks all payments of principal of and interest on the Loans and all other amounts due to the Lenders and the Issuing Banks hereunder, and promptly to distribute to each Lender or Issuing Bank its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to the Company of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Company or any other Loan Party pursuant to this Agreement or the other Loan Documents as received by the Administrative Agent. Without limiting the generality of the foregoing, the Administrative Agent is hereby expressly authorized to release any Subsidiary Guarantor from its obligations under the Subsidiary Guarantee Agreement in the event that all the capital stock of such Guarantor shall be sold, transferred or otherwise disposed of to a Person other than the Company or an Affiliate of the Company in a transaction not prohibited by this Agreement. It is understood and agreed that the use of the term "agent" herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent and the Canadian Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

        With respect to the Loans made by it under this Agreement, each Agent in its individual capacity and not as Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not an Agent, and the Agents and their Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not an Agent under the Loan Documents and without any duty to account therefor to the Lenders.

        The Agents shall not have any duties or obligations except those expressly set forth in the Loan Documents, and their duties under the Loan Documents shall be administrative in nature. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise upon receipt of notice in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, and no Agent shall be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the institution serving as Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence, bad faith or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by a Borrower, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

        Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and in good faith believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, each Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless such Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

        Each Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

        In taking any discretionary action hereunder, or in determining whether any provision hereof is applicable to any event, transaction or circumstance, the Administrative Agent may, in its discretion, but shall not be required (unless required by any other express provision hereof) to, communicate such proposed action or determination to the Lenders prior to taking or making the same, and shall be entitled (subject to any otherwise applicable requirement of Section 10.02(b)), in the absence of any contrary communication received from any Lender within a reasonable period of time specified in such communication from the Administrative Agent, to assume that such proposed action or determination is satisfactory to such Lender.

        Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, any Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Company. Upon any such resignation, the Company shall have the right, with the consent of the Required Lenders (not to be unreasonably withheld or delayed), to appoint a successor; provided, that if a Default has occurred and is continuing, the Required Lenders, and not the Company, shall have the right, in consultation with the Company, to appoint such successor. If no successor shall have been so appointed by the Company (or, if applicable, the Required Lenders) and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks, appoint a successor Agent which shall be a bank with an office in New York, New York or Toronto or London, as applicable, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the Agent's resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

        To the extent required by any applicable law, each Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.16, each Lender shall indemnify and hold harmless each Agent against, and shall make payable in respect thereof within 10 days after written demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for such Agent) incurred by or asserted against such Agent by the United States Internal Revenue Service or any other Governmental Authority as a result of the failure of such Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify such Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective) unless such failure was due to the gross negligence or willful misconduct of such Agent. A certificate as to the amount of such payment or liability delivered to any Lender by such Agent shall be conclusive absent manifest error. Each Lender hereby authorizes each Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due such Agent under this Article. The agreements in this Article shall survive the resignation and/or replacement of each Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, a "Lender" shall for purposes of this paragraph include an Issuing Bank.

        Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

        Anything herein to the contrary notwithstanding, none of the Syndication Agent, Bookrunners or Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as an Agent, a Lender or an Issuing Bank hereunder.

        In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, each Agent (irrespective of whether the principal of any Loan or Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether such Agent shall have made any demand on the applicable Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise: (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Agents and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Agents) allowed in such judicial proceeding and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the applicable Agent and, in the event that an Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to such Agent any amount due for the reasonable compensation, expenses, disbursements and advances of such Agent and its agents and counsel, and any other amounts due such Agent. Nothing herein shall be deemed to give the Agents the right to vote the claim of any Lender or Issuing Bank in any such proceeding pursuant to such Debtor Relief Law.

ARTICLE X
Miscellaneous

        SECTION 10.01.    Notices.    (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

              (i)  if to the Company, to it at Molson Coors Brewing Company, 1225 17th Street, Suite 3200, Denver, Colorado 80202, Attention of Treasurer (telecopy no. 303-927-2329), with a copy to Molson Coors Brewing Company, 1225 17th Street, Suite 3200, Denver, Colorado 80202, Attention of Chief Financial Officer (Fax: (303) 927-2416) and Chief Legal Officer (telecopy no. 303-927-927-2416);

             (ii)  if to any Borrowing Subsidiary, to it in care of the Company as provided in paragraph (i) above;

            (iii)  if to the Administrative Agent, to Deutsche Bank AG New York Branch, c/o DB Services New Jersey, Inc., 5022 Gate Parkway, Suite 100, Jacksonville, FL 32256, Attention of Monica Tomasevich (telecopy no. 732-380-3355);

            (iv)  if to the Canadian Administrative Agent, to Deutsche Bank AG, Canada Branch, 199 Bay Street, Suite 4700, M5L 1E9 Toronto, Canada, Attention of Loan Operations (telecopy no. 416-682-8484); with a copy to the Administrative Agent as provided in paragraph (iii) above;

             (v)  if to Deutsche Bank AG New York Branch in its capacity as Issuing Bank, to Deutsche Bank AG New York Branch, c/o DB Services New Jersey, Inc., 5022 Gate Parkway,

    Suite 100, Jacksonville, FL 32256, Attention of Monica Tomasevich (telecopy no. 732-380-3355);

            (vi)  if to Bank of Montreal in its capacity as Issuing Bank, to Bank of Montreal, 234 Simcoe Street, 3rd Floor, Toronto, Ontario, M5T-1T4, Attention of Trade Finance Operations (telecopy no. 416-598-6076);

           (vii)  if to The Toronto-Dominion Bank in its capacity as Issuing Bank, to Corporate Lending, 77 King St. RTT 18th Floor, Toronto, Ontario, M5K 1A2, Attention of Rita Zilberg (telecopy no. 416-983-0003); and

          (viii)  if to any Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

          (b)   Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

          (c)   Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

        SECTION 10.02.    Waivers; Amendments.    (a) No failure or delay by any Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Issuing Bank or any Lender may have had notice or knowledge of such Default at the time.

          (b)   Except as provided in Section 2.08(e), none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and the Required Lenders or by the Company and the Administrative Agent with the consent of the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that, except as expressly contemplated by Section 2.08(e), no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan, any amount payable in respect of any B/A or any LC Disbursement or reduce the Applicable Rate, or reduce any fees payable hereunder, without the written consent of each Lender owed such amount, (iii) postpone the date of any scheduled payment of the principal amount of any Loan, any amount payable in respect of any B/A or any LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such scheduled payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender owed such amount or which holds such Commitment, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, or amend the pro rata treatment of each reduction of the Commitments under Section 2.08(c), without the written consent of each Lender, (v) change any of the provisions of this Section or reduce the percentage set forth in the definition of "Required Lenders" or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (vi) release the Company or all or substantially all the Subsidiary Guarantors from its or their obligations under Article VIII or the Subsidiary Guarantee Agreement, without the written consent of each Lender, (vii) change any provisions of Section 7.02 or 7.03 without the written consent of each Lender, or (viii) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those of Lenders holding Loans of any other Class without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class; provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent or an Issuing Bank hereunder or under any other Loan Document without the prior written consent of such Agent or Issuing Bank, as the case may be, and (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Global Tranche Lenders (but not the US/UK Tranche Lenders) or the US/UK Tranche Lenders (but not the Global Tranche Lenders) may be effected by an agreement or agreements in writing entered into by the Company and requisite percentage in interest of the affected Class of Lenders.

        SECTION 10.03.    Expenses; Indemnity; Damage Waiver.    (a) The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Agents and their Affiliates (including with respect to legal fees, the reasonable fees, charges and out-of-pocket disbursements of Milbank, Tweed, Hadley & McCloy LLP and Blake, Cassels & Graydon LLP only and, with respect to any amendment, modification or waiver, one counsel per jurisdiction and any other counsel to the extent required by conflicts of interest), in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Banks in connection with the amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by any Agent, Issuing Bank or any Lender (including with respect to legal fees of (x) with respect to any Agent, the reasonable fees, charges and out-of-pocket disbursements of Milbank, Tweed, Hadley & McCloy LLP and Blake, Cassels & Graydon LLP, one counsel per jurisdiction and any other counsel to the extent required by conflicts of interest, (y) with respect to any Issuing Bank, the reasonable fees, charges and out-of-pocket disbursements of Milbank, Tweed, Hadley & McCloy LLP and Blake, Cassels & Graydon LLP, one counsel per jurisdiction and any other counsel to the extent required by conflicts of interest, and (z) with respect to all of the Lenders combined, the reasonable fees, charges and out-of-pocket disbursements of one counsel per jurisdiction and any other counsel to the extent required by conflicts of interest) in connection with the enforcement or protection of its rights in connection with any Loan Document, including its rights under this Section, or in connection with the Loans made, Letters of Credit issued or the B/As accepted and purchased, hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

          (b)   The Company shall indemnify each Agent, Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all actual out-of-pocket losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and out-of-pocket disbursements of any counsel for any Indemnitee, other than Taxes which, in all cases, are subject to indemnity only pursuant to Section 2.16, incurred by or asserted against any Indemnitee arising out of, in connection with or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan, B/A or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of the Subsidiaries, or any Environmental Liability related in any way to the Company or any of the Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is instituted by a third party or by the Borrower or any Loan Party); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties.

          (c)   To the extent that the Company fails to pay any amount required to be paid by it to any Agent or Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent or Issuing Bank, as the case may be, such Lender's pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent or Issuing Bank in its capacity as such. For purposes hereof, a Lender's "pro rata share" shall be determined based upon its share of the sum of the total Revolving Credit Exposures and unused Commitments at the time (or most recently prior to such time).

          (d)   To the extent permitted by applicable law, the Company, the Agents and the Lenders shall not assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

          (e)   All amounts due under this Section shall be payable promptly after written demand therefor.

        SECTION 10.04.    Successors and Assigns.    (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender thereto (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (b)   Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that (i) the Administrative Agent, the US Issuing Banks (in the case of an assignment of all or a portion of a Global Tranche Commitment or a US/UK Tranche Commitment or any Lender's obligations in respect of its Global Tranche LC Exposure or US/UK Tranche LC Exposure) and the Canadian Issuing Bank (in the case of an assignment of all or a portion of a Global Tranche Commitment or any Lender's obligations in respect of its Global Tranche LC Exposure) and, except in the case of an assignment (A) to a Lender or a Lender Affiliate or (B) at a time when an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing, the Company must give their prior written consent to such assignment (which consent in each case shall not be unreasonably withheld), (ii) except in the case of an assignment to a Lender or a Lender Affiliate or an assignment of the entire remaining amount of the assigning Lender's Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless each of the Company and the Administrative Agent otherwise consent, (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (it being understood that such fee is not payable by the Company), (iv) in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Borrower, each Agent, each Issuing Bank and each other Lender hereunder (and interest accrued thereon), (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and the documentation required to be delivered under Sections 2.16(e) and (f), (vi) no assignee shall be entitled to receive any greater payment under Section 2.16 than the assigning Lender would have been entitled to receive with respect to the assigned interest unless the entitlement to receive any additional amounts under Section 2.16 arises as a result of a change in applicable law after the date such assignee becomes a party to this Agreement and (vii) the assignee shall be a Qualifying Lender, provided that if the assignee is a Treaty Lender then such Treaty Lender and each UK Borrowing Subsidiary shall comply with Section 2.16(h). Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

          (c)   The Administrative Agent, acting for this purpose as an agent of each Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of and interest on the Loans, amounts in respect of B/As and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrowers, the Agents, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

          (d)   Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

          (e)   Any Lender may, without the consent of any Borrower or any Agent or Issuing Bank, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agents, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender entitled to such benefits and had acquired its interest by assignment pursuant to paragraph (b) of this Section, but only to the extent that such Participant agrees to comply with and be subject to Section 2.16 as if it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under the Loan Documents (the "Participant Register"). No Lender shall have any obligation to disclose all or any portion of the Participant Register to the Borrower or any other Person (including the existence or identity of any Participant or any information relating to a Participant's interest in the Loans or other obligations under this Agreement) except (i) to the extent that such disclosure is necessary to establish that such Loans or other obligations are in registered form under Section 5f.103-1(c) of the applicable United States Treasury Regulations or (ii) with respect to any Person whose interest in the Obligations is treated as a participation by reason of the last sentence of Section 10.04(b). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

          (f)    A Participant shall not be entitled to receive any greater payment under Section 2.14, 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company's prior written consent. A Participant shall not be entitled to the benefits of Section 2.16 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with and be subject to Section 2.16 as though it were a Lender.

          (g)   Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or grant of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

          (h)   Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Bank") may grant to a special purpose funding vehicle (an "SPC") of such Granting Bank, identified as such in writing from time to time by the Granting Bank to the Administrative Agent and the Company, the option to provide to the Borrowers all or any part of any Loan that such Granting Bank would otherwise be obligated to make to the Borrowers pursuant to Section 2.01; provided that (i) nothing herein shall constitute a commitment to make any Loan by any SPC and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Bank shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall be deemed to utilize the Commitment of the Granting Bank to the same extent, and as if, such Loan were made by the Granting Bank and such Granting Bank shall for all purposes remain the Lender of record hereunder. Each party hereto hereby agrees that no SPC shall be liable for any payment under this Agreement for which a Lender would otherwise be liable, for so long as, and to the extent, the related Granting Bank makes such payment. No SPC (or any Person receiving a payment through such SPC) shall be entitled to receive any greater payment under Sections 2.14, 2.15 or 2.16 (or any other increased costs protection provision) than the applicable Lender would have been entitled to receive with respect to the interests transferred to such SPC; provided that each SPC (or any Person receiving a payment through such SPC) shall be entitled to the benefits of Section 2.16 only to the extent such Person agrees to comply with and be subject to Section 2.16 as if it were a Lender. In furtherance of the foregoing, each party hereto hereby agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 10.04 other than Section 10.04(d), any SPC may (i) with notice to, but without the prior written consent of, the Company and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to its Granting Bank or to any financial institutions (if consented to by the Company and Administrative Agent) providing liquidity and/or credit facilities to or for the account of such SPC to fund the Loans made by such SPC or to support the securities (if any) issued by such SPC to fund such Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans (but not relating to any Borrower, except with the Company's consent) to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

        SECTION 10.05.    Survival.    All covenants, agreements, representations and warranties made by the Loan Parties herein or in any other Loan Document and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and any other Loan Document and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 10.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

        SECTION 10.06.    Counterparts; Integration; Effectiveness.    This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any fee letters executed by the Company and the Administrative Agent or any of their Affiliates constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. It is agreed that the fee letters referred to in the preceding sentence will remain in full force and effect following the execution of this Agreement until the termination of this Agreement and the payment of all amounts owing hereunder. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

        SECTION 10.07.    Severability.    Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

        SECTION 10.08.    Right of Setoff.    If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

        SECTION 10.09.    Governing Law; Jurisdiction; Consent to Service of Process.    (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

          (b)   Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that any Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or its properties in the courts of any jurisdiction.

          (c)   Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (d)   Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

        SECTION 10.10.    WAIVER OF JURY TRIAL.    EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

        SECTION 10.11.    Headings.    Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

        SECTION 10.12.    Confidentiality.    Each Agent, each Issuing Bank and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, subject, if reasonably practicable and legally permissible, to prior notice to the Company, (d) to any other party to this Agreement, (e) to the extent necessary for the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, (i) to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company or any Subsidiary and its obligations, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Company. For the purposes of this Section, "Information" means all information received from or on behalf of the Company or any of its Subsidiaries relating to the Company or its Subsidiaries or Related Persons or their respective business, other than any such information that is available to any Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Company. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

        SECTION 10.13.    Interest Rate Limitation.    Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

        SECTION 10.14.    Conversion of Currencies.    (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto (including any Borrowing Subsidiary) agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

          (b)   The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the "Applicable Creditor") shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than the currency in which such sum is stated to be due hereunder (the "Agreement Currency"), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss, and if the amount of the Agreement Currency so purchased exceeds the sum originally due to the Applicable Creditor in the Agreement Currency, the Applicable Creditor shall refund the amount of such excess to the applicable Borrower. The obligations of the parties contained in this Section 10.14 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

        SECTION 10.15.    USA Patriot Act.    Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the USA Patriot Act.

        SECTION 10.16.    Interest Act (Canada).    Whenever interest is calculated on the basis of a year of 360 or 365 days, for the purposes of the Interest Act (Canada), the yearly rate of interest which is equivalent to the rate payable hereunder is the rate payable multiplied by the actual number of days in the year and divided by 360 or 365, as the case may be. All interest will be calculated using the nominal rate method and not the effective rate method and the deemed reinvestment principle shall not apply to such calculations.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MOLSON COORS BREWING COMPANY
By	/s/ Julio Ramirez
	Name:	Julio Ramirez
	Title:	Vice President and Treasurer
MOLSON CANADA 2005
By	/s/ E. Jay Wells
	Name:	E. Jay Wells
	Title:	Chief Financial Officer
By	/s/ Kelly L. Brown
	Name:	Kelly L. Brown
	Title:	Chief Legal Officer

MOLSON COORS INTERNATIONAL LP
By	/s/ E. Jay Wells
	Name:	E. Jay Wells
	Title:	V.P., Taxation and Treasurer
MOLSON COORS CANADA INC.
By	/s/ E. Jay Wells
	Name:	E. Jay Wells
	Title:	Chief Financial Officer
By	/s/ Julio Ramirex
	Name:	Julio Ramirez
	Title:	Treasurer
MOLSON COORS BREWING COMPANY (UK) LIMITED
By	/s/ Mark Hunter
	Name:	Mark Hunter
	Title:	Chief Executive Officer
DEUTSCHE BANK AG NEW YORK BRANCH individually and as Administrative Agent and Issuing Bank
By	/s/ Heidi Sandquist
	Name:	Heidi Sandquist
	Title:	Director
By	/s/ Ming K. Chu
	Name:	Ming K. Chu
	Title:	Vice President

DEUTSCHE BANK AG, CANADA BRANCH individually and as Canadian Administrative Agent
By	/s/ Rod O'Hara
	Name:	Rod O'Hara
	Title:	Director
By	/s/ Marcellus Leung
	Name:	Marcellus Leung
	Title:	Assistant Vice President
BANK OF MONTREAL individually and as Issuing Bank
By	/s/ Robert H. Woldhan
	Name:	Robert H. Woldhan
	Title:	Vice President
THE TORONTO-DOMINION BANK individually and as Issuing Bank
By	/s/ Debbi L. Brito
	Name:	Debbi L. Brito
	Title:	Authorized Signatory
BANK OF AMERICA, N.A.
By	/s/ John H. Schmidt
	Name:	John H. Schmidt
	Title:	Vice President
MORGAN STANLEY BANK, N.A.
By	/s/ Ryan Vetsch
	Name:	Ryan Vetsch
	Title:	Authorized Signatory
CITIBANK, N.A.
By	/s/ Munira Musadek
	Name:	Munira Musadek
	Title:	Vice President

LLOYDS TSB BANK PLC
By	/s/ R. Hedger
	Name:	R. Hedger
	Title:	Managing Director
By	/s/ Candi Obrentz
	Name:	Candi Obrentz
	Title:	Vice President Financial Institutions, North America
WELLS FARGO BANK, N.A.
By	/s/ Mark-Philippe Piche
	Name:	Marc-Philippe Piche
	Title:	Director
By	/s/ Mark Holm
	Name:	Mark Holm
	Title:	Managing Director
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
By	/s/ Victor Pierzchalski
	Name:	Victor Pierzchalski
	Title:	Authorized Signatory
COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., "RABOBANK NEDERLAND", NEW YORK BRANCH
By	/s/ Bert Corum
	Name:	Bert Corum
	Title:	Executive Director
By	/s/ Izumi Fukushima
	Name:	Izumi Fukushima
	Title:	Executive Director

UBS AG STAMFORD BRANCH
By	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director Banking Products Services, US
By	/s/ Mary E. Evans
	Name:	Mary E. Evans
	Title:	Associate Director Banking Products Services, US
BMO HARRIS FINANCING, INC.
By	/s/ Robert H. Woldhan
	Name:	Robert H. Woldhan
	Title:	Vice President

 SCHEDULE 2.01

Commitments

Lender	Global Tranche Commitment	US/UK Tranche Commitment	Total Commitment
Deutsche Bank AG New York Branch	$50,000,000	$0	$50,000,000
Bank of America, N.A.	$50,000,000	$0	$50,000,000
The Toronto-Dominion Bank	$32,000,000	$0	$32,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$32,000,000	$0	$32,000,000
Citibank, N.A.	$32,000,000	$0	$32,000,000
Coöperatieve Centrale Raiffeisen- Boerenleenbank B.A., "Rabobank Nederland", New York Branch	$32,000,000	$0	$32,000,000
UBS AG, Stamford Branch	$44,000,000	$0	$44,000,000
BMO Harris Financing, Inc.	$32,000,000	$0	$32,000,000
Morgan Stanley Bank, N.A.	$32,000,000	$0	$32,000,000
Wells Fargo Bank, N.A.	$32,000,000	$0	$32,000,000
Lloyds TSB Bank plc	$32,000,000	$0	$32,000,000
Total	$400,000,000	$0	$400,000,000

 SCHEDULE 2.04(i)

LC Commitment

Issuing Bank	LC Commitment
Deutsche Bank AG New York Branch	$100,000,000
The Toronto-Dominion Bank	$100,000,000

 SCHEDULE 2.04(ii)

Existing Letters of Credit

Issuing Bank	Beneficiary	Purpose	Maturity Date	LC #	TOTAL LC
Bank of Montreal	The Northern Trust Company	Guarantee for a pension payment	10/31/2011	BMTO651983OS	$749,469
Bank of Montreal	The Northern Trust Company	Guarantee for a pension payment	10/31/2011	BMTO652052OS	$122,876
Bank of Montreal	The Northern Trust Company	Guarantee for a pension payment	10/31/2011	BMTO652053OS	$2,396,963
Bank of Montreal	The Northern Trust Company	Guarantee for a pension payment	10/31/2011	BMTO652055OS	$641,126
Bank of Montreal	The Northern Trust Company	Guarantee for a pension payment	10/31/2011	BMTO652056OS	$615,077
Bank of Montreal	The Northern Trust Company	Guarantee for a pension payment	10/31/2011	BMTO652057OS	$989,718
Bank of Montreal	The Northern Trust Company	Guarantee for a pension payment	10/31/2011	BMTO652061OS	$44,415
Bank of Montreal	The Northern Trust Company	Guarantee for a pension payment	10/31/2011	BMTO652062OS	$1,601,505
Bank of Montreal	The Northern Trust Company	Guarantee for a pension payment	10/31/2011	BMTO652063OS	$1,396,466
Bank of Montreal	The Northern Trust Company	Guarantee for a pension payment	10/31/2011	BMTO652064OS	$639,999
Bank of Montreal	The Northern Trust Company	Guarantee for a pension payment	10/31/2011	BMTO652065OS	$583,875
Bank of Montreal	The Northern Trust Company	Guarantee for a pension payment	10/31/2011	BMTO638049OS	$1,304,125
Bank of Montreal	City of Vancouver	Molson Indy Race—Vancouver	7/17/2011	BMTO122690S	$17,655
Bank of Montreal	ACE INA Insurance	Insurance guarantee	10/31/2011	BMTO122850S	$2,896,000
Bank of Montreal	Minister of Finance—Province of Ontario	Ontario Land Transfer Tax	11/31/11	BMTO679205OS	$206,979.57

					$14,206,248.57

 SCHEDULE 2.17

Payment Instructions

1.
Payment Instructions for the Administrative Agent:

  For Payments in US Dollars
  Deutsche Bank Trust Company Americas (Swift Code BKTRUS33)
  ABA: 021.001.033
  Account Name: Deutsche Bank NY Loan Operations (SWIFT: DEUTUS33)
  Account Number: 60.200.119
  Ref: Molson Coors Brewing Company

  For Payments in Canadian Dollars
  Royal Bank of Canada, Toronto
  Swift Code ROYCCAT2
  Account name: Deutsche Bank AG New York (SWIFT: DEUTUS33)
  Account no. (Routing code //CC0003) 095912235745
  Ref: Molson Coors Brewing Company

  For Payments in Euros
  Deutsche Bank AG Frankfurt
  Swift Code DEUTDEFF
  Account name: Deutsche Bank AG New York (SWIFT: DEUTUS33)
  Account no. 100958409510
  IBAN:DE67500700100958409510
  Ref: Molson Coors Brewing Company

  For Payments in Sterling
  Deutsche Bank AG London
  Sort code 40.50.81
  Swift DEUTGB2L
  Account name: Deutsche Bank AG New York Branch (SWIFT: DEUTUS33)
  Account no. 0400069
  Ref: Molson Coors Brewing Company

2.
Payment Instructions for the Canadian Administrative Agent:

  For Payments in Canadian Dollars
  Royal Bank of Canada, Toronto, Ontario
  SWIFT: ROYCCAT2
  TRANSIT 07172
  A/C: Deutsche Bank AG, Canada Branch
  A/C#071720000109

  For Payments in US Dollars
  Deutsche Bank Trust Company Americas, New York, New York
  ABA:021-001-033
  A/C: Deutsche Bank AG, Canada Branch
  A/C#04-800-750

 SCHEDULE 3.06

Disclosed Matters

        None.

 SCHEDULE 3.13

Subsidiary Guarantors

Name of Subsidiary	Jurisdiction of Organization	Owner of Equity Interests
CBC Holdco, Inc.	Colorado	CBC Holdco 2, Inc.
CBC Holdco 2, Inc.	Colorado	Coors Brewing Company
Coors Brewing Company	Colorado	Molson Coors Brewing Company
Coors International Holdco, ULC	Nova Scotia	CBC Holdco, Inc.
Golden Acquisition	England and Wales	Molson Coors UK Holdings LLP
MC Holding Company LLC	Colorado	Molson Coors Brewing Company
Molson Canada 2005	Ontario	Molson Canada Company 34.37% Molson Inc. 65.63%
Molson Coors Brewing Company (UK) Limited	England and Wales	Molson Coors Holdings Limited
Molson Coors Callco ULC	Nova Scotia	Molson Coors International LP
Molson Coors Canada Inc.	Canada	Molson Coors New Canco Inc. 15.7% Molson Coors Canada Holdco ULC 84.3%
Molson Coors Capital Finance ULC	Nova Scotia	Molson Coors International LP
Molson Coors Holdings Limited	England and Wales	Golden Acquisition
Molson Coors International General, ULC	Nova Scotia	CBC Holdco, Inc.
Molson Coors International LP	Delaware	Coors International Holdco, ULC 41.56% Molson Coors International General, ULC 58.44%
Molson Inc.	Canada	Molson Holdco ULC

 SCHEDULE 6.01

Existing Priority Indebtedness

Type	Account Party	Amount Available (US$mm)	Balance as of 3/30/11
Rocky Mountain Metal Guarantee	MC Holding Company LLC	N/A	US$32.8
Surety Bonds	Molson Coors Canada Inc.	N/A	Cdn.$4.8
Letters of Credit	Molson Inc. / Molson Canada 2005	N/A	Cdn.$14.5
FEMSA Kaiser Guarantee	Molson Inc.	N/A	Cdn.$34.0
Bell Centre Guarantee	Molson Inc.	N/A	Cdn.$6.3
Overdraft Availability	Molson Inc. / Molson Canada 2005	Cdn.$30.0	Cdn.$0.0
Line of Credit	Molson Coors Brewing Company (UK) Limited	£10.0	£0.0
Line of Credit	Molson Coors Brewing Company (UK) Limited	£10.0	£0.0
Overdraft Facility	Molson Coors Japan Co. Ltd	¥400.0	¥0.0
Letters of Credit	Molson Coors Japan Co. Ltd	¥600.0	¥575.0
Line of Credit	Molson Coors Sihai Brewing (China) Ltd	RMB 7.0	RMB 7.0

 SCHEDULE 6.02

Existing Liens

        None.

 EXHIBIT A

FORM OF BORROWING REQUEST

Deutsche Bank AG New York Branch
as Administrative Agent for the Lenders

Deutsche Bank AG, Canada Branch
as Canadian Administrative Agent for the Lenders

                    , 20

Ladies and Gentlemen:

        The undersigned, [NAME OF BORROWER], a                corporation (the "Borrower") refers to the Credit Agreement dated as of April 12, 2011 (as amended, restated, supplemented or otherwise modified from time to time, and in effect on the date hereof, the "Credit Agreement"), among Molson Coors Brewing Company, the Initial Borrowing Subsidiaries and other Borrowing Subsidiaries from time to time party thereto, the Lenders from time to time party thereto, Deutsche Bank AG New York Branch, as Administrative Agent and Deutsche Bank AG, Canada Branch, as Canadian Administrative Agent. Capitalized terms used but not defined herein shall have meanings provided for such terms in the Credit Agreement.

        This notice constitutes a Borrowing Request pursuant to Section 2.03 of the Credit Agreement. The Borrower hereby requests a Borrowing under the Credit Agreement, and in connection therewith sets forth below the terms on which such Borrowing is requested to be made:

  (A)
  Class and Type of Borrowing(1):

(1)
Specify whether the requested Borrowing (a) is to be a Global Tranche Borrowing or a US/UK Tranche Borrowing and (b) an ABR Borrowing, Canadian Base Rate Borrowing or Eurocurrency Borrowing.

(B)
Currency and Aggregate Principal Amount of Borrowing(2):

(2)
Amount must be at least equal to the applicable Borrowing Minimum and an integral multiple of the applicable Borrowing Multiple; provided that an ABR Borrowing or a Canadian Base Rate Borrowing may be in an aggregate amount that is equal to the aggregate available Global Tranche Commitments or US/UK Tranche Commitments, as applicable, or that is required to finance the reimbursements of an LC Disbursement as contemplated by Section 2.05(e) of the Credit Agreement.

(C)
Date of Borrowing(3):

(3)
Date of Borrowing must be a Business Day.

(D)
Interest Period(4):

(4)
Required in the case of a Eurocurrency Borrowing and must be a period contemplated by the definition of the term "Interest Period" in the Credit Agreement.

  (E)
  Account Number and Location:

        The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, on the date of the Borrowing Request and on the date of the related Borrowing, the conditions specified in paragraphs (a) and (b) of Section 4.02 of the Credit Agreement have been satisfied.

[NAME OF BORROWER],
By:
Name:
Title:

2

 EXHIBIT B-1

FORM OF BORROWING SUBSIDIARY AGREEMENT

        BORROWING SUBSIDIARY AGREEMENT dated as of                          , 20    among MOLSON COORS BREWING COMPANY, a Delaware corporation (the "Company"), [NAME OF BORROWING SUBSIDIARY] (the "New Borrowing Subsidiary"), and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent (the "Administrative Agent").

        Reference is hereby made to the Credit Agreement dated as of April 12, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), among the Company, the Initial Borrowing Subsidiaries and other Borrowing Subsidiaries from time to time party thereto, the Lenders from time to time party thereto, the Administrative Agent and Deutsche Bank AG, Canada Branch, as Canadian Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

        Under the Credit Agreement, the Lenders have agreed, upon the terms and subject to the conditions therein set forth, to make Loans to, and to accept and purchase B/As drawn by, the Company and Borrowing Subsidiaries. The Company and the New Borrowing Subsidiary desire that the New Borrowing Subsidiary become a Borrowing Subsidiary under the Credit Agreement. The Company represents that the New Borrowing Subsidiary is a Subsidiary organized under the laws of                        . The Company agrees that the Guarantee of the Company contained in the Credit Agreement will apply to the Obligations of the New Borrowing Subsidiary. Upon execution of this Agreement by each of the Company, the New Borrowing Subsidiary and the Administrative Agent, [and the execution and delivery to the Administrative Agent of a supplement to the Subsidiary Guarantee Agreement by the New Subsidiary Borrower(5)] , the New Borrowing Subsidiary shall be a party to the Credit Agreement and shall constitute a "Borrowing Subsidiary" and a "Borrower" for all purposes thereof, and the New Borrowing Subsidiary hereby agrees to be bound by all provisions of the Credit Agreement that by the terms of the Credit Agreement are applicable to it.

(5)
Add bracketed language if the New Borrowing Subsidiary is required by the Guarantee Requirement to become a Guarantor.

        This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers as of the date first appearing above.

MOLSON COORS BREWING COMPANY,
By
Name:
Title:
[NAME OF NEW BORROWING SUBSIDIARY],
By
Name:
Title:
DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent,
By
Name:
Title:

2

 EXHIBIT B-2

FORM OF BORROWING SUBSIDIARY TERMINATION

Deutsche Bank AG New York Branch,
as Administrative Agent
for the Lenders referred to below,
60 Wall Street
New York, NY 10005

Attention: Monica Tomasevich

Telecopy: 732-380-3355

                        , 20

Ladies and Gentlemen:

        The undersigned, Molson Coors Brewing Company (the "Company"), refers to the Credit Agreement dated as of April 12, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), among the Company, the Initial Borrowing Subsidiaries and other Borrowing Subsidiaries from time to time party thereto, the Lenders from time to time party thereto, Deutsche Bank AG New York Branch, as Administrative Agent and Deutsche Bank AG, Canada Branch, as Canadian Administrative Agent. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

        The Company hereby terminates the status of                        (the "Terminated Borrowing Subsidiary") as a Borrowing Subsidiary under the Credit Agreement. The Company represents and warrants that no Loans made to, or B/As drawn by, the Terminated Borrowing Subsidiary are outstanding as of the date hereof (other than outstanding B/As for which the Terminated Borrowing Subsidiary, pursuant to Section 2.10(d) of the Credit Agreement, has made deposits in Prepayment Accounts for the full amount owed in respect thereof) and that all amounts payable by the Terminated Borrowing Subsidiary in respect of interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under the Credit Agreement) pursuant to the Credit Agreement have been paid in full on or prior to the date hereof.

 EXHIBIT C

FORM OF ASSIGNMENT AND ASSUMPTION

        This Assignment and Assumption (the "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [INSERT NAME OF ASSIGNOR] (the "Assignor") and [INSERT NAME OF ASSIGNEE] (the "Assignee"). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

        For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor's rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below (including any guarantees included in such facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the "Assigned Interest"). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:
2.	Assignee:
(a) Assignee is an Affiliate of:
(b) Assignee is a Lender Affiliate administered or managed by:
3.	Administrative Agent: Deutsche Bank AG New York Branch, as the Administrative Agent under the Credit Agreement
4.
Credit Agreement: Credit Agreement dated as of April 12, 2011, among MOLSON COORS BREWING COMPANY, the Initial Borrowing Subsidiaries and other Borrowing Subsidiaries from time to time party thereto, the Lenders from time to time party thereto, DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent and DEUTSCHE BANK AG, CANADA BRANCH, as Canadian Administrative Agent.
5.	Assigned Interest:

Tranche Commitment/Loans or B/As Assigned	Aggregate Amount of Tranche Commitments/Loans or B/As for all Lenders	Amount of Tranche Commitment/Loans or B/As Assigned	Percentage Assigned of Tranche Commitments/ Loans or B/As(6)
Global Tranche	$	$	$
US/UK Tranche	$	$	$

(6)
Set forth, to at least 9 decimals, as a percentage of the Tranche Commitments/Loans or B/As of all Lenders thereunder.

        Effective Date:                        , 20    [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR].

        The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR],
By
Name:
Title:
ASSIGNEE [NAME OF ASSIGNEE],
By
Name:
Title:
Consented to and Accepted:
DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent,
By
Name:
Title:

[Consented to:(7)]

(7)
To be added only if the consent of the Company is required by the terms of the Credit Agreement.

MOLSON COORS BREWING COMPANY,
By
Name:
Title:

2

 STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

        1.    Representations and Warranties.

          1.1    Assignor.    The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, (iii) the financial condition of the Company, the Borrowing Subsidiaries, any other Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, the Borrowing Subsidiaries, any other Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

          1.2.    Assignee.    The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) on the Effective Date, the representation, warranty, indemnification and covenant in Section 2.16(f) of the Credit Agreement is true and correct as applied to the Assignee, and each Borrower may rely on such representation, warranty, indemnification and covenant with respect to the Assignee as if such Borrower is a party to this Assignment and Assumption, (vi) it is not a Defaulting Lender and (vii) it is a Qualifying Lender; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

        2.    Payments.    From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

        3.    General Provisions.    This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

 EXHIBIT D

MANDATORY COSTS RATE

        1.    Definitions.    In this Exhibit:

        "Act" means the Bank of England Act of 1998. The terms "Eligible Liabilities" and "Special Deposits" have the meanings ascribed to them under or pursuant to the Act or by the Bank of England (as may be appropriate), on the day of the application of the formula.

        "Fee Base" has the meaning ascribed to it for the purposes of, and shall be calculated in accordance with, the Fees Regulations.

        "Fees Regulations" means, as appropriate, either: (a) the Banking Supervision (Fees) Regulations 1998; or (b) such regulations as from time to time may be in force, relating to the payment of fees for banking supervision in respect of periods subsequent to January 1, 2000.

        "FSA" means the Financial Services Authority. Any reference to a provision of any statute, directive, order or regulation herein is a reference to that provision as amended or re-enacted from time to time.

        2.    Calculation of the Mandatory Costs Rate.    The Mandatory Costs Rate is an addition to the interest rate on each Eurocurrency Loan or any other sum on which interest is to be calculated to compensate the Lenders for the cost attributable to Eurocurrency Loan or such sum resulting from the imposition from time to time under or pursuant to the Act and/or by the Bank of England, the FSA (or other United Kingdom governmental authorities or agencies) or the European Central Bank of a requirement to place non-interest bearing or Special Deposits (whether interest bearing or not) with the Bank of England and/or pay fees to the FSA calculated by reference to the liabilities used to fund the relevant Eurocurrency Loan or such sum.

        The "Mandatory Costs Rate" will be the rate determined by the Administrative Agent to be equal to the rate (rounded upward, if necessary, to the next higher 1/100 of 1%) resulting from the application of the following formula:

        For Sterling:

XL + S(L-D) + F × 0.01 100-(X + S)

        For other Foreign Currencies:

F × 0.01 300

where on the day of application of the formula

        X     is the percentage of Eligible Liabilities (in excess of any stated minimum) by reference to which Deutsche Bank AG (or its applicable affiliate) is required under or pursuant to the Act to maintain cash ratio deposits with the Bank of England;

        L     is the rate of interest (exclusive of Applicable Rate and Mandatory Costs Rate) payable on that day on the related Eurocurrency Loan or unpaid sum pursuant to this Agreement;

        F      is the rate of charge payable by Deutsche Bank AG (or its applicable affiliate) to the FSA pursuant to the Fees Regulations and expressed in pounds per £1 million of the Fees Base of such Reference Lender;

        S      is the level of interest-bearing Special Deposits, expressed as a percentage of Eligible Liabilities, which Deutsche Bank AG, Canada Branch is required to maintain by the Bank of England (or other United Kingdom governmental authorities or agencies); and

        D     is the percentage rate per annum payable by the Bank of England to Deutsche Bank AG (or its applicable affiliate) on Special Deposits.

        (X, L, S and D are to be expressed in the formula as numbers and not as percentages. A negative result obtained from subtracting D from L shall be counted as zero.)

        The Mandatory Costs Rate attributable to a Eurocurrency Loan or other sum for any period shall be calculated at or about 11:00 A.M. (London time) on the first day of such period for the duration of such period.

        The determination of Mandatory Costs Rate by the Administrative Agent in relation to any period shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

        3.    Change of Requirements

        If there is any change in circumstance (including the imposition of alternative or additional requirements) which in the reasonable opinion of the Administrative Agent renders or will render the above formula (or any element thereof, or any defined term used therein) inappropriate or inapplicable, the Administrative Agent shall (with the written consent of the Company, which shall not be unreasonably withheld) be entitled to vary the same. Any such variation shall, in the absence of manifest error, be conclusive and binding on all parties and shall apply from the date specified in such notice.

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 EXHIBIT E

FORM OF SUBSIDIARY GUARANTEE AGREEMENT

        SUBSIDIARY GUARANTEE AGREEMENT dated as of April 12, 2011 among MOLSON COORS BREWING COMPANY, a Delaware corporation (the "Company"), MOLSON COORS BREWING COMPANY (UK) LIMITED, MOLSON CANADA 2005, MOLSON COORS CANADA INC. and MOLSON COORS INTERNATIONAL LP (the "Initial Borrowing Subsidiaries" and, together with the Company and other Borrowing Subsidiaries from time to time party to the Credit Agreement, the "Borrowers"), each subsidiary of the Company listed on Schedule I hereto and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent (the "Administrative Agent"), on behalf of the Lenders under the Credit Agreement referred to below.

        Reference is made to the Credit Agreement dated as of April 12, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), among the Company, the Initial Borrowing Subsidiaries and other Borrowing Subsidiaries from time to time party thereto, the Lenders from time to time party thereto, the Administrative Agent and Deutsche Bank AG, Canada Branch, as Canadian Administrative Agent. The Lenders have agreed to extend credit to the Borrowers subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. Each of the Guarantors (as defined below) is a Subsidiary of the Company and an affiliate of the Borrowers, will derive substantial benefits from the extension of credit to the Borrowers pursuant to the Credit Agreement and is willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit. Accordingly, the parties hereto agree as follows:

        SECTION 1.    Definitions.

          (a)   Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Credit Agreement.

          (b)   The rules of construction specified in Section 1.03 of the Credit Agreement also apply to this Agreement.

          (c)   As used in this Agreement, the following terms have the meanings specified below:

          "Canadian Guarantor" means any Guarantor that is a Canadian Subsidiary other than (i) Molson Coors Capital Finance ULC, (ii) Molson Coors International General, ULC, (iii) Coors International Holdco, ULC, (iv) Molson Coors Callco ULC, (v) Molson Canada 2005 and (vi) any other Foreign Subsidiary that Guarantees or is otherwise liable for any of the Senior Notes.

          "Guarantors" means (a) the Subsidiaries identified on Schedule I hereto and (b) each other Subsidiary that becomes a party to this Agreement as a Guarantor after the Effective Date.

          "UK Guarantor" means any Guarantor that is a UK Subsidiary.

        SECTION 2.    Guarantee.

          (a)   (i) Each Guarantor (other than Canadian Guarantors and UK Guarantors) hereby irrevocably and unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the payment when and as due of all the Obligations;

             (ii)  each Canadian Guarantor hereby irrevocably and unconditionally guarantees, jointly with the other Canadian Guarantors and severally, as a primary obligor and not merely as a surety, the payment when and as due of the Obligations of the Canadian Borrowing Subsidiaries (other than its own Obligations as a Canadian Borrowing Subsidiary); and

            (iii)  each UK Guarantor hereby irrevocably and unconditionally guarantees, jointly with the other UK Guarantors and severally, as a primary obligor and not merely as a surety, the payment when and as due of the Obligations of the UK Borrowing Subsidiaries (other than its own Obligations as a UK Borrowing Subsidiary).

          (b)   Each of the Guarantors further agrees that the due and punctual payment of the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation. Without prejudice to the Borrowers' rights to receive demands for payment in accordance with the terms of the Credit Agreement and to the fullest extent permitted by law, each of the Guarantors waives presentment to, demand of payment from and protest to any Borrower or any other Loan Party of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

        SECTION 3.    Guarantee of Payment.    Each of the Guarantors further agrees that its guarantee hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any Agent or Lender to any balance of any deposit account or credit on the books of any Agent or Lender in favor of any Borrower or any other Person.

        SECTION 4.    No Limitations, Etc.

          (a)   Except for termination of a Guarantor's obligations hereunder as expressly provided in Section 20, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be affected by (i) the failure of any Agent or Lender to assert any claim or demand or to enforce any right or remedy against any Loan Party under the provisions of any Loan Document or otherwise; (ii) any extension or renewal of any of the Obligations; (iii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement; (iv) any default, failure or delay, willful or otherwise, in the performance of the Obligations; or (v) any other act, omission or delay to do any other act that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the payment in full in cash of all the Obligations guaranteed hereunder by such Guarantor) or which would impair or limit the right of any Guarantor to subrogation.

          (b)   To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of the Borrowers or any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrowers or any other Loan Party, other than the payment in full in cash of all the Obligations guaranteed hereunder by such Guarantor. The Agents and the Lenders may, at their election, compromise or adjust any part of the Obligations, make any other accommodation with any of the Borrowers or any other Loan Party or exercise any other right or remedy available to them against any of the Borrowers or any other Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations guaranteed hereunder by such Guarantor have been fully paid in full in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any of the Borrowers or any other Loan Party, as the case may be.

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        SECTION 5.    Reinstatement.    Each of the Guarantors agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation guaranteed hereunder by such Guarantor is rescinded or must otherwise be restored by any Agent or Lender upon the bankruptcy or reorganization of any Borrower, any other Loan Party or otherwise.

        SECTION 6.    Agreement to Pay; Indemnity: Subrogation: Contribution.    In furtherance of the foregoing and not in limitation of any other right which any Agent or Lender may have at law or in equity against any Guarantor by virtue hereof, upon the failure of any of the Borrowers or any other Loan Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor that guarantees such Obligation hereby promises to and will, upon receipt of written demand by any Agent or Lender, forthwith pay, or cause to be paid, to the Applicable Agent or Lender in cash the amount equal to the unpaid principal amount of such Obligations then due, together with accrued and unpaid interest thereon. Each Guarantor further agrees that if payment in respect of any Obligation guaranteed hereunder by such Guarantor shall be due in a currency other than US Dollars and/or at a place of payment other than New York and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of any Agent or Lender, not consistent with the protection of its rights or interests, then, at the election of the Administrative Agent, such Guarantor shall make payment of such Obligation in US Dollars (based upon the applicable Exchange Rate in effect on the date of payment) and/or in New York, and shall indemnify each Agent and Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment. Upon payment by any Guarantor of any sums as provided in this Section 6, all rights of such Guarantor against any of the Borrowers or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinated and junior in right of payment to the prior payment in full in cash of all the Obligations owed by such Borrower or Guarantor to the Agents and Lenders.

        Subject to the subordination provisions contained in the preceding paragraph of this Section 6, (i) each of the Borrowers agrees to indemnify any Guarantor making any payment as required under this Section 6 for the full amount of such payment and, until such indemnification obligation shall have been satisfied, such Guarantor shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment, and (ii) each Guarantor (a "Contributing Guarantor") agrees that, in the event a payment shall be made by any other Guarantor under this Agreement, and such other Guarantor (the "Claiming Guarantor") shall not have been fully indemnified by the Borrowers as provided for in clause (i), the Contributing Guarantor shall, to the extent the Claiming Guarantor shall not have been so indemnified by the Borrowers, indemnify the Claiming Guarantor in an amount equal to the amount of such payment, multiplied by a fraction of which the numerator shall be the net worth of the Contributing Guarantor on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 21, the date of the Supplement hereto executed and delivered by such Guarantor) and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 21, the date of the Supplement hereto executed and delivered by such Guarantor). Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 6 shall be subrogated to the rights of such Claiming Guarantor under clause (i) to the extent of such payment.

        SECTION 7.    Information.    Each Guarantor assumes all responsibility for being and keeping itself informed of each of the Borrowers' and each other Loan Party's financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none

3

of the Agents or any Lender will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

        SECTION 8.    Notices.    All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.01 of the Credit Agreement. All communications and notices hereunder to any Guarantor shall be given to it in care of the Company as provided in Section 10.01 of the Credit Agreement.

        SECTION 9.    Survival of Agreement.    All covenants, agreements, representations and warranties made by the Guarantors herein and in any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and acceptance and purchase of any B/As, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or B/A or any fee or any other amount payable under any Loan Document is outstanding and so long as the Commitments have not expired or terminated.

        SECTION 10.    Binding Effect: Several Agreement.    This Agreement shall become effective as to any Guarantor when a counterpart hereof executed on behalf of such Guarantor shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Guarantor and the Administrative Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Guarantor, the Administrative Agent and the Lenders and their respective successors and assigns, except that no Guarantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Guarantor and may be amended, modified, supplemented, waived or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder.

        SECTION 11.    Successors and Assigns.    Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Guarantor or the Administrative Agent that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns.

        SECTION 12.    Administrative Agent's Fees and Expenses; Indemnification.

          (a)   The parties hereto agree that the Administrative Agent shall be entitled to reimbursement of its expense incurred hereunder as provided in Section 10.03 of the Credit Agreement.

          (b)   Without limitation of its indemnification obligations under the other Loan Documents, each Guarantor jointly and severally agrees to indemnify the Administrative Agent and the other Indemnitees (as defined in Section 10.03 of the Credit Agreement) against, and hold each Indemnitee harmless from, any and all actual out-of-pocket losses, claims, damages, liabilities and related expenses (other than Taxes which, in all cases, are subject to indemnity only pursuant to Section 2.16 of the Credit Agreement and the last sentence of this clause (b)), including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of, the execution, delivery or performance of this Agreement in relation to such Guarantor or any claim, litigation, investigation or proceeding relating to the foregoing agreement, whether or not any Indemnitee is

4

  a party thereto (and regardless of whether such matter is instituted by a third party or by any of the Borrowers or any other Loan Party); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties. Subject to Section 2.16 of the Credit Agreement, all payments by each Guarantor under this Agreement shall be made without reduction or withholding for any Indemnified Taxes or Other Taxes (and the Administrative Agent and each Guarantor hereby agree to comply with the provisions of Section 2.16 of the Credit Agreement as if said Section referred to this Agreement and payments by such Guarantor hereunder).

          (c)   Any such amounts payable as provided hereunder shall be additional Obligations. The provisions of this Section 12 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of any Agent or Lender. All amounts due under this Section 12 shall be payable promptly after written demand therefor.

        SECTION 13.    Applicable Law.    THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

        SECTION 14.    Waivers: Amendment.

          (a)   No failure or delay by any Agent or Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 14, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in similar or other circumstances.

          (b)   Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into between the Administrative Agent and the Guarantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.02 of the Credit Agreement.

        SECTION 15.    WAIVER OF JURY TRIAL.    EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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        SECTION 16.    Severability.    In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

        SECTION 17.    Counterparts.    This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 10. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

        SECTION 18.    Headings.    Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

        SECTION 19.    Jurisdiction: Consent to Service of Process.

          (a)   Each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that any Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or its properties in the courts of any jurisdiction.

          (b)   Each of the Guarantors hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section 19. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (c)   Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

        SECTION 20.    Termination or Release.

          (a)   Subject to the reinstatement provisions of Section 5, the guarantee of a Guarantor hereunder shall be automatically terminated when all Obligations guaranteed by such Guarantor have been paid in full and the Lenders have no further commitment under the Credit Agreement to lend to, or accept and purchase B/As issued by, any Borrower whose Obligations are guaranteed by such Guarantor hereunder. Subject to the reinstatement provisions of Section 5, this Agreement

6

  shall terminate when all the Obligations have been paid in full and the Lenders have no further commitment to lend or accept and purchase B/As under the Credit Agreement.

          (b)   A Guarantor shall automatically be released from its obligations hereunder upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Guarantor ceases to be a Subsidiary of the Company; provided that the Required Lenders shall have consented to such transaction (to the extent required by the Credit Agreement) and the terms of such consent did not provide otherwise.

          (c)   In connection with any termination or release pursuant to paragraphs (a) or (b), the Administrative Agent shall execute and deliver to any Guarantor, at such Guarantor's expense, all documents that such Guarantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 20 shall be without recourse to or warranty by the Administrative Agent.

        SECTION 21.    Additional Subsidiaries.    Pursuant to Section 5.09 of the Credit Agreement, each Significant Subsidiary (other than a Foreign Subsidiary that is not a Canadian Subsidiary, a UK Subsidiary or a Foreign Subsidiary that Guarantees or is otherwise liable for the Senior Notes) that was not in existence or not a Subsidiary on the date of the Credit Agreement is required to enter into this Agreement as a Guarantor upon becoming such a Significant Subsidiary within 15 days of becoming a Significant Subsidiary. Upon execution and delivery by the Administrative Agent and a Significant Subsidiary of an instrument in the form of Exhibit I hereto, such Significant Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any such instrument shall not require the consent of any other Loan Party hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Loan Party as a party to this Agreement.

        SECTION 22.    Right of Setoff.    If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Guarantor against any of and all the obligations of such Guarantor now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 22 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

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        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

MOLSON COORS BREWING COMPANY, as Borrower,
By
Name:	Julio Ramirez
Title:
MOLSON COORS BREWING COMPANY (UK) LIMITED, as Borrower and as Guarantor,
By
Name:
Title:
MOLSON CANADA 2005, as Borrower and as Guarantor,
By
Name:	E. Jay Wells
Title:
By
Name:	Kelly L. Brown
Title:
MOLSON COORS CANADA INC., as Borrower and as Guarantor,
By
Name:	E. Jay Wells
Title:
By
Name:	Julio Ramirez
Title:

8

MOLSON COORS INTERNATIONAL LP, as Borrower and as Guarantor,
By
Name:	E. Jay Wells
Title:
COORS BREWING COMPANY, as Guarantor,
By
Name:	Julio Ramirez
Title:
CBC HOLDCO, INC., as Guarantor,
By
Name:	Julio Ramirez
Title:
CBC HOLDCO 2, INC., as Guarantor,
By
Name:	Julio Ramirez
Title:
MC HOLDING COMPANY LLC, as Guarantor,
By: MOLSON COORS BREWING COMPANY
Its: Managing Member
By
Name:	Julio Ramirez
Title:
MOLSON COORS CAPITAL FINANCE ULC, as Guarantor,
By
Name:	E. Jay Wells
Title:

9

MOLSON COORS INTERNATIONAL GENERAL, ULC,
as Guarantor,
By
Name:	Julio Ramirez
Title:
COORS INTERNATIONAL HOLDCO, ULC, as Guarantor,
By
Name:	Julio Ramirez
Title:
MOLSON COORS CALLCO ULC, as Guarantor,
By
Name:	Julio Ramirez
Title:
MOLSON INC, as Guarantor,
By
Name:	E. Jay Wells
Title:
By
Name:	Julio Ramirez
Title:
MOLSON COORS HOLDINGS LIMITED, as Guarantor,
By
Name:
Title:

10

GOLDEN ACQUISITION, as Guarantor,
By
Name:
Title:
DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent,
By
Name:
Title:
By
Name:
Title:

11

 Schedule I to
the Subsidiary Guarantee Agreement

GUARANTORS

CBC HOLDCO, INC.

CBC HOLDCO 2, INC.

COORS BREWING COMPANY

COORS INTERNATIONAL HOLDCO, ULC

GOLDEN ACQUISITION

MOLSON COORS BREWING COMPANY (UK) LIMITED

MOLSON CANADA 2005

MOLSON COORS CANADA INC.

MOLSON COORS CAPITAL FINANCE ULC

MOLSON COORS HOLDINGS LIMITED

MOLSON COORS INTERNATIONAL GENERAL, ULC

MOLSON COORS INTERNATIONAL LP

MOLSON COORS CALLCO ULC

MC HOLDING COMPANY LLC

MOLSON INC.

 Exhibit I to the
Subsidiary Guarantee Agreement

        SUPPLEMENT NO.    dated as of                        , 20    , to the Subsidiary Guarantee Agreement dated as of April 12, 2011, among MOLSON COORS BREWING COMPANY, a Delaware corporation (the "Company"), MOLSON COORS BREWING COMPANY (UK) LIMITED, MOLSON CANADA 2005, MOLSON COORS CANADA INC. and MOLSON COORS INTERNATIONAL LP (the "Initial Borrowing Subsidiaries" and, together with the Company and other Borrowing Subsidiaries from time to time party to the Credit Agreement, the "Borrowers"), each subsidiary of the Company listed on Schedule I hereto (each such subsidiary individually, a "Guarantor" and collectively, the "Guarantors") and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent (the "Administrative Agent").

        A.    Reference is made to the Credit Agreement dated as of April 12, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), among the Company, the Initial Borrowing Subsidiaries and other Borrowing Subsidiaries from time to time party thereto, the Lenders from time to time party thereto, the Administrative Agent and Deutsche Bank AG, Canada Branch, as Canadian Administrative Agent.

        B.    Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Subsidiary Guarantee Agreement referred to therein.

        C.    The Guarantors have entered into the Subsidiary Guarantee Agreement in order to induce the Lenders to make Loans and accept and purchase B/As upon the terms and subject to the conditions set forth in the Credit Agreement. Section 21 of the Subsidiary Guarantee Agreement provides that additional Subsidiaries of the Company may become Guarantors under the Subsidiary Guarantee Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the "New Subsidiary") is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Subsidiary Guarantee Agreement in order to induce the Lenders to make additional Loans and accept and purchase additional B/As and as consideration for Loans previously made and B/As previously accepted and purchased.

        Accordingly, the Administrative Agent and the New Subsidiary agree as follows:

        SECTION 1.    In accordance with Section 21 of the Subsidiary Guarantee Agreement, the New Subsidiary by its signature below becomes a Guarantor under the Subsidiary Guarantee Agreement with the same force and effect as if originally named therein as a Guarantor and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Subsidiary Guarantee Agreement applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct in all material respects on and as of the date hereof. Each reference to a "Guarantor" in the Subsidiary Guarantee Agreement shall be deemed to include the New Subsidiary. The Subsidiary Guarantee Agreement is hereby incorporated herein by reference.

        SECTION 2.    The New Subsidiary represents and warrants to the Administrative Agent and the Lenders that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

        SECTION 3.    This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Subsidiary and the Administrative Agent. Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

        SECTION 4.    Except as expressly supplemented hereby, the Subsidiary Guarantee Agreement shall remain in full force and effect.

        SECTION 5.    THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

        SECTION 6.    In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

        SECTION 7.    All communications and notices hereunder shall be in writing and given as provided in Section 8 of the Subsidiary Guarantee Agreement. All communications and notices hereunder to the New Subsidiary shall be given to it at the address set forth under its signature below.

        SECTION 8.    The New Subsidiary agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and out-of-pocket disbursements of counsel for the Administrative Agent.

        IN WITNESS WHEREOF, the New Subsidiary and the Administrative Agent have duly executed this Supplement to the Subsidiary Guarantee Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY],
By
Name:
Title:
DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent,
By
Name:
Title:

2

 EXHIBIT F-1

MOLSON COORS BREWING COMPANY

April 12, 2011

To the Administrative Agent, the Canadian Agent,
each Issuing Bank, the Syndication Agent
and each of the Lender Parties to the
Credit Agreement (referred to below)

Ladies and Gentlemen:

        I am issuing this opinion letter in my capacity as Senior Counsel, Disclosure and Governance and Assistant Secretary to Molson Coors Brewing Company, a Delaware corporation (the "Company"), in response to the requirement in Section 4.01(b)(i) of that certain Credit Agreement, dated as of April 12, 2011 (the "Credit Agreement"), among the Company, Molson Canada 2005, an Ontario partnership ("MC 2005"), Molson Coors International LP, a Delaware limited partnership ("MCI LP"), Molson Coors Canada Inc., a Canadian corporation ("MCCI"), and Molson Coors Brewing Company (UK) Limited, a company organized under the laws of England and Wales ("MCBC UK"), the financial institutions and other entities from time to time party thereto as lender parties (the "Lender Parties"), Deutsche Bank AG New York Branch, as Administrative Agent and Issuing Bank (the "Agent"), Deutsche Bank AG, Canada Branch, as Canadian Administrative Agent (the "Canadian Agent"), Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Syndication Agent ("Syndication Agent") and the other parties thereto. The Lender Parties, Agent, Canadian Agent and Syndication Agent are sometimes referred to in this letter as "you". Capitalized terms used herein, but not defined herein, shall have the meanings herein given to them in the Credit Agreement.

        The term "Transaction Agreements" whenever it is used in this letter means the Credit Agreement and the Subsidiary Guarantee Agreement dated the date hereof executed by the Company, Coors Brewing Company, a Colorado corporation ("CBC"), MC Holding Company LLC, a Colorado limited liability company ("MC Holding"), CBC Holdco, Inc., a Colorado corporation ("CBCH"), CBC Holdco 2, Inc., a Colorado corporation ("CBCH2") and the other Subsidiary Guarantors party thereto (the "Subsidiary Guarantee"). In this letter, the Company, MCI LP, CBC, MC Holding, CBCH and CBCH2 are referred to as the "US Loan Parties").

        In connection with the rendering of this opinion, I have examined originals or copies, satisfactory to me, of the Transaction Agreements, each in the form executed and delivered on the date of this opinion. In my examination, I have assumed the genuineness of all signatures (other than those of the US Loan Parties), the authenticity of all documents submitted to me as originals, the conformity to original documents of all certified or facsimile copies and the authenticity of the originals of such copies. As to any facts material to this opinion that I did not independently establish or verify, I have relied upon statements and representations of the respective US Loan Parties and their respective officers and other representatives, and of public officials.

        I have made such examination of law as in my judgment is necessary and appropriate for the purpose of this opinion. I am admitted to practice in the State of Colorado, and my opinion is limited to the laws of the State of Colorado (to the extent applicable) and United States federal law, except that the opinions in paragraphs 1-4 (with respect to the Company) are based on the General Corporation Law of the State of Delaware (without regard to judicial interpretation thereof or regulations promulgated thereunder). I express no opinion on the laws of any other jurisdiction.

        Subject to the assumptions, qualifications, exclusions and other limitations which are identified in this letter, I advise you, and with respect to each legal issue addressed in this letter, it is my opinion, that:

          1.     Each of CBC, CBCH and CBCH2 is a corporation, existing and in good standing under the Colorado Corporations and Associations Act. MC Holding is a limited liability company, existing and in good standing under the Colorado Limited Liability Company Act. MCI LP is a

  limited liability partnership, existing and in good standing under the Delaware Revised Uniform Partnership Act. The Company is a corporation, existing and in good standing under the Delaware General Corporation Law.

          2.     Each of the US Loan Parties has the corporate, limited liability limited partnership or limited liability company, as applicable, power to execute and deliver the Transaction Agreements to which it is a party, and to perform its obligations under the Transaction Agreements to which it is a party.

          3.     The board of directors, the general partner, or managing member, as applicable, of each of the US Loan Parties has duly authorized such person's execution and delivery of the Transaction Agreements to which it is a party and the performance of its obligations under the Transaction Agreements to which it is a party, and no other corporate, limited liability limited partnership or limited liability company, as applicable, action of each such person is required in connection with such authorizations.

          4.     The Transaction Agreements to which each of the US Loan Parties is a party have been duly executed and delivered by an authorized officer of such US Loan Party.

          5.     The execution and delivery of each of the US Loan Parties of the Transaction Agreements to which it is a party, the consummation by it of the transactions contemplated by the Transaction Agreements to which it is a party to be consummated on or prior to the Effective Date and the performance of its obligations under the Transaction Agreements to which it is a party will not (a) conflict with, result in a breach of or constitute a default under any provisions of its certificate of incorporation or formation (as applicable) or bylaws or limited liability limited partnership agreement or limited liability company operating agreement or (b) result in a material breach or other violation of, or constitute a default or require a consent under any material agreement to which such US Loan Party is a party. The execution and delivery of each of the non-US Loan Parties set forth in Part A of Schedule 1 of the Transaction Agreements to which it is a party, the consummation by it of the transactions contemplated by the Transaction Agreements to which it is a party to be consummated on or prior to the Effective Date and the performance of its obligations under the Transaction Agreements to which it is a party will not result in a material breach or other violation of, or constitute a default or require a consent under, any of the agreements set forth in Part B of Schedule 1.

          6.     None of the US Loan Parties was required to obtain any consent, approval, authorization or order of any United States federal or State of Colorado court or governmental agency in order to obtain the right to execute and deliver each of the Transaction Agreements to which it is a party except for: (a) those obtained or made prior to the Effective Date, (b) actions or filings required in connection with the ordinary course conduct by each such US Loan Party of its business and ownership or operation by each such Loan Party of its assets, and (c) actions and filings required under any federal or state securities laws (as to each of which I express no opinion).

          7.     To my knowledge, no legal or governmental investigations, actions, suits or proceedings are pending or actively threatened against any US Loan Party which seek to restrain, enjoin or prevent the consummation of, or otherwise challenge or impose any material adverse condition upon, the consummation of the transactions contemplated by the Transaction Agreements, or which could reasonably be expected to have a Material Adverse Effect.

        My opinions set out in paragraph 5(b) and the last sentence of paragraph 5 above are limited to any loan agreements, indentures, mortgages, deeds of trust and other contracts of a type which, based upon my knowledge of the legal affairs of the US Loan Parties, could reasonably be expected to contain provisions and terms having the legal effects specified in such paragraph.

2

        This opinion letter speaks as of the time of its delivery on the date it bears. You may rely upon this letter only for the purpose served by the provision in the Credit Agreement cited in the second paragraph of this opinion letter in response to which it has been delivered. Without my written consent: (i) no person other than you may rely on this opinion letter for any purpose; (i) this opinion letter may not be cited or quoted in any financial statement, prospectus, private placement memorandum or other similar document; (iii) this opinion letter may not be cited or quoted in any other document or communication which might encourage reliance upon this opinion letter by any person or for any purpose excluded by the restrictions in this paragraph; and (iv) copies of this opinion letter may not be furnished to anyone for purposes of encouraging such reliance. Notwithstanding the foregoing, financial institutions that subsequently become Lenders or participants in accordance with the terms of Section 10.04 of the Credit Agreement may rely on this opinion letter as of the time of its delivery on the date hereof as if this letter were addressed to them.

        Any monetary responsibility under this opinion is limited to amounts recoverable pursuant to the indemnification provisions of the bylaws of the Company and any applicable policies of insurance.

Sincerely,

Parth S. Munshi
Senior Counsel, Disclosure and Governance and Assistant Secretary
Molson Coors Brewing Company

3

Schedule 1

Part A—Non-US Loan Parties

  Molson Coors Capital Finance ULC
  Molson Coors International General, ULC
  Coors International Holdco, ULC
  Molson Coors Callco ULC
  Molson Inc.
  Molson Coors Holdings Limited
  Golden Acquisition
  Molson Canada 2005
  Molson Coors Canada Inc.
  Molson Coors Brewing Company (UK) Limited

Part B—Existing Indentures

  Indenture of Molson Coors International LP dated as of October 6, 2010
  Indenture of Molson Coors Capital Finance ULC and Molson Coors International LP dated as of September 22, 2005
  Indenture of Molson Coors Brewing Company dated as of June 15, 2007
  Indenture of Coors Brewing Company dated as of May 7, 2002

 EXHIBIT F-2

April     , 2011

The Administrative Agent, the Canadian
Administrative Agent, the US Issuing
Bank, the Canadian Issuing Bank and each
of the Lenders party to the Credit
Agreement (referred to below)

  Re:
  Molson Coors Brewing Company

Ladies and Gentlemen:

        We are issuing this opinion letter in our capacity as special legal counsel to Molson Coors Brewing Company, a Delaware corporation (the "Company"), Molson Coors International LP, a Delaware limited partnership ("MCI"), Coors Brewing Company, a Colorado corporation ("CBC"), CBC Holdco 2, Inc., a Colorado corporation ("CBCH2"), CBC Holdco, Inc. ("CBCH") and MC Holding Company LLC ("MCHCLLC" and collectively with the Company, MCI, CBC, CBCH2 and CBCH the "Credit Parties" and each a "Credit Party"), in response to the requirement in Section 4.01(b) of that certain Credit Agreement, dated as of even date herewith (the "Credit Agreement"), among the Company, the Initial Borrowing Subsidiaries named therein, the lenders party thereto (the "Lenders"), Deutsche Bank AG New York Branch, as Administrative Agent and Issuing Bank (the "Administrative Agent" or "Agent"), Deutsche Bank AG, Canada Branch, as Canadian Administrative Agent (the "Canadian Administrative Agent"), Bank of Montreal, as Canadian Issuing Bank, and The Toronto-Dominion Bank, as Canadian Issuing Bank (the "Canadian Issuing Banks"). Capitalized terms used and not otherwise defined herein have the meaning ascribed to such terms in the Credit Agreement.

        The Agent, Canadian Administrative Agent, Canadian Issuing Bank and the Lenders are sometimes referred to herein as "you". The term "Credit Documents" whenever it is used in this letter means the Credit Agreement and the Subsidiary Guarantee Agreement dated as of the date hereof executed by the Company and each of the United States subsidiaries of the Company which are listed on Schedule E hereto (the subsidiaries listed on such Schedule are referred to as the "US Subsidiaries") in favor of the Agent (the "Subsidiary Guarantee"), in each case in the form executed by the parties thereto on the date hereof.

        Subject to the assumptions, qualifications, exclusions and other limitations which are identified in this letter and in the schedules attached to this letter, we advise you, and, with respect to each legal issue addressed in this letter, it is our opinion, that:

  1.
  Each of the Credit Documents executed by a Credit Party is a valid and binding obligation of such Credit Party and is enforceable against such Credit Party in accordance with its terms.

  2.
  The execution and delivery by each Credit Party of the Credit Documents to which it is a party and the performance of its obligations (if any) under each Credit Document to which it is a party will not, based upon existing facts of which we are aware, constitute a violation by it of any applicable provision of existing statutory law or governmental regulation covered by this opinion letter.

  3.
  To our knowledge, none of the Credit Parties was required to obtain any consent, approval, authorization or order of any United States federal or State of New York court or governmental agency in order to obtain the right to execute and deliver each of the Credit Documents to which it is a party or to perform its obligations under the Credit Documents to which it is a party except for: (i) those obtained or made prior to the Effective Date, (ii) actions or filings required in connection with ordinary course conduct by such Credit Party of its business and ownership or operation by the such Credit Party of its assets, and (iii) actions and filings required under the Securities Act of 1933, as amended, or any state "blue sky" law or related regulation or any other law not covered by this letter (as to which matters we express no opinion).

  4.
  None of the Credit Parties is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

  5
  Assuming application of the proceeds of the Loans as contemplated by the Credit Agreement, and assuming further that none of such proceeds will be used for the purpose of purchasing or carrying "margin securities" (within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System), the making of the Loans to the Borrowers under the Credit Agreement will not, in and of themselves, result in a violation of Regulation U or X of the Board of Governors of the Federal Reserve System.

        In preparing this letter, we have relied without any independent verification upon the assumptions recited in Schedule B to this letter and upon: (i) information contained in certificates obtained from governmental authorities; (ii) factual information represented to be true in the Credit Agreement and the other Credit Documents; (iii) factual information provided to us in a support certificate executed by one or more of the Credit Parties; and (iv) factual information we have obtained from such other sources as we have deemed reasonable. We have assumed without investigation that there has been no relevant change or development between the dates as of which the information cited in the preceding sentence was given and the date of this letter and that the information upon which we have relied is accurate and does not omit disclosures necessary to prevent such information from being misleading.

        While we have not conducted any independent investigation to determine facts upon which our opinions are based or to obtain factual information about which this letter advises you, we confirm that we do not have any actual knowledge which has caused us to conclude that our reliance and assumptions cited in the preceding paragraph, including the Schedules referred to therein, are unwarranted or that any information supplied in this letter is wrong. The terms "actual knowledge", "knowledge" and "aware" whenever is used in this letter with respect to our firm mean conscious awareness at the time this letter is delivered on the date it bears by the following Kirkland & Ellis LLP lawyers who have had significant involvement with negotiation or preparation of the Credit Agreement (herein called our "Designated Transaction Lawyers"): Christopher Butler, P.C., Amy Peters and Brian Tweedie.

        Except as otherwise set forth herein, our opinion on every legal issue addressed in this letter (collectively, "our opinions") is based exclusively on such internal law of New York or such federal law of the United States which, in each case, is in our experience normally applicable to general business corporations not engaged in regulated business activities and to transactions of the type contemplated between the Credit Parties, on the one hand, and you, on the other hand, in the Credit Documents (collectively, the "Credit Party Laws"), but without our having made any special investigation as to any other laws. However, we express no opinion or advice as to any law (a) to which the Credit Parties may be subject as a result of your legal or regulatory status, your sale or transfer of any Loans or other Obligations or interests therein or your (as opposed to any other lender's) involvement in the transactions contemplated by the Credit Documents or (b) identified on Schedule C. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern. Our opinions are subject to all qualifications in Schedule A and do not cover or otherwise address any law or legal issue which is identified in the attached Schedule C or any provision in the Credit Agreement or any of the other Credit Documents of any type identified in Schedule D. Provisions in the Credit Documents which are not excluded by Schedule D or any other part of this letter or its attachments are called the "Relevant Agreement Terms".

        Except to the extent set forth in the preceding paragraph, each of our opinions represents our opinion as to how the issue addressed in such opinion would be resolved were it to be considered by the highest court of the jurisdiction upon whose law our opinion on that issue is based. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and

2

circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute which may arise in the future. It is possible that some Relevant Agreement Terms may not prove enforceable for reasons other than those cited in this letter should an actual enforcement action be brought, but (subject to all the exceptions, qualifications, exclusions and other limitations contained in this letter) such unenforceability would not in our opinion prevent you from realizing the principal benefits purported to be provided by the Relevant Agreement Terms.

        This letter speaks as of the time of its delivery on the date it bears. We do not assume any obligation to provide you with any subsequent opinion or advice by reason of any fact about which our Designated Transaction Lawyers did not have actual knowledge at that time, by reason of any change subsequent to that time in any law covered by any of our opinions, or for any other reason. The attached schedules are an integral part of this letter, and any term defined in this letter or any schedule has that defined meaning wherever it is used in this letter or in any schedule to this letter.

        You may rely upon this letter only for the purposes of, or in connection with, the lending transactions contemplated by the Credit Agreement. Without our written consent: (i) subject to the immediately succeeding sentence, no person other than you may rely on this letter for any purpose; (ii) this letter may not be cited or quoted in any financial statement, prospectus, private placement memorandum or other similar document; (iii) this letter may not be cited or quoted in any other document or communication which might encourage reliance upon this letter by any person or for any purpose excluded by the restrictions in this paragraph; and (iv) copies of this letter may not be furnished to anyone for purposes of encouraging such reliance; provided, however, that persons which subsequently become Lenders under the Credit Agreement in accordance with the assignment provisions thereof may rely on this letter as of the time of its delivery on the date hereof as if this letter were addressed to them.

Sincerely,
Kirkland & Ellis LLP

3

 Schedule A
General Qualifications

        The opinions in the letter to which this Schedule is attached ("our letter") are subject to the qualifications as set forth in this Schedule.

1.
Bankruptcy and Insolvency Exception.    Each of our opinions in our letter is subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws. This exception includes:

(a)
the Federal Bankruptcy Code and thus comprehends, among others, matters of turn-over, automatic stay, avoiding powers, fraudulent transfer, preference, discharge, conversion of a non-recourse obligation into a recourse claim, limitations on ipso facto and anti-assignment clauses and the coverage of pre-petition security agreements applicable to property acquired after a petition is filed;

(b)
all other Federal and state bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement and assignment for the benefit of creditors laws that affect the rights of creditors generally or that have reference to or affect only creditors of specific types of debtors;

(c)
state fraudulent transfer and conveyance laws; and

(d)
judicially developed doctrines in this area, such as substantive consolidation of entities and equitable subordination.

2.
Equitable Principles Limitation.    Each of our opinions in our letter is subject to the effect of general principles of equity, whether applied by a court of law or equity. This limitation includes principles:

(a)
governing the availability of specific performance, injunctive relief or other equitable remedies, which generally place the award of such remedies, subject to certain guidelines, in the discretion of the court to which application for such relief is made;

(b)
affording equitable defenses (e.g., waiver, laches and estoppel) against a party seeking enforcement;

(c)
requiring good faith and fair dealing in the performance and enforcement of a contract by the party seeking its enforcement;

(d)
requiring reasonableness in the performance and enforcement of an agreement by the party seeking enforcement of the contract;

(e)
requiring consideration of the materiality of (i) a breach and (ii) the consequences of the breach to the party seeking enforcement;

(f)
requiring consideration of the impracticability or impossibility of performance at the time of attempted enforcement (other than with respect to the required payment of money pursuant to the provisions of applicable agreements); and

(g)
affording defenses based upon the unconscionability of the enforcing party's conduct after the parties have entered into the contract.

3.
Other Common Qualifications.    Each of our opinions in our letter is subject to the effect of rules of law that:

(a)
limit or affect the enforcement of provisions of a contract that purport to waive, or to require waiver of, the obligations of good faith, fair dealing, diligence and reasonableness;

  (b)
  provide that forum selection (and not choice of law) clauses in contracts are not necessarily binding on the court(s) in the forum selected;

  (c)
  provide a time limitation after which a remedy may not be enforced;

  (d)
  limit the availability of a remedy under certain circumstances where another remedy has been elected;

  (e)
  limit the right of a creditor to use force or cause a breach of the peace in enforcing rights;

  (f)
  relate to the sale or disposition of collateral by a secured creditor or the requirements of a commercially reasonable sale;

  (g)
  limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct, unlawful conduct or violation of public policy, or for strict product liability or for liabilities arising under the securities laws, or which limit the enforceability of provisions requiring indemnification of a party with respect to litigation between such party and another party from whom indemnification is sought which is determined adversely to the party seeking indemnification;

  (h)
  may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange;

  (i)
  govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys' fees and other costs;

  (j)
  may permit a party that has materially failed to render or offer performance required by the contract to cure that failure unless (i) permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance, or (ii) it was important in the circumstances to the aggrieved party that performance occur by the date stated in the contract;

  (k)
  may render guarantees unenforceable under circumstances where your actions, failures to act or waivers, amendments or replacement of the Credit Documents (i) so radically change the essential nature of the terms and conditions of the guaranteed obligations and the related transactions that, in effect, a new relationship has arisen between you and the Credit Parties which is substantially and materially different from that presently contemplated by the Credit Documents or (ii) release the primary obligor or (iii) impair the guarantor's recourse against the primary obligor;

  (l)
  limit the enforceability requirements in the Credit Documents that provisions therein may only be waived or amended in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of context has been created modifying any such provision; and

  (m)
  we express no opinion regarding the enforceability of the so called "fraudulent conveyance" or "fraudulent transfer savings" clauses (and any similar provision in any other document or agreement) to the extent such provisions purport to limit the amount of the obligations of any party or the right to contribution of any other party with respect to such obligations.

4.
Referenced Provision Qualification.    Each opinion regarding the validity, binding effect or enforceability of a provision (the "First Provision") in any of the Credit Documents requiring any party to perform its obligations under, or to cause any other person to perform its obligations under, any other provision (the "Second Provision") of any Credit Document, or stating that any action will be taken as provided in or in accordance with any such Second Provision, are subject to the same qualifications as the corresponding opinion in this letter relating to the validity, binding effect and enforceability of such Second Provision.

5.
Lender's Regulatory Qualification.    We express no opinion with respect to, and all our opinions are subject to, the effect of the compliance or noncompliance of each of you with any state or federal laws or regulations applicable to you because of your legal or regulatory status or the nature of your business or requiring you to qualify to conduct business in any jurisdiction.

6.
Usury Qualifications.    We express no opinion with regard to usury or other laws limiting or regulating the maximum amount of interest that may be charged, collected, received or contracted for other than the internal laws of the State of New York, and without limiting the foregoing, we expressly disclaim any opinion as to the usury or other such laws of any other jurisdiction (including laws of other states made applicable through principles of Federal preemption or otherwise) which may be applicable to the transactions contemplated by the Credit Documents.

 Schedule B
Assumptions

        For purposes of our letter, we have relied, without investigation, upon each of the following assumptions:

  1.
  You are existing and in good standing in your jurisdiction of organization.

  2.
  You have the corporate power or, if you are not a corporation, other requisite power (including without limitation under the laws of your jurisdiction of organization) to execute, deliver and to perform your obligations under each of the Credit Documents, and each of the Credit Documents to which you are a party has been duly authorized by all necessary action on your part and, to the extent you are a party, has been duly executed and duly delivered by you.

  3.
  The Credit Documents to which you are a party constitute valid and binding obligations of yours and are enforceable against you in accordance with their terms (subject to qualifications, exclusions and other limitations similar to those applicable to our letter).

  4.
  You have satisfied those legal requirements that are applicable to you to the extent necessary to make the Credit Documents enforceable against you.

  5.
  You have complied with all legal requirements pertaining to your status as such status relates to your rights to enforce the Credit Documents against the Credit Parties party thereto.

  6.
  Each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine.

  7.
  Each certificate obtained from a governmental authority relied on by us is accurate, complete and authentic and all relevant official public records to which each such certificate relates are accurate and complete.

  8.
  All statutes, judicial and administrative decisions, and rules and regulations of governmental agencies, in each of the jurisdictions upon whose law our opinions are based are generally available (i.e., in terms of access and distribution following publication or other release) to lawyers practicing in that jurisdiction, and are in a format that makes legal research reasonably feasible.

  9.
  There has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence.

  10.
  The conduct of the parties to the Credit Documents has complied with any requirement of good faith, fair dealing and conscionability.

  11.
  You have acted in good faith and without notice of any defense against the enforcement of any rights created by, or adverse claim to any property or security interest transferred or created as part of, the transactions effected under the Credit Documents (herein called the "Transactions").

  12.
  There are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course or prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Credit Agreement or any of the other Credit Documents.

  13.
  The constitutionality or validity of a relevant statute, rule, regulation or agency action is not in issue.

B-1

  14.
  All parties to the Transactions will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Credit Documents.

  15.
  All agreements other than the Credit Documents (if any) with respect to which we have provided an opinion or advice in our letter or reviewed in connection with our letter would be enforced as written.

  16.
  None of the Credit Parties will in the future take any discretionary action (including a decision not to act) permitted under the Credit Documents that would result in a violation of law or constitute a breach or default under any other agreements or court orders to which such entity may be subject.

  17.
  No Lender or Agent is subject to Regulation T of the Board of Governors of the Federal Reserve System; and no proceeds of the Loans will be used for any purpose which would violate or be inconsistent with terms of the Credit Agreement.

  18.
  Each of the Credit Parties will in the future obtain all permits and governmental approvals required, and will in the future take all actions required, relevant to the consummation of the Transactions or performance of the Credit Documents.

  19.
  Each Credit Party's certificate of incorporation, formation or partnership (or equivalent governing instrument), all amendments to that instrument, all resolutions adopted establishing classes or series of stock or other equity interests under that instrument, each Credit Party's bylaws, limited liability agreement or limited partnership agreement (or equivalent governing instrument) have been adopted in accordance with all applicable legal requirements.

  20.
  The opinions contained in opinion paragraphs 1 through 4 in the Opinion Letter of Parth Munshi, Assistant Secretary of the Company are true and correct.

  21.
  Each person who has taken any action relevant to any of our opinions in the capacity of director or officer was duly elected to that director or officer position and held that position when such action was taken.

  22.
  In the case of the Canadian Borrowing Subsidiaries, we have assumed that each such entity is duly organized, validly existing and in good standing or equivalent concept under laws of its jurisdiction of organization and has the full power and authority (including, without limitation, under its Organization Documents and the laws of its jurisdiction of organization) to execute and deliver the Credit Documents to which it is party and to perform its obligations under the Credit Documents to which it is party. The execution and delivery of the Credit Documents to which it is a party by each of the Canadian Borrowing Subsidiaries has been duly authorized by the board of directors, board of managers, manager or managing member (or equivalent) as applicable, of each of the Canadian Borrowing Subsidiaries and no other corporate action of each of the Canadian Borrowing Subsidiaries is required in connection with such authorizations. Each Credit Document to which each Canadian Borrowing Subsidiary is party has been duly executed and delivered by an authorized officer of such Canadian Borrowing Subsidiary.

  23.
  In the case of the UK Borrowing Subsidiary, we have assumed that such entity is duly organized, validly existing and in good standing or equivalent concept under laws of its jurisdiction of organization and has the full power and authority (including, without limitation, under its Organization Documents and the laws of its jurisdiction of organization) to execute and deliver the Credit Documents to which it is party and to perform its obligations under the Credit Documents to which it is party. The execution and delivery of the Credit Documents to which it is a party by such UK Borrowing Subsidiary has been duly authorized by the board of directors (or equivalent) of such UK Borrowing Subsidiary and no other corporate action of the UK Borrowing Subsidiary is required in connection with such authorizations. Each Credit Document to which the UK Borrowing Subsidiary is party has been duly executed and delivered by an authorized officer of the UK Borrowing Subsidiary.

B-2

 Schedule C
Excluded Law and Legal Issues

        None of the opinions or advice contained in our letter covers or otherwise addresses any of the following laws, regulations or other governmental requirements or legal issues:

  1.
  except with respect to our opinion in paragraph 4 as it relates to the Investment Company Act, as amended, Federal securities laws and regulations (including all other laws and regulations administered by the United States Securities and Exchange Commission), state "Blue Sky" laws and regulations, and laws and regulations relating to commodity (and other) futures and indices and other similar instruments;

  2.
  pension and employee benefit laws and regulations (e.g., ERISA);

  3.
  Federal and state antitrust and unfair competition laws and regulations;

  4.
  other than to the extent of our opinion in opinion paragraph 5, Federal Reserve Board margin regulations;

  5.
  Federal and state laws and regulations concerning filing and notice requirements (such as the Hart-Scott-Rodino Antitrust Improvements Act of 1986, as amended, and the Exon-Florio Act, as amended) other than requirements applicable to charter-related documents such as a certificate of merger;

  6.
  Compliance with fiduciary duty requirements;

  7.
  the statutes and ordinances, the administrative decisions and the rules and regulations of counties, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the federal, state or regional level) and judicial decisions to the extent that they deal with any of the foregoing;

  8.
  fraudulent transfer and fraudulent conveyance laws;

  9.
  Federal and state environmental, land use and subdivision (including without limitation, compliance with the New York Plat Act), tax, racketeering (e.g., RICO), health and safety (e.g., OSHA) and labor laws and regulations;

  10.
  Federal and state laws, regulations and policies concerning (i) national and local emergency, (ii) possible judicial deference to acts of sovereign states, and (iii) criminal and civil forfeiture laws;

  11.
  other than to the extent of our opinion in paragraph 5, other Federal and state statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes);

  12.
  any laws, regulations, directives and executive orders that prohibit or limit the enforceability of obligations based on attributes of the party seeking enforcement (e.g., the Trading with the Enemy Act and the International Emergency Economic Powers Act);

  13.
  the effect of any law, regulation or order which hereafter becomes effective;

  14.
  federal patent, trademark and copyright, state trademark, and other federal and state intellectual property laws and regulations;

  15.
  any state, federal or local laws, regulations or judicial or administrative decisions regulating the healthcare industry or the insurance industry, including providers of marketing, distribution, administration and technology platform services to health care plans, insurance carriers or insurance companies or anything related thereto;

C-1

  16.
  the Fair Packaging and Labeling Act, as amended, the Food, Drug and Cosmetic Act, as amended, the Food Security Act of 1985, as amended, the Perishable Agricultural Commodities Act, as amended, the Food, Agriculture, Conservation and Trade Act of 1990, as amended, the Nutritional Labeling and Education Act, as amended, all rules, policies and regulations promulgated under any of the foregoing statutes, and all other federal, state and local laws, orders, regulations, licensing requirements and policies relating to the ownership, operation processing, production, distribution, purchase or provisions of, or otherwise regulating, food or farm products or animals;

  17.
  the Federal Alcohol Administration Act of 1935, as amended, and the rules, regulations and policies promulgated thereunder, and all other federal, state and local laws, orders, regulations, licensing requirements and policies relating to the ownership, operation processing, production, distribution, purchase or provisions of, or otherwise regulating alcohol;

  18.
  the Communications Act, and the rules, regulations and policies of the Federal Communications Commission promulgated thereunder; and

  19.
  the Anti-Terrorism Order, including Executive Order No. 13224 on Terrorism Financing, effective September 24, 2001 and the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (together, the "Anti-Terrorism Order") as amended, all rules and regulations promulgated thereunder and all federal, state and local laws, statutes, ordinances, orders, governmental rules, regulations, licensing requirements and policies relating to the Anti-Terrorism Order, the foreign assets control regulations of the United States Treasury Department, and the ownership and operation of, or otherwise regulation of, companies which conduct, operate or otherwise pursue the business or businesses now and in the future conducted, operated or otherwise pursued by any Borrower including, without limitation, the importation, transportation, manufacturing, dealing, purchase, use or storage of explosive materials.

        We have not undertaken any research for purposes of determining whether any of the Credit Parties or any of the Transactions which may occur in connection with the Credit Agreement or any of the other Credit Documents is subject to any law or other governmental requirement other than to those laws and requirements which in our experience would generally be recognized as applicable in the absence of research by lawyers in the State of New York, and none of our opinions covers any such law or other requirement unless (i) one of our Designated Transaction Lawyers had actual knowledge of its applicability at the time our letter was delivered on the date it bears and (ii) it is not excluded from coverage by other provisions in our letter or in any Schedule to our letter.

C-2

 Schedule D
Excluded Provisions

        None of the opinions in the letter to which this Schedule is attached covers or otherwise addresses any of the following types of provisions which may be contained in the Credit Documents:

  1.
  Covenants not to compete, including without limitation covenants not to interfere with business or employee relations, covenants not to solicit customers, and covenants not to solicit or hire employees.

  2.
  Provisions mandating contribution towards judgments or settlements among various parties.

  3.
  Waivers of (i) legal or equitable defenses, (ii) rights to damages, (iii) rights to counter claim or set off, (iv) statutes of limitations, (v) rights to notice, (vi) the benefits of statutory, regulatory, or constitutional rights, unless and to the extent the statute, regulation, or constitution explicitly allows waiver, (vii) trials by jury, (viii) broadly or vaguely stated rights, and (ix) other benefits, in each case, to the extent they cannot be waived under applicable law.

  4.
  Provisions providing for forfeitures or the recovery of amounts deemed to constitute penalties, or for liquidated damages to the extent deemed to be penalties, acceleration of future amounts due (other than principal) without appropriate discount to present value, and to the extent deemed to be penalties, late charges, prepayment charges and increased interest rates upon default.

  5.
  Time-is-of-the-essence clauses.

  6.
  Provisions which provide a time limitation after which a remedy may not be enforced.

  7.
  Confession of judgment clauses.

  8.
  Agreements to submit to the jurisdiction of any particular court or other governmental authority (either as to personal jurisdiction and subject matter jurisdiction); provisions restricting access to courts; waiver of the right to jury trial; waiver of service of process requirements which would otherwise be applicable; and provisions otherwise purporting to affect the jurisdiction and venue of courts.

  9.
  Provisions that attempt to change or waive rules of evidence or fix the method or quantum of proof to be applied in litigation or similar proceedings.

  10.
  Provisions appointing one party as an attorney-in-fact for an adverse party or providing that the decision of any particular person will be conclusive or binding on others.

  11.
  Provisions purporting to limit rights of third parties who have not consented thereto or purporting to grant rights to third parties.

  12.
  Provisions which purport to award attorneys' fees solely to one party.

  13.
  Arbitration agreements.

  14.
  Provisions purporting to create a trust or constructive trust without compliance with applicable trust law.

  15.
  Provisions relating to the application of insurance proceeds and condemnation awards.

  16.
  Provisions that provide for the appointment of a receiver.

  17.
  Provisions or agreements regarding proxies, shareholders agreements, shareholder voting rights, voting trusts, and the like.

  18.
  Confidentiality agreements.

D-1

  19.
  Provisions, if any, which are contrary to the public policy of jurisdictions covered by our opinions.

  20.
  Choice of law provisions, other than, under New York statutory choice-of-law rules, those provisions which provide that the laws of the State of New York shall govern.

  21.
  Indemnification for negligence, willful misconduct or other wrongdoing or strict product liability or any indemnification or contribution for liabilities arising under securities laws.

  22.
  Provisions in any of the Credit Documents requiring any of the Credit Parties to perform its obligations under, or to cause any other person to perform its obligations under, or stating that any action will be taken as provided in or in accordance with, any agreement or other document that is not a Credit Document.

  23.
  Provisions that impose the payment of interest on interest may be unenforceable, void or voidable under applicable law to the extent deemed to constitute a penalty.

  24.
  Provisions of the Credit Agreement and the Credit Documents insofar as they authorize you or your affiliates to set off and apply any deposits at any time held, and any other indebtedness at any time owing, by you to or for the account of any Credit Party.

D-2

 Schedule E
Schedule of US Subsidiaries

Coors Brewing Company, a Colorado corporation

Molson Coors International LP, a Delaware limited partnership

CBC Holdco 2, Inc., a Colorado corporation

CBC Holdco, Inc., a Colorado corporation

MC Holding Company LLC, a Colorado limited liability company

 EXHIBIT F-3

April     •    , 2011

To:
The addressees named in Schedule A

RE:
Molson Coors 2011 Refinancing

Dear Sirs:

        We have acted as special counsel to Molson Canada 2005 ("MC 2005"), Molson Inc. ("Molson") and Molson Coors Canada Inc. ("MCCI"; MC 2005, Molson and MCCI, collectively, the "Canadian Obligors") in connection with a credit agreement dated April 12, 2011 (the "Credit Agreement") among Molson Coors Brewing Company, MC 2005, MCCI, Molson Coors Brewing Company (UK) Limited, and Molson Coors International LP, as borrowers, Deutsche Bank, AG New York Branch, as Administrative Agent (the "Administrative Agent"), Deutsche Bank AG, Canada Branch, as Canadian Administrative Agent (the "Canadian Administrative Agent"), Bank of American, N.A., as syndication agent and the lenders party thereto (the "Lenders") and in connection with a subsidiary guarantee agreement (the "Subsidiary Guarantee Agreement") dated April 12, 2011 between, inter alia, the Canadian Obligors, the other guarantors party thereto and the Administrative Agent on behalf of the Lenders. The Credit Agreement and the Subsidiary Guarantee Agreement are together referred to in this opinion as the "Credit Documents".

        This opinion is delivered to you pursuant to Section 4.01(b) of the Credit Agreement.

1.     Jurisdiction

        We are solicitors qualified to practice law in the Province of Ontario and we express no opinion as to any laws or any matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario.

2.     Scope of Examinations

        In connection with the opinions expressed below, we have considered such questions of law and examined such public and corporate records, certificates and other documents and conducted such other examinations as we have considered necessary for the purposes of the opinions expressed in this letter, including:

  (a)
  a reamended and restated partnership agreement made as of September 30, 2008 among Molson Canada Company and Molson (the "MC 2005 Partnership Agreement");

  (b)
  an officers' certificate of Molson dated the date hereof regarding constating documents, resolutions of the board of directors of Molson, incumbency and other matters relating to Molson;

  (c)
  an officers' certificate of MCCI dated the date hereof regarding constating documents, resolutions of the board of directors of MCCI, incumbency and other matters relating to MCCI;

  (d)
  an officers' certificate of MC 2005 dated the date hereof regarding the MC 2005 Partnership Agreement, resolutions of the management committee of MC 2005, incumbency and other matters relating to MC 2005;

  (e)
  a certificate of compliance issued in respect of Molson pursuant to the Canada Business Corporations Act dated April [    ], 2011;

  (f)
  a certificate of compliance issued in respect of MCCI pursuant to the Canada Business Corporations Act dated April [    ], 2011;

  (g)
  a certified copy of the record with respect to the registration of MC 2005 under the Business Names Act (Ontario) dated April [    ], 2011 (the "Certified Record");

  (h)
  the Credit Agreement; and

  (i)
  the Subsidiary Guarantee Agreement.

        The documents referred to above in paragraphs (b) to (d), inclusive, collectively are referred to in this opinion as the "Officers' Certificates" and the documents referred to above in paragraphs (e) and (f) collectively are referred to in this opinion as the "Certificates of Compliance".

3.     Assumptions and Reliances

        In expressing the opinions contained in paragraphs 1 to 3 below, inclusive, we have relied exclusively upon the Certificates of Compliance, the Certified Record and the Officers' Certificates, copies of which have been delivered to you. In expressing the opinions contained in paragraphs 4 to 6 below, inclusive, we have relied exclusively upon the Officers' Certificates. We have not maintained or, for the purposes of this opinion, reviewed the minute books or the other records of the Canadian Obligors.

        For purposes of the opinions expressed below, we have assumed:

  (a)
  the legal capacity of all individuals, the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies;

  (b)
  that the Certificates of Compliance and the Certified Record are accurate as of the date hereof as if dated the date hereof; and

  (c)
  that all statements set forth in the Officers' Certificates are true.

4.     Opinions

        On the basis of the foregoing, we are of the opinion that:

  1.
  Each of Molson and MCCI is a corporation existing under the Canada Business Corporations Act.

  2.
  MC 2005 has been formed as a general partnership under the Partnerships Act (Ontario) and has not been dissolved.

  3.
  The name of MC 2005 has been registered with the Registrar under the Business Names Act (Ontario).

  4.
  Each of Molson and MCCI has the corporate power and capacity to enter into and to perform its obligations under the Credit Documents.

  5.
  All necessary corporate action, in the case of Molson and MCCI, and all necessary action under the MC 2005 Partnership Agreement, in the case of MC 2005, has been taken to authorize the execution and delivery of the Credit Documents by each of the Canadian Obligors and the performance of their respective obligations thereunder.

  6.
  Each of Molson and MCCI has duly executed the Credit Documents.

  7.
  In any proceeding in a court of competent jurisdiction in the Province of Ontario for the enforcement of the Credit Agreement or the Subsidiary Guarantee Agreement, such court would apply the laws of the State of New York, in accordance with the parties' choice of the laws of the State of New York in the Credit Documents, to all issues that under the laws of

2

    the Province of Ontario are to be determined in accordance with the chosen law of the contract, provided that:

    (a)
    the parties' choice of the laws of the State of New York is bona fide and legal and there is no reason for avoiding the choice on the grounds of public policy, as such criteria would be applied by the courts in the Province of Ontario; and

    (b)
    in any such proceeding, and notwithstanding the parties' choice of law, such court:

    (i)
    will not take judicial notice of the provisions of the laws of the State of New York but will only apply such provisions if they are pleaded and proven by expert testimony;

    (ii)
    will apply the laws of the Province of Ontario and the laws of Canada applicable therein that, under such laws, would be characterized as procedural and will not apply any law of the State of New York that, under the laws of the Province of ontario and the laws of Canada applicable therein, would be characterized as procedural;

    (iii)
    will apply provisions of the laws of the Province of Ontario and the laws of Canada applicable therein that have overriding effect;

    (iv)
    will not apply any law of the State of New York if its application would be contrary to public policy, as such term is interpreted under the laws of the Province of Ontario and the laws of Canada applicable therein;

    (v)
    will not apply any law of the State of New York if such application would be characterized under the laws of the Province of Ontario and the laws of Canada applicable therein as the direct or indirect enforcement of a foreign revenue, expropriatory, penal or other public law; and

    (vi)
    will not enforce the performance of any obligation that is illegal under the laws of any jurisdiction in which the obligation is to be performed.

        This opinion is furnished solely for the benefit of the addressees hereof in connection with the transactions contemplated by the Credit Agreement and may not be circulated to, or relied upon by, any other person or used for any other purpose without our prior written consent. The Administrative Agent is authorized to distribute copies of this opinion to those persons who from time to time become Lenders pursuant to the provisions of the Credit Agreement, each of whom may rely on this opinion in the same manner and to the same extent as if this opinion had been addressed to such person.

Yours very truly,

3

 SCHEDULE A

Deutsche Bank AG New York Branch
c/o DB Services New Jersey Inc.
5022 Gate Parkway, Suite 100
Jacksonville, FL 32256
USA

-and-

Deutsche Bank AG, Canada Branch
199 Bay Street, Suite 4700
Toronto, ON M5L 1E9
Canada

-and-

The Lenders (as defined in the Credit Agreement)

 EXHIBIT F-4

April 12, 2011

Deutsche Bank AG New York Branch
c/o DB Services New Jersey Inc.
5022 Gate Parkway, Suite 100
Jacksonville, FL 32256
USA

-and-

Deutsche Bank AG, Canada Branch
199 Bay Street, Suite 4700
Toronto, ON M5L 1E9
Canada

-and-

The Lenders (as defined in the Credit Agreement referred to below)

Dear Sirs:

  Re:
  Credit Agreement

        We have acted as local counsel to Coors International Holdco, ULC ("International Holdco"), Molson Coors Callco ULC ("Callco"), Molson Coors Capital Finance ULC ("MCCF"), and Molson Coors International General, ULC ("International General" and, collectively with International Holdco, Callco and MCCF, the "Nova Scotia Companies") in the Province of Nova Scotia in connection with:

          1.     a credit agreement dated April 12, 2011 (the "Credit Agreement") among Molson Coors Brewing Company, Molson Coors Brewing Company (UK) Limited, Molson Canada 2005 ("MC 2005"), Molson Coors Canada Inc. and Molson Coors International LP ("International LP") as initial borrowers, and Deutsche Bank AG New York Branch, as Administrative Agent (the "Administrative Agent") and Issuing Bank, Deutsche Bank AG, Canada Branch, as Canadian Administrative Agent, Bank of Montreal and The Toronto-Dominion Bank, each as an Issuing Bank, and the Lenders party thereto (the "Lenders"); and

          2.     a guarantee (the "Subsidiary Guarantee Agreement") dated April 12, 2011, made by, inter alia, International Holdco, MC 2005, Callco, MCCF, International General and International LP, in favour of the Administrative Agent on behalf of the Lenders.

        This opinion is given to you pursuant to Section 4.01(b) of the Credit Agreement.

A.
Jurisdiction

        We are solicitors qualified to practise law in the Province of Nova Scotia and, we express no opinion as to any laws or any matters governed by any laws other than the laws of the Province of Nova Scotia and the federal laws of Canada applicable in the Province of Nova Scotia.

B.
Scope of Examinations

        In connection with the opinions expressed below, we have considered such questions of law and examined originals or copies of each of the Credit Agreement and the Subsidiary Guarantee Agreement (collectively, the "Documents") and of such public and corporate records, certificates and other documents and conducted such other examinations as we have considered necessary for the purposes of the opinions expressed in this letter, including:

          (a)   officers' certificates of each of the Nova Scotia Companies, each dated the date hereof, regarding constating documents of the Nova Scotia Companies, respectively, and, in the case of International Holdco, Callco, MCCF and International General (collectively, the "Nova Scotia Guarantors") only, resolutions (collectively, the "Officers' Certificates"); and

          (b)   certificates issued on behalf of the Registrar of Joint Stock Companies for the Province of Nova Scotia in respect of each of the Nova Scotia Companies pursuant to the Companies Act (Nova Scotia) each dated April 7, 2011 (collectively, the "Certificates of Status")

C.
Assumptions and Reliances

        For purposes of the opinions expressed in this letter, we have assumed the legal capacity of all individuals, the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

        In expressing the opinions in paragraph 1 below, we have relied exclusively upon the Certificates of Status, copies of which have been delivered to you and have assumed that the Certificates of Status are accurate as of the date hereof as if dated the date hereof.

        We have not maintained or, for the purposes of this opinion, reviewed the minute books or records of the Nova Scotia Companies. In expressing our opinions in paragraphs 2 through 5 herein, we have relied exclusively on the Officers' Certificates, copies of which have been delivered to you, and our opinions, insofar as they relate to each of the Nova Scotia Companies, are based solely on a review of the certificate in respect of that one of the Nova Scotia Companies and the documents attached thereto. For greater certainty we have assumed, without further investigation, that the constating documents of each of the Nova Scotia Companies and resolutions of each of the Nova Scotia Guarantors attached thereto are as described in the Officers' Certificates and all other statements set forth in each of the Officers' Certificates are current, accurate and true.

D.
Opinions

        On the basis of the foregoing we are of the opinion that:

          1.     Each of the Nova Scotia Companies is an unlimited company existing under the Companies Act (Nova Scotia).

          2.     Each of the Nova Scotia Guarantors has the corporate power and capacity to enter into and to perform its obligations under each of the Documents.

          3.     The execution and delivery by International General of the Documents as the general partner of International LP does not violate the memorandum of association or articles of association of International General or any law or regulation of the Province of Nova Scotia applicable to International General.

          4.     Each of the Nova Scotia Guarantors has taken all necessary corporate action to authorize the execution, delivery and performance by it of the Subsidiary Guarantee Agreement.

          5.     Each of the Nova Scotia Guarantors has duly executed the Subsidiary Guarantee Agreement.

        The opinions expressed in this opinion letter are given solely for the benefit of the addressees hereof in connection with the transactions referred to in this opinion letter, and may not, in whole or in part, be relied upon by or shown or distributed to any other person; provided, that persons which subsequently become Lenders under the Credit Agreement in accordance with the assignment provisions thereof may rely on this opinion letter as of the time of its delivery on the date hereof as if this opinion letter were addressed to them.

Yours very truly,

2

 EXHIBIT F-5

April 12, 2011

        To:   Deutsche Bank AG New York Branch, Deutsche Bank AG, Canada Branch and each of the Lenders to the Credit Agreement (referred to below).

        We are issuing this opinion letter as English legal advisers to Molson Coors Brewing Company (UK) Limited (the "Company"), Golden Acquisition and Molson Coors Holdings Limited (together the "UK Parties") in connection with a multi-currency credit agreement dated April 12, 2011 and made between, amongst others, Molson Coors Brewing Company, the Company, the financial institutions and other entities from time to time party thereto as lender parties, Deutsche Bank AG New York Branch as administrative agent, and Deutsche Bank AG, Canada Branch as Canadian Administrative Agent (the "Credit Agreement") and a subsidiary guarantee dated April 12, 2011 and made between, amongst others, Molson Coors Brewing Company, the Company, Golden Acquisition and Molson Coors Holding Limited (the "Subsidiary Guarantee").

        Terms defined in the Credit Agreement have the same meanings when used in this opinion letter, unless otherwise defined in this opinion letter or the Schedules hereto.

        For the purposes of this opinion letter, we have examined:

  i)
  the Credit Agreement;

  ii)
  a copy of the Memorandum and Articles of Association of the UK Parties; and

  iii)
  a copy of the minutes of meetings of the Board of Directors of the UK Parties each held on April       , 2011.

        On April       , 2011 we carried out company searches at the Companies Registry, Cardiff, in respect of the UK Parties but we have not conducted any further search since such date. On April       , 2011 we made enquiries by telephone of the Central Registry of Borrower Winding-Up and Administration Petitions and Orders as to whether any petitions or orders for winding up or administration have been presented and are outstanding against the UK Parties but we have not conducted any further search since that date.

        Except as stated above, we have not examined any agreements, deeds, instruments or other documents entered into by or affecting the UK Parties or any corporate records of the UK Parties and we have not made any other enquiries concerning the UK Parties. We have not investigated whether the UK Parties are or will be, by reason of the transactions and matters contemplated by the Credit Agreement or the Subsidiary Guarantee, in breach of any of their obligations under any other agreement, document, deed or instrument.

        We have not investigated the laws of any country other than England and Wales and we assume that no foreign law affects any of the conclusions stated below. We express no opinion on the laws of the European Union or the United States of America as it affects any jurisdiction other than England and Wales. This opinion letter is given only with respect to English law as at the date hereof and is itself governed by English law. We express no opinion as to matters of fact. This opinion letter is subject to the qualifications set out in Schedule A hereto and reservations in Schedule B hereto. In giving this opinion letter, we have relied without independent verification on each of the assumptions set out in Schedule C hereto.

        Based upon and subject to the foregoing, and subject to any matters not disclosed to us, we are of the opinion that at the date hereof:-

  1.
  Status.    The Company and Molson Coors Holdings Limited are private limited companies, duly incorporated and subsisting under the laws of England and, so far as is discoverable from public records in England and Wales, are not in liquidation. Golden Acquisitions is a private unlimited company duly incorporated and subsisting under the laws of England and, so far as is discoverable from public records in England and Wales, is not in liquidation.

  2.
  Power and Authority.    The Company has the requisite corporate power to enter into, deliver and perform its obligations under the Credit Agreement and the Subsidiary Guarantee and has taken all necessary corporate action to authorize the entry into, delivery and performance of its obligations under the Credit Agreement and the Subsidiary Guarantee. Golden Acquisiton and Molson Coors Holdings Limited have the the requisite corporate power to enter into, deliver and perform their obligations under the Subsidiary Guarantee and have taken all necessary corporate action to authorize the entry into, delivery and performance of their obligations under the Subsidiary Guarantee.

  3.
  Due Execution and Delivery.    The Credit Agreement and Subsidiary Guarantee have been duly executed and delivered by the Company and the Subsidiary Guarantee has been duly executed and delivered by Golden Acquisitions and Molson Coors Holdings Limited.

  4.
  No Authorizations.    No Authorizations, approvals, consents, licenses, exemptions, filings or registrations of or with any governmental, judicial or public body or authority of or in England are required as a condition to the entry by the UK Parties into or the performance, validity or enforceability of their obligations under the Credit Agreement or the Security Guarantee.

  5.
  Governing Law.    In any proceedings for the enforcement of the UK Parties' obligations the English courts would give effect to the choice of New York law as the governing law of the Credit Agreement and the Subsidiary Guarantee..

  6.
  Enforcement.    A final and conclusive judgment against any of the UK Parties for a definite sum of money entered by the Supreme Court in New York in any suit, action or proceedings arising out of the Credit Agreement or Subsidiary Guarantee would be enforced by the English courts without re-examination or re-litigation of the matters adjudicated upon if:

  i)
  the judgment was not obtained by fraud;

  ii)
  the enforcement of the judgment would not be contrary to English public policy;

  iii)
  the judgment was not obtained in proceedings contrary to natural justice;

  iv)
  the judgment is not inconsistent with an English judgment or a foreign judgment given earlier in time in respect of the same matter;

  v)
  the judgment is not for multiple damages;

  vi)
  enforcement proceedings are instituted within six years after the date of the judgment;

  vii)
  the judgment does not relate to penal or revenue laws;

  viii)
  the judgment is given in proceedings brought in accordance with an agreement for the settlement of disputes; and

  ix)
  enforcement of the judgment is not restricted by the provisions of the Protection of Trading Interests Act, 1980, section 5 of which precludes, among other things, the enforcement in the UK of any judgment given by a court of an overseas country which is a judgment for multiple damages which exceed the compensatory element of the judgment award.

    Enforcement will not be direct enforcement; the plaintiff will however be able to obtain summary judgment in an action in the English courts. However, in any enforcement proceedings, the defendant may raise any counterclaim that could have been brought if the action had been originally brought in England unless the subject of the counterclaim was in issue and denied in foreign proceedings.

2

  7.
  Stamp Duty.    No stamp or registration duty or similar taxes or charges are payable in the United Kingdom in respect of the execution or delivery of the Credit Agreement or Subsidiary Guarantee.

        This opinion letter is given for the sole benefit of the persons to whom it is addressed and is not to be relied upon by or communicated to any other person or for any other purpose, nor is it to be quoted or made public in any way without our prior written consent.

Yours faithfully,

KIRKLAND & ELLIS INTERNATIONAL LLP

3

 SCHEDULE A

QUALIFICATIONS

        This opinion letter is subject to the following qualifications:

  1.
  Oral Amendments:    The Credit Agreement and Subsidiary Guarantee may be amended orally or by a course of conduct by the parties thereto notwithstanding provisions therein to the contrary.

  2.
  Powers:    Whilst we are of the opinion that the UK Parties have the necessary powers under their constitutional documents to enter into the obligations under the Credit Agreement and the Subsidiary Guarantee, the directors of the UK Parties must exercise those powers bona fide in the interests of each of the UK Parties, which may involve demonstrating a sufficient commercial benefit for each of the UK Parties from the arrangements contemplated by the Credit Agreement or Subsidiary Guarantee, as to which we express no opinion.

  3.
  Constitutional Documents:    An English company only has authority to carry on those businesses as permitted under its constitutional documents.

 SCHEDULE B

RESERVATIONS

        This opinion letter is qualified by the following reservations and any matter of fact not disclosed to us:

  1.
  Proceedings.    The English courts may stay proceedings or decline jurisdiction, notably if concurrent proceedings are being brought elsewhere.

  2.
  Administration.    Laws relating to liquidation or administration or other laws or procedures affecting generally the enforcement of creditors' rights may affect any obligations of the UK Parties under the Credit Agreement and the Subsidiary Guarantee and the remedies available.

  3.
  Remedies.    An English court will not necessarily grant any remedy the availability of which is subject to equitable considerations or which is otherwise in the discretion of the court. In particular, orders for specific performance and injunctions are, in general, discretionary remedies under English law and specific performance is not available where damages are considered by the court to be an adequate alternative remedy.

  4.
  New York Law.    If an English court assumes jurisdiction:

  i)
  it would not apply New York law if:

  (A)
  New York law were not pleaded and proved; or

  (B)
  to do so would be contrary to English public policy or mandatory rules of English law.

  ii)
  it may have to have regard to the law of the place of performance of any obligation under the Credit Agreement or Subsidiary Guarantee which is to be performed outside England and Wales. It may refer to that law in relation to the manner of performance and the steps to be taken in the event of defective performance.

 SCHEDULE C

ASSUMPTIONS

        In giving this opinion, we have assumed:

          1.     Signatures:    The genuineness of all signatures;

          2.     Originals:    The authenticity and completeness of all documents submitted to us as originals;

          3.     Conformity:    The conformity to original documents of all documents submitted to us as copies and the authenticity and completeness of such original documents;

          4.     Capacity and Validity:    That the Credit Agreement and the Subsidiary Guarantee are within the capacity and powers of, and have been validly authorised, executed and delivered by, all parties thereto (other than the UK Parties) and (b) are legally valid and binding and enforceable against all parties thereto, including the UK Parties, under all relevant laws;

          5.     Accuracy of Certificates and Searches:    That the certificates and other documents dated the date hereof or dated earlier than the date hereof and on which we have expressed reliance remain accurate and that no additional matters would have been disclosed by company searches at the Companies Registry and the High Court of Justice being carried out since the carrying out of the searches referred to above and that the particulars disclosed by such company searches are true, complete and up to date;

          6.     Board Resolutions:    That the Boards of Directors were acting in the interests of and for a proper purpose of the UK Parties; that duly qualified quorums of such directors were present throughout the meeting and voted in favour of approving the resolutions; that any provisions contained in the Companies Acts 1985, 1989 or 2006 or the Articles of Association of the UK Parties relating to the declaration of directors' interests or the power of interested directors to vote were duly observed;

          7.     Solvency:    That (a) at the time the Credit Agreement and Subsidiary Guarantee were entered into, the UK Parties were not unable to pay their debts within the meaning of section 123 of the Insolvency Act 1986 (for which purpose account is to be taken of each such person's contingent and prospective liabilities) and has not become so unable to pay its debts in consequence of such transactions, (b) that none of the Lenders is connected with the UK Parties within the meaning of section 249 of the Insolvency Act 1986 and (c) immediately after the execution of the Credit Agreement and Subsidiary Guarantee, each of the parties thereto was solvent; and

          8.     Accuracy of Representations:    The accuracy of all representations as to fact made in the Credit Agreement by the Company.

 EXHIBIT G

ISSUING BANK AGREEMENT

        ISSUING BANK AGREEMENT dated as of                    , 20    , among MOLSON COORS BREWING COMPANY (the "Company"),                    , as issuing bank (in such capacity, the "Issuing Bank") and DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent (in such capacity, the "Administrative Agent") for the Lenders under the Credit Agreement dated as of April 12, 2011 (as amended, restated or otherwise modified from time to time, the "Credit Agreement"), among the Company, the Initial Borrowing Subsidiaries and other Borrowing Subsidiaries from time to time party thereto, the Lenders party thereto, the Issuing Banks from time to time party thereto, the Administrative Agent and Deutsche Bank AG, Canada Branch, as Canadian Administrative Agent.

        This Agreement constitutes an Issuing Bank Agreement under and as defined in the Credit Agreement. Each capitalized term used herein and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.

        SECTION 1.    Letter of Credit Commitment.    The Issuing Bank hereby agrees to be an "[US] [Canadian] Issuing Bank" under the Credit Agreement, and may from time to time agree to issue [Global Tranche Letters of Credit and US/UK Tranche Letters of Credit](8) [Global Tranche Letters of Credit](9) under the Credit Agreement in amounts to be agreed upon, subject to the terms and conditions hereof and of the Credit Agreement; provided, however, that Letters of Credit issued by the Issuing Bank hereunder shall be subject to the limitations set forth on Schedule I hereto and in the Credit Agreement.

(8)
For an Issuing Bank agreeing to become a US Issuing Bank under the Credit Agreement.

(9)
For an Issuing Bank agreeing to become a Canadian Issuing Bank under the Credit Agreement.

        SECTION 2.    Issuance Procedure.    In order to request the issuance of a Letter of Credit by the Issuing Bank (except in respect of a deemed issuance in accordance with Section 2.04(a) of the Credit Agreement), the applicable Borrower shall hand deliver, fax, telecopy or transmit via electronic means a notice (in a form reasonably acceptable to the Issuing Bank and specifying the information required by Section 2.04(b) of the Credit Agreement) to the Issuing Bank, at its address or telecopy number specified on Schedule I hereto (or such other address or telecopy number as the Issuing Bank may specify by notice to the Company), not later than three Business Days prior to the proposed date of issuance of such Letter of Credit. A copy of such notice shall be sent, concurrently, by the applicable Borrower to the Applicable Agent in the manner specified under Section 2.04(b) of the Credit Agreement. Upon receipt of such notice, the Issuing Bank shall consult the Administrative Agent by telephone in order to determine (i) whether the conditions specified in the last sentence of Section 2.04(b) of the Credit Agreement will be satisfied in connection with the issuance of such Letter of Credit and (ii) whether the requested expiration date for such Letter of Credit complies with Section 2.04(c) of the Credit Agreement.

        SECTION 3.    Issuing Bank Fees, Interest and Payments.    The fronting fees and standard fees with respect to the issuance, amendment, renewal, transfer or extension of any letter of credit or processing of drawings thereunder ("Issuing Bank Fees") referred to in Section 2.11(b) of the Credit Agreement, which are payable to the Issuing Bank in respect of Letters of Credit issued hereunder, are specified on Schedule I hereto (it being understood that such fees shall be in addition to the Issuing Bank's customary documentary and processing charges in connection with the issuance, amendment or transfer of any Letter of Credit issued hereunder which are not included in Issuing Bank Fees). Each payment of Issuing Bank Fees payable hereunder shall be made not later than [                    ], New York City time, on the date when due, in immediately available funds, to the account of the Issuing Bank specified on Schedule I hereto or to such other Lender specified on Schedule I hereto (or to such other account of the Issuing Bank as it may specify by notice to the applicable Borrower).

        SECTION 4.    Credit Agreement Terms.    Notwithstanding any provision hereof which may be construed to the contrary, it is expressly understood and agreed that (a) this Agreement is supplemental to the Credit Agreement and is intended to constitute an Issuing Bank Agreement, as defined therein (and, as such, constitutes an integral part of the Credit Agreement as though the terms of this Agreement were set forth in such Credit Agreement), (b) each Letter of Credit issued hereunder shall constitute a "Global Tranche Letter of Credit' or "US/UK Tranche Letter of Credit", as applicable], and each LC Disbursement made under any such Letter of Credit shall constitute a "LC Disbursement", for all purposes of the Credit Agreement, (c) the Issuing Bank's commitment to issue Letters of Credit hereunder, and each and every Letter of Credit requested or issued hereunder, shall in each case be subject to the terms and conditions and entitled to the benefits of the Credit Agreement and (d) the terms and conditions of the Credit Agreement are hereby incorporated herein as though set forth herein in full and shall supersede any contrary provisions hereof.

        SECTION 5.    Notices.    All communications and notices hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by electronic communication or facsimile transmission as provided in Section 10.01 of the Credit Agreement.

        SECTION 6.    Binding Agreement: Assignments.

          (a)   This Agreement and the terms, covenants and conditions hereof shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that the Company and the Issuing Bank shall not be permitted to assign this Agreement or any interest herein without the prior written consent of the other parties to this Agreement other than as set forth in paragraph (b).

          (b)   The Issuing Bank may not assign its commitment to issue Letters of Credit hereunder without the consent of the Company and prior notice to the Administrative Agent. In the event of an assignment by the Issuing Bank of all its other interests, rights and obligations under the Credit Agreement, then the Issuing Bank's commitment to issue Letters of Credit hereunder in respect of the Credit Agreement shall terminate unless the Issuing Bank, the Company and the Administrative Agent otherwise agree.

        SECTION 7.    Applicable Law.    THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

        SECTION 8.    Survival of Agreement.    All covenants, agreements, representations and warranties made by the Company herein and in the certificates or other instruments prepared or delivered in connection with this Agreement shall be considered to have been relied upon by the Issuing Bank and shall survive the issuance by the Issuing Bank of the Letters of Credit and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any of the other Loan Documents or any Letter of Credit is outstanding and unpaid and so long as the Commitments have not been terminated.

        SECTION 9.    Severability.    Any provision of this Agreement or the Credit Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

        SECTION 10.    Counterparts.    This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

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        SECTION 11.    Interpretation.    To the extent that the terms and conditions of this Agreement conflict with the terms and conditions of the Credit Agreement, the terms and conditions of the Credit Agreement shall control.

        IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

MOLSON COORS BREWING COMPANY,
By
Name:
Title:
[ ], as Issuing Bank,
By
Name:
Title:
Accepted:
DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent,
By
Name:
Title:

Issuing Bank:

Issuing Bank's Address and Telecopy Number for Notice:

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Schedule I to the Issuing Bank Agreement

[                ], as a [US] [Canadian] Issuing Bank under the Credit Agreement

Time of Day by Which Notices Must Be Received:

Issuing Bank Fees:

Issuing Bank's Account for Payment of Issuing Bank Fees:

In addition, the following fees shall be payable under the terms of Section 2.11(b) of the Credit Agreement.

Opening Fee

Amendment Fee

Drawing Fee

Other fees specific to the Issuing Bank

Fax: [      ]

A notice requesting the issuance of a Letter of Credit must be received by the Issuing Bank by [                        ].

The fronting fee set forth in Section 2.11(b) of the Credit Agreement, which fee shall be equal to [                        ].

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